Exhibit 4.26

Confidential	Execution Version YIC/1001257491 €550m Facilities Agreement
Dated 7 December 2023

CADELER A/S

as Borrower

DNB BANK ASA
COÖPERATIEVE RABOBANK U.A.
CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

DANSKE BANK A/S
OVERSEA-CHINESE BANKING CORPORATION LIMITED
and
STANDARD CHARTERED BANK (SINGAPORE) LIMITED

as Mandated Lead Arrangers

and

SOCIETE GENERALE

as Arranger

with

DNB BANK ASA
as Agent

DNB BANK ASA
as Security Agent

DNB BANK ASA
as EIFO Agent

guaranteed by

WIND ORCA LIMITED

and

WIND OSPREY LIMITED

FACILITIES AGREEMENT for Senior Secured Green Facilities of up to €550,000,000

Contents

Clause		Page
Section 1 - Interpretation		1
1	Definitions and interpretation	1
Section 2 - The Facilities		2
2	The Facilities	2
3	Purpose	3
4	Conditions of Utilisation	3
Section 3 - Utilisation		6
5	Utilisation	6
6	Ancillary Facilities	9
Section 4 - Repayment, Prepayment and Cancellation		13
7	Repayment and reduction	13
8	Illegality, prepayment and cancellation	15
9	Restrictions	22
Section 5 - Costs of Utilisation		24
10	Interest	24
11	Interest Periods	26
12	Changes to the calculation of interest	27
13	Fees	28
Section 6 - Additional Payment Obligations		30
14	Tax gross-up and indemnities	30
15	Increased Costs	34
16	Other indemnities	35
17	Mitigation by the Lenders	38
18	Costs and expenses	39
Section 7 - Guarantee		41
19	Guarantee and indemnity	41
Section 8 - Representations, Undertakings and Events of Default		46
20	Representations	46
21	Information undertakings	53
22	Financial covenants	60
23	General undertakings	62
24	Upgrade period	68
25	Dealings with Ship	68
26	Condition and operation of Ship	74
27	Insurance	77
28	Minimum security value	81
29	Chartering Undertakings	84

30	Bank accounts	86
31	Business restrictions	87
32	Hedging Contracts	90
33	Events of Default	91
34	Position of Hedging Providers	96
Section 9 - Changes to Parties		98
35	Changes to the Lenders	98
36	Changes to the Obligors	103
Section 10 - The Finance Parties		107
37	Roles of Agent, Security Agent, EIFO Agent and Arranger	107
38	Trust and security matters	119
39	Enforcement of Transaction Security	124
40	Application of proceeds	125
41	Reference Banks	128
42	Finance Parties tax affairs	129
43	Finance Parties acting together	129
44	Sharing among the Finance Parties	130
Section 11 - Administration		132
45	Payment mechanics	132
46	Set-off	135
47	Notices	135
48	Calculations and certificates	137
49	Partial invalidity	138
50	Remedies and waivers	138
51	Amendments and waivers	138
52	Confidential Information	143
53	Confidentiality of Funding Rates and Reference Bank Quotations	146
54	Counterparts	147
55	Contractual recognition of bail-in	147
Section 12 - Governing Law and Enforcement		149
56	Governing law	149
57	Enforcement	149
Schedule 1 The original parties		150
Schedule 2 Ship information		161
Schedule 3 Conditions precedent		164
Part 1 Initial conditions precedent		164
Part 2 Conditions precedent to initial Utilisation		167
Part 3 Conditions Precedent to Facility C Utilisation		172
Part 4 Conditions Precedent for Additional Guarantors		174

Part 5 Conditions subsequent	176
Schedule 4 Utilisation Request	177
Schedule 5 Selection Notice	178
Schedule 6 Schedule of Repayment Amounts	179
Schedule 7 Form of Ancillary Lender Accession Letter	180
Schedule 8 Form of Hedging Provider Accession Letter	181
Schedule 9 Form of Accession Deed	182
Schedule 10 Form of Transfer Certificate	184
Schedule 11 Form of Compliance Certificate	187
Schedule 12 Form of Green Loan Compliance Certificate	188
Schedule 13 Form of Contracted Cash Flows Certificate	189
Schedule 14 Forms of Notifiable Debt Purchase Transaction Notice	190
Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	190
Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Borrower Affiliate	191
Schedule 15 EIFO Guarantee Policy – Environmental and social matters	192

THIS AGREEMENT is dated 7 December 2023 and made between:

(1)	CADELER A/S details of which are specified in Schedule 1 (The original parties) as borrower (the Borrower);
(2)	THE ENTITIES listed in Schedule 1 (The original parties) as guarantors (the Original Guarantors);
(3)

DNB BANK ASA, COÖPERATIEVE RABOBANK U.A., CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, DANSKE BANK A/S, OVERSEA-CHINESE BANKING CORPORATION LIMITED and STANDARD CHARTERED BANK (SINGAPORE) LIMITED as mandated lead arrangers and SOCIETE GENERALE as arranger (whether acting individually or together the Arrangers);

(4)	DNB BANK ASA as bookrunner and co-ordinator (the Bookrunner);
(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);
(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as hedging providers (the Original Hedging Providers);
(7)	DNB BANK ASA as agent of the other Finance Parties (other than the Security Agent) (the Agent);
(8)	DNB BANK ASA as EIFO agent of the Lenders (the EIFO Agent); and
(9)	DNB BANK ASA as security agent and trustee for the other Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1 -  Interpretation

1	Definitions and interpretation
1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Acceptable Bank means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of “A-” or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody's Investor Services Limited or a comparable rating from another internationally recognised credit rating agency; or

(b)any other bank or financial institution approved by the Majority Lenders and EIFO,

and which is approved by the Borrower.

Accession Deed means a document substantially in the form set out in Schedule 9 (Form of Accession Deed).

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 30 (Bank accounts).

Account Bank means, in relation to any Account, the bank or financial institution specified as such in Schedule 1 (The original parties), any Lender, or another bank or financial institution approved by the Majority Lenders and EIFO at the request of the Borrower.

Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.

Account Security means, in relation to an Account, a deed or other instrument executed by the relevant Account Holder(s) in favour of the Security Agent or any other Finance Party in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.

Acquisition Documents means the Business Combination Agreement, the Merger Agreement and any other document designated as an Acquisition Document by the Agent and the Borrower.

Active Facilities means the Active Facility A Facility, the Active Facility B Facility and the Active Facility C Facility.

Active Facility A Facility means, at any relevant time, such part of the Total Facility A Commitments (whether drawn or undrawn) as is then available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Facility A Commitments is not cancelled or reduced under this Agreement.

Active Facility B Facility means, at any relevant time, such part of the Total Facility B Commitments (whether drawn or undrawn) as is then available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Facility B Commitments is not cancelled or reduced under this Agreement.

Active Facility C Facility means, at any relevant time, such part of the Total Facility C Commitments (whether drawn or undrawn) as is then available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Facility C Commitments is not cancelled or reduced under this Agreement.

Active Revolving Facility means either the Active Facility A Facility or the Active Facility B Facility and Active Revolving Facilities means both of them.

Additional Guarantor means a legal entity which becomes or is to become a guarantor under this Agreement (on a joint and several basis with any other Guarantors) in accordance with, and defined as such in, clause 36.5 (Additional Guarantors) and Additional Guarantors means any or all of them.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 38.8 (Additional trustees).

Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Ancillary Facility Availability Period.

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum amounts in euro (or the equivalent in euro of any other currency) which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility in accordance with the terms of clause 6 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

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Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility.

Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with clause 6 (Ancillary Facilities) and Ancillary Facilities means all of them.

Ancillary Facility Availability Period means, in relation to an Ancillary Facility, the period starting on the first Utilisation Date and ending on the earlier of (a) the date falling one calendar month before its Final Repayment Date under this Agreement and (b) the date specified as such in the relevant Ancillary Facility.

Ancillary Lender means each Lender which makes available an Ancillary Facility in accordance with clause 6 (Ancillary Facilities) and each Lender Affiliate which accedes to this Agreement as an Ancillary Lender pursuant to clause 6.8 (Accession of Ancillary Lenders to this Agreement) and Ancillary Lenders means any or all of them.

Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in euro of the face amount of each guarantee, bond and letter of credit under that Ancillary Facility, as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Approved Flag State means Denmark, Japan (but only in relation to Ship D), Norway, the Republic of Cyprus, the Republic of Panama, the United Kingdom or any other flag state approved by the Majority Lenders.

Approved Shareholder means any legal entity (other than the Borrower) which:

(a)	is a wholly-owned direct or indirect Subsidiary of the Borrower; and
(b)	is incorporated, registered or formed under the laws of a jurisdiction in all respects acceptable to all the Lenders and EIFO.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Atlantis Equity Co means Atlantis Equityco Limited, a company incorporated under the laws of England and Wales with registered number 07964251.

Atlantis Investor Co means Atlantis Investorco Limited, a company incorporated under the laws of England and Wales with registered number 07964020.

Atlantis Mid Co means Atlantis Midco Limited, a company incorporated under the laws of England and Wales with registered number 07964404.

Auditors means EY Godkendt Revisionspartnerselskab or any other firm appointed by the Borrower to act as its or their statutory auditors.

Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.

Available Commitment means a Lender's Facility A Available Commitment, Facility B Available Commitment and Facility C Available Commitment.

Available Facility A Facility means the aggregate for the time being of all the Lenders' Facility A Available Commitments.

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Available Facility B Facility means the aggregate for the time being of all the Lenders' Facility B Available Commitments.

Available Facility C Facility means the aggregate for the time being of all the Lenders' Facility C Available Commitments.

Available Facility means any of the Available Facility A Facility, the Available Facility B Facility or the Available Facility C Facility.

Backstop Date means, in relation to an Existing Ship, the date identified as such in Schedule 2 (Ship information) or such other later date approved by the Lenders and EIFO resulting from any delay in the Scheduled Redelivery Date as a result of permissible delays under the relevant Upgrade Contract.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)

in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Bareboat Charter means, in relation to each Ship, a bareboat charter for that Ship between the relevant Owner as owner and a Bareboat Charterer as charterer and, in the case of Ship D only, a bareboat charter for that Ship between a Bareboat Charterer as owner and another Bareboat Charterer as charterer (being one of the Initial Bareboat Charters), in each case in the agreed form (and includes an Initial Bareboat Charter and a JV Bareboat Charter) and Bareboat Charters means any or all of them.

Bareboat Charterer means the Borrower or any other Group Member which becomes a bareboat charterer under a Bareboat Charter of a Ship pursuant to the terms of clause 25.8 (Chartering).

Basel Accords means the Basel II Accord, Basel III Accord and Reformed Basel III.

Basel Regulation means either a Basel II Regulation or a Basel III Regulation.

Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel Accords.

Basel II Regulation means:

(a)

any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or Reformed Basel III; and

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(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” including Reformed Basel III.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) and includes a CRR Increased Cost.

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Bermuda Subsidiary means Eneti (Bermuda) Limited, a company incorporated and existing under the laws of Bermuda with company number 202100071.

Borrower Affiliate means the Borrower, each of its Affiliates, any trust of which the Borrower or any of its Affiliates is a trustee, any partnership of which the Borrower or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Borrower or any of its Affiliates.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Business Combination Agreement means a business combination agreement dated 16 June 2023 by and among the Borrower and the Target as amended from time to time.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Oslo, Paris, Singapore and Copenhagen, and (in relation to any date for payment or purchase of euro) any TARGET Day.

BW Group means BW Altor Pte. Ltd. of the Republic of Singapore and its Subsidiaries from time to time.

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Change of Control occurs if, at any time and without the prior written approval of all the Lenders and EIFO:

(a)

any Guarantor ceases to be a wholly-owned (with the exception of the Target Guarantors and Permitted Reorganisation Subsidiaries which shall not be required to be wholly-owned at any time prior to the date falling 60 Business Days from the Closing Date (the Squeeze-out Date)) direct (or indirect in the case of a Target Guarantor or a Permitted Reorganisation Subsidiary provided that, prior to the Permitted Reorganisation, the Merger Subsidiary shall be a wholly-owned (with the exception of the period prior to the Squeeze-out Date) direct Subsidiary of the Borrower and following the Permitted Reorganisation, any of the Permitted Reorganisation Subsidiaries or Target Investor Co shall be a wholly-owned direct Subsidiary of the Borrower) Subsidiary of the Borrower, unless (subject to the proviso at the end of this definition) that Guarantor has become a wholly-owned direct Subsidiary of an Approved Shareholder; or

(b)

any Guarantor that (subject to the proviso at the end of this definition) has become a wholly-owned direct Subsidiary of an Approved Shareholder ceases to be a wholly-owned direct Subsidiary of that Approved Shareholder unless (subject to the proviso at the end of this definition) that Guarantor has become a wholly-owned direct Subsidiary of the Borrower or another Approved Shareholder; or

(c)	any Approved Shareholder that (subject to the proviso at the end of this definition) owns shares in a Guarantor ceases to be a wholly-owned direct or indirect Subsidiary of the Borrower; or
(d)

the Borrower ceases to have the right or ability to control the affairs, or the composition of the majority of the board of directors, of any Guarantor and/or any Bareboat Charterer, and/or any Approved Shareholder that (subject to the proviso at the end of this definition) owns shares in a Guarantor; or

(e)	any Bareboat Charterer ceases to be the Borrower or a direct or indirect (and wholly-owned, unless it is a Bareboat Charterer under a JV Bareboat Charter) Subsidiary of the Borrower; or
(f)

any person or group of persons acting in concert (other than Swire Pacific or the BW Group) hold legally and beneficially more than 25% of each of (i) the issued and outstanding share capital and/or (ii) the issued and outstanding voting share capital, of the Borrower,

Provided however that it shall not constitute a Change of Control under paragraph (a) or (b) above if all (but not part of) the shares in a Guarantor are transferred from the Borrower to an Approved Shareholder, or from an Approved Shareholder to another Approved Shareholder, provided that at the time of such transfer:

(i)

such Approved Shareholder has delivered to all Finance Parties and EIFO any “know your customer” and other similar documents as required by any of them and the relevant Finance Parties and EIFO are satisfied with the same and their relevant internal checks; and

(ii)

such Approved Shareholder becomes an Additional Guarantor pursuant to the terms of clause 36.5 (Additional Guarantors) and grants a Security Interest over the shares of the relevant Guarantor on terms materially similar to the relevant Share Security and in agreed form (which shall constitute Finance Documents), together with any documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in respect of such Security Interest and the Approved Shareholder; and

(iii)

the Parties have entered into such other amendments and documents (including any amendment to this Agreement) as the Agent (acting reasonably) may require in respect of the above matters (at the cost and expense of the Borrower); and

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(iv)

the entry by such Approved Shareholder into any of the above documents does not otherwise constitute an Event of Default nor would otherwise cause or result in an Event of Default (and the Borrower has confirmed the same in writing to the Agent).

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

Charter means, in relation to a Ship, any charter commitment in relation to that Ship (other than a Bareboat Charter), which is entered into during the Facility Period between (a) either the Owner or the Bareboat Charterer as disponent owner; and (b) any person (other than a Bareboat Charterer or any Group Member or any Affiliate of any of them) as charterer or counterparty of such Owner or (as applicable) such Bareboat Charterer thereunder, and which is capable of lasting in excess of 12 months (without taking into account any options to extend or renew contained therein), and Charters means all of them.

Charter Documents means, in relation to a Ship and a Charter of that Ship, that Charter, any documents supplementing it and any Charter Guarantee.

Charterer means, in relation to a Ship and a Charter of that Ship, the charterer or counterparty of the relevant Owner or Bareboat Charterer under that Charter.

Charter Guarantee means, in relation to a Ship and a Charter of that Ship, any guarantee or security given by any person for the relevant Charterer’s obligations under it.

Charter Guarantor means, in relation to a Ship and a Charter of that Ship, the guarantor or counterparty of the relevant Owner or Bareboat Charterer under the Charter Guarantee for that Charter.

Classification means, in relation to a Ship, an appropriate classification available to vessels of this type (being on the date of this Agreement the classification specified in respect of such Ship in Schedule 2 (Ship information)) with the relevant Classification Society selected by the Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information), Lloyd’s Register or Bureau Veritas or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.

Closing Date means the date of consummation of the Offer (as such term is defined in the Business Combination Agreement) (which, for the avoidance of doubt, requires that the Borrower obtains control of the Target as well as ownership of at least 50.01 per cent of the issued and outstanding shares of the Target on such date).

Code means the US Internal Revenue Code of 1986.

Commitment means, in relation to a Lender, its Facility A Commitment, its Facility B Commitment and its Facility C Commitment.

Compliance Certificate means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate) or otherwise approved.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to that term in the relevant Hedging Master Agreement.

Confidential Information means all information relating to an Obligor, the Group, the Transaction Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

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(a)	any Group Member or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 52 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Contracted Cash Flows means, at any relevant time, the Borrower’s total consolidated forward looking anticipated cash revenues from legally binding committed charter commitments for the Ships at such time (and adjusted on a full cash basis by excluding any part of the revenue already paid), excluding all options and conditional or contingent payments (other than being conditional on performance of the relevant Obligor’s or Group Member’s obligations under such charter commitments).

Contracted Cash Flows Certificate means a certificate substantially in the form set out in Schedule 13 (Form of Contracted Cash Flows Certificate) or as otherwise approved.

Contracted Cash Flows Limit shall have the meaning given to it in clause 8.11 (Loans in Excess of Contracted Cash Flows).

Contract Price means, in relation to an Existing Ship, the aggregate of the total contract price payable under each Upgrade Contract for such Existing Ship as such contract price may be varied from time to time pursuant to the terms of each Upgrade Contract for such Existing Ship (including by variation orders for equipment and/or by any liquidated damages unless such liquidated damages relate to delays in the redelivery of the relevant Existing Ship to the relevant Owner).

Contractors means, in relation to an Existing Ship, the Gusto Contractor and the Danish Contractor, and Contractor means any of them.

CRR means either CRR-EU or, as the context may require, CRR-UK.

CRR-EU means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

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CRR Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with the CRR (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

CRR-UK means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

Danish Contract means, the ship repair contract specified in Schedule 2 (Ship information) between the Danish Contractor and the Borrower relating to the Existing Ships.

Danish Contractor means, in relation to the Existing Ships, the person specified as such in Schedule 2 (Ship information).

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Declassification Date means the date on which the Agent (acting on the instructions of the Majority Lenders) and EIFO exercise their right to declassify the Facilities as "green facilities" in accordance with paragraph (a) of clause 23.17 (Declassification Event).

Declassification Event means:

(a)	if the Agent receives a Declassification Request from the Borrower;
(b)	the Borrower ceases to be in compliance with the Green Loan Criteria; or
(c)

failure by the Borrower to comply with the requirements of clause 21.16 (Green Loan Compliance Certificate and Green Loan Report), unless the failure to comply is capable of remedy and it is remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

Declassification Request means a notice signed by the Borrower requesting that the Facilities are no longer to be classified as “green facilities” for the purposes of the “Green Loan Provisions”. Such notice shall:

(a)	be signed by the Chief Executive Officer or the Chief Financial Officer of the Borrower;
(b)	state the proposed Declassification Date; and
(c)	set out in reasonable detail the green loan related information demonstrating why the Facilities should no longer be “green facilities”.

Deed of Covenant means, in relation to a Ship in respect of which the Mortgage is in account current form and where it is customary to grant a deed of covenant, a first deed of covenant in respect of such Ship by the relevant Owner in favour of the Security Agent in the agreed form.

Default means an Event of Default or any event or circumstance specified in clause 33 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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Defaulting Lender means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent.

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; or
(b)

a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price (and upon or immediately prior to such completion).

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for

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termination or variation of any charter commitment and contributions of any nature whatsoever in respect of general average (including all moneys payable to the Owner and/or a Bareboat Charterer of such Ship under any Charter, Charter Guarantee or Bareboat Charter of such Ship, respectively).

Earnings Account means any account with an Account Bank which is defined as such in any Account Security or which is designated as an "Earnings Account" under clause 30 (Bank accounts).

EBITDA has the meaning given to clause 22.2 (Financial definitions).

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EIFO means the Export and Investment Fund of Denmark, a state-owned enterprise having its registered office at Haifagade 3, 2150 Nordhavn, Denmark.

EIFO Agent means DNB Bank ASA or any other person who may be appointed as such under the Finance Documents.

EIFO Guarantee Policy means, in relation to the Existing Ships and the Facility C Loans, a guarantee policy issued by EIFO in favour of the EIFO Agent for and on behalf of the Facility C Lenders, setting out the terms and conditions of the buyer’s credit guarantee, issued or, as the context may require, to be issued by EIFO in favour of the Facility C Lenders, providing political and commercial risks’ cover and otherwise setting out the terms and conditions of its guarantee of an amount up to one hundred per cent (100%) of the Facility C Loans plus interest accruing thereon under the terms of this Agreement and certain other costs and expenses subject to its terms and conditions and on such terms and conditions acceptable to all the Facility C Lenders.

EIFO Fees means all of the upfront fees, commitment fees and premia (howsoever described) in respect of the Facility C Loans being payable or (as the context may require) paid to EIFO under the terms of the EIFO Guarantee Policy.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a Group Member.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)

any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

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EU Ship Recycling Regulation means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).

EURIBOR means, in relation to a Loan or any part of it and any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 a.m. (Brussels time) on the relevant Quotation Day for a period equal in length to the Interest Period of that Loan or relevant part of it or Unpaid Sum; or
(b)	as otherwise determined pursuant to clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

Event of Default means any event or circumstance specified as such in clause 33 (Events of Default).

Existing Facilities mean Existing Facility A and Existing Facility B.

Existing Facility A means a senior secured green revolving credit facility agreement for (originally) up to €185,000,000 revolving credit and guarantee facilities dated 29 June 2022 as amended by an amendment letter dated 4 October 2022, an amendment letter dated 29 November 2022 and an amendment agreement dated 16 June 2023 (and as further amended and restated from time to time) and entered into between, amongst others, Cadeler A/S as borrower and DNB Bank ASA as agent.

Existing Facility B means a credit agreement for up to $175,000,000 revolving credit, term and letter of credit facilities dated 31 March 2022 (as amended and restated from time to time) and entered into between, amongst others, Eneti Inc. as parent guarantor, Seajacks International Limited as borrower and DNB Capital LLC, Societe Generale, Citibank N.A., Credit Agricole Corporate and Investment Bank and Credit Industriel et Commercial as lenders.

Existing Ships means Ship A and Ship B and Existing Ship means any of them.

External Reviewer means S&P Global or any replacement external reviewer being a member firm of Deloitte, Ernst & Young Global Limited, KPMG International Limited, PricewaterhouseCoopers International Limited or DNV or any other person approved by the Majority Lenders as may be appointed from time to time by the Borrower, provided that any such replacement is:

(a)

an independent professional services firm, environmental consultancy firm or ratings agency which is regularly engaged in the application and monitoring of ESG standards and ESG calculation methodologies; and

(b)	not an Affiliate of an Obligor.

Facilities means Facility A, Facility B and Facility C and Facility means any of them.

Facility A means the €250,000,000 revolving credit facility made available by the Lenders with Facility A Commitments under this Agreement as described in clause 2.1 (Facility A).

Facility A Available Commitment means a Lender's Facility A Commitment, minus the amount of its participation in Facility A.

Facility A Commitment means:

(a)

in relation to an Original Lender, the amount set under its name opposite the heading “Facility A Commitment” in Schedule 1 (The original parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

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(b)	in relation to any other Lender, the amount of any Facility A Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Facility A Loans means the loans made or to be made under Facility A or (as the context may require) the outstanding principal amount of those loans and Facility A Loan means any of them.

Facility B means the €100,000,000 revolving credit facility made available by the Lenders with Facility B Commitments under this Agreement as described in clause 2.2 (Facility B).

Facility B Available Commitment means a Lender's Facility B Commitment, minus the amount of its participation in Facility B.

Facility B Commitment means:

(a)

in relation to an Original Lender, the amount set under its name opposite the heading “Facility B Commitment” in Schedule 1 (The original parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Facility B Loans means the loans made or to be made under Facility B or (as the context may require) the outstanding principal amount of those loans and Facility B Loan means any of them.

Facility C means the €100,000,000 term loan facility made available by the Lenders with Facility C Commitments under this Agreement as described in clause 2.3 (Facility C), in two (2) Facility C Loans.

Facility C Available Commitment means a Lender's Facility C Commitment, minus the amount of its participation in Facility C.

Facility C Lenders means each Lender with a Facility C Commitment and/or with a participation in a Facility C Loan.

Facility C Commitment means:

(a)

in relation to an Original Lender, the amount set under its name opposite the heading “Facility C Commitment” in Schedule 1 (The original parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility C Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Facility C Loan A means a borrowing of a part of the Total Facility C Commitments by the Borrower up to the Facility C Ship Commitment in respect of Ship A, which is to be made available in relation to Ship A, or (as the context may require) the outstanding principal amount of such borrowing.

Facility C Loan B means a borrowing of a part of the Total Facility C Commitments by the Borrower up to the Facility C Ship Commitment in respect of Ship B, which is to be made available in relation to Ship B, or (as the context may require) the outstanding principal amount of such borrowing.

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Facility C Loans means Facility C Loan A and Facility C Loan B and Facility C Loan means any of them.

Facility C Ship Commitment means, in relation to an Existing Ship, the amount specified as such in respect of such Existing Ship in Schedule 2 (Ship information), being a part of the Total Facility C Commitments, as cancelled or reduced pursuant to any provision of this Agreement.

Facility Office means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been irrevocably and unconditionally and discharged in full.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means any letters entered into between (a) any Finance Parties and (b) any Obligors by reference to this Agreement in relation to any fees payable to any Finance Parties and Fee Letter means any one of them.

Final Repayment Date means, subject to clause 45.7 (Business Days):

(a)	in respect of Facility A, the earlier of:
(i)	the date falling 60 Months after the Closing Date; and

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(ii)	31 December 2029,

or such later date as may be agreed by all the Lenders with Facility A Commitments;

(b)	in respect of Facility B, the earlier of:
(i)	the date falling 18 Months after the Closing Date; and
(ii)	30 June 2026,

or such later date as may be agreed by all the Lenders with Facility B Commitments;

(c)	in respect of each Facility C Loan, the earlier of:
(i)	the date falling 102 Months after the Closing Date; and
(ii)	30 June 2033,

or such later date as may be agreed by all the Lenders with Facility C Commitments and EIFO; or

(d)	in respect of each Ancillary Facility, the earlier of:
(i)	the date falling 60 Months after the Closing Date; and
(ii)	31 December 2029,

or such later date as may be agreed by the Ancillary Lender for that Ancillary Facility.

Finance Documents means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Green Loan Compliance Certificate, any Fee Letter, any Utilisation Request, any Quiet Enjoyment Agreement, the Security Documents, any Transfer Certificate, any Hedging Contracts, any Hedging Master Agreement and any other document designated as such by the Agent and the Borrower and shall, for the avoidance of doubt, exclude the EIFO Guarantee Policy.

Finance Party means the Agent, the Security Agent, any Arranger, the Bookrunner, the EIFO Agent, any Hedging Provider, a Lender or any Ancillary Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP);
(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that Treasury Transaction, that amount) shall be taken into account);

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(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the latest Final Repayment Date or are otherwise classified as borrowings under GAAP;
(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Year means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.

First Repayment Date means, in relation to a Facility C Loan and subject to clause 45.7 (Business Days), the earlier of (a) the date falling six Months after the Utilisation Date in respect of such Facility C Loan and (b) 30 September 2024.

Flag State means, in relation to a Ship (i) the Approved Flag State in which a Ship is registered on the date of this Agreement, (ii) any other Approved Flag State in which a Ship is or is to be registered at the request of the relevant Owner, subject to the provisions of paragraph (b) of clause 25.2 (Ship’s name and registration) or (iii) such other state or territory as may be approved by the Majority Lenders and EIFO at the request of the relevant Owner (such approval or, where such state or territory is not approved by the Majority Lenders and EIFO, such rejection, not to be unreasonably delayed), subject to the provisions of paragraph (b) of clause 25.2 (Ship’s name and registration) as being the “Flag State” of such Ship for the purposes of the Finance Documents.

Fleet Vessel means each Mortgaged Ship and any other vessel owned, operated, managed or crewed by any Group Member.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 12.4 (Cost of funds).

GAAP means generally accepted accounting principles in Denmark including (without limitation) international account standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

General Assignment means in relation to a Ship and each of the Owner and each Bareboat Charterer of such Ship, a first assignment of its interest in the Ship's Insurances, Earnings (including Earnings under any Charter and any Charter Guarantee for the Ship, if and to the extent it would not constitute a breach of the relevant Charter or Charter Guarantee (as applicable) for the Ship), Requisition Compensation and any Bareboat Charter for such Ship (to which an Owner or, in the case of Ship D and then only in the case of an Initial Bareboat Charter, a Bareboat Charterer is a party as disponent owner), one such assignment executed by the relevant Owner and each Bareboat Charterer of such Ship in favour of the Security Agent or any other Finance Party in the agreed form.

GLP or the Green Loan Principles means the Green Loan Principles together with the "Guidance on Green Loan Principles", published on 23 February 2023 by the Loan Market Association

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(LMA), the Loan Syndications and Trading Association (LSTA) and the Asia Pacific Loan Market Association (APLMA) and the accompanying guidance in force as at the date of this Agreement, as may be updated from time to time.

Green Assets means the Ships for as long as they qualify as "green project categories" as defined in the Green Finance Framework.

Green Finance Framework means the green finance framework dated December 2023 and prepared by the Borrower on sustainability reporting.

Green Finance Second Party Opinion means the green finance second party opinion dated 1 December 2023 and issued by the External Reviewer as the same may be updated or amended from time to time to confirm, inter alia, the alignment of the Green Finance Framework with the GLP.

Green Loan means the outstanding amount of the Loans until a Declassification Event occurs and is continuing.

Green Loan Compliance Certificate means a certificate substantially in the form set out in Schedule 12 (Form of Green Loan Compliance Certificate) delivered pursuant to clause 21.16 (Green Loan Compliance Certificate and Green Loan Report) (and it also includes a Pre-Utilisation Green Loan Compliance Certificate).

Green Loan Compliance Certificate Inaccuracy has the meaning given to it in clause 21.17 (Green Loan Compliance Certificate Inaccuracy).

Green Loan Criteria means, at any relevant time:

(a)

not more than 5% of the consolidated annual turnover of the Borrower (as shown in the then most recent audited annual financial statements of the Borrower delivered pursuant to clause 21.3 (Financial statements)) is derived from non-offshore renewable energy activities;

(b)

no part of the Borrower’s consolidated annual turnover (as shown in the then most recent audited annual financial statements of the Borrower delivered pursuant to clause 21.3 (Financial statements)) is derived from the commissioning of new or existing oil and gas installations; and

(c)

at least 95% of the consolidated capital expenditures of the Borrower (as shown in the then most recent audited annual financial statements of the Borrower delivered pursuant to clause 21.3 (Financial statements)) are related to “green project categories” as defined in the Green Finance Framework, save that for the purposes of a Pre-Utilisation Green Loan Compliance Certificate provided pursuant to clause 10.2(b) (Green Loan Margin Adjustment), paragraphs (a), (b) and (c) above shall be assessed on the basis of the Original Financial Statements.

Green Loan Information means all information which has been:

(a)	provided by or on behalf of a Group Member to a Finance Party; or
(b)	approved by any Group Member,

solely in connection with, and to the extent it relates to, any Green Loan Compliance Certificate or any Green Loan Report,

Green Loan Provisions means each of paragraph (g) of clause 20.8 (No misleading information), clause 21.16 (Green Loan Compliance Certificate and Green Loan Report) to clause 21.18 (Green Loan Information) (inclusive), 23.17 (Declassification Event) and 23.18 (Green Loan publicity).

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Green Loan Report has the meaning given to that term in clause 21.16 (Green Loan Compliance Certificate and Green Loan Report).

Group means the Borrower and its Subsidiaries for the time being and, for the purposes of clause 21.3 (Financial statements) and clause 22 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantee means the obligations of the Guarantors under clause 19 (Guarantee and indemnity).

Guarantor means:

(a)from the date of this Agreement up to the Closing Date, any of the Original Guarantors;

(b)	from (and including) the Closing Date and at all times thereafter, any of the Original Guarantors or the Target Guarantors,

and in each case, any other Additional Guarantor which has become a guarantor under this Agreement pursuant to clause 36.5 (Additional Guarantors) and Guarantors means any or all of them.

Gusto Contract means, in relation to an Existing Ship, the crane upgrade contract specified in Schedule 2 (Ship information) between the Gusto Contractor and the relevant Owner relating to the Upgrade of such Existing Ship.

Gusto Contractor means, in relation to an Existing Ship, the person specified as such in Schedule 2 (Ship information).

Hedging Contract means any Hedging Transaction between the Borrower and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Contract Security means a deed or other instrument by the Borrower in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.

Hedging Exposure means, as at any relevant date and in relation to any Hedging Provider, the aggregate of the amount certified by that Hedging Provider to the Agent to be the net amount in euro;

(a)

in relation to all Hedging Contracts with that Hedging Provider that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to that Hedging Provider in respect of such Hedging Contracts on the relevant date; and

(b)

in relation to all Hedging Contracts with that Hedging Provider that are continuing on the relevant date, that would be payable by the Borrower to that Hedging Provider under (and calculated in accordance with) the early termination provisions of such Hedging Contracts as if an Early Termination Date (as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrower and a Hedging Provider comprising an ISDA Master Agreement and the Schedule thereto in the agreed form for the purpose of entering into Treasury Transactions permitted pursuant to clause 32.2(d) (Hedging), being:

(a)	any Treasury Transaction entered into between the Borrower and a Hedging Provider in respect of interest rates and/or currency exchange rates under this Agreement; and

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(b)

any Treasury Transactions to cover the exposure to interest rate and/or currency exchange rate fluctuations of the Group or any Group Member (originally) entered into by the Borrower with an Original Hedging Provider (or Affiliate) prior to the date of this Agreement (and transferred, assigned, novated to, or otherwise substituted for by Treasury Transactions under, a Hedging Master Agreement on or before the first Utilisation Date).

Hedging Provider means:

(a)	any Original Hedging Provider; and
(b)	any entity which has become a Party as a Hedging Provider in accordance with clause 35.13 (Accession of Hedging Providers to this Agreement)

and Hedging Providers means any or all of them.

Hedging Provider Accession Letter means a document substantially in the form set out in Schedule 8 (Form of Hedging Provider Accession Letter).

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement and Hedging Transactions means any or all of them.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)administrative or technical error; or

(B)a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question

Increased Costs has the meaning given to that term in clause 15.1 (Increased costs).

Indemnified Person means:

(a)	each Finance Party, EIFO, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)	each Affiliate of those persons; and

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(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Initial Bareboat Charter means, in relation to each relevant Ship, the Bareboat Charter or, in the case of Ship D, Bareboat Charters for that Ship the details of which are provided in Schedule 2 (Ship information) under the relevant Ship and Initial Bareboat Charters means all of them.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

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(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment of Insurances in the form scheduled to any of the Ship's General Assignments or in another approved form.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship's Owner or the joint names of its Owner and any other person in respect of or in connection with such Ship and includes all benefits thereof (including the right to receive claims and to return of premiums), but it excludes loss of hire or Earnings insurances.

Interbank Market means the European interbank market.

Interest Period means, in relation to a Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.4 (Default interest).

Intermediate Subsidiaries means Atlantis Investor Co, Atlantis Equity Co and Atlantis Mid Co.

Interpolated Screen Rate means, in relation to EURIBOR for an Interest Period with respect to any Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. (Brussels time) on the relevant Quotation Day.

Inventory of Hazardous Material means, in relation to a Ship, a statement of compliance issued by the relevant Classification Society and which includes a list of any and all materials known to be potentially hazardous utilised in the construction of the Ship and which also may be referred to as a List of Hazardous Material.

JV Bareboat Charter means, in relation to each Ship, a bareboat charter for that Ship entered into pursuant to the terms of, and defined as such in, clause 25.8(c) (Chartering).

Last Availability Date means:

(a)	in relation to Facility A and each Facility A Loan, the date falling one calendar month before its Final Repayment Date;
(b)	in relation to Facility B and each Facility B Loan, the date falling one calendar month before its Final Repayment Date; or
(c)

in relation to Facility C and each Facility C Loan, the earlier of (a) the Utilisation Date of that Facility C Loan, (b) the date falling five (5) Business Days following the Redelivery Date for the relevant Existing Ship and (c) the Backstop Date for such Existing Ship, or, in each such case, such later date as may be approved by all the Lenders and, in the case of Facility C only, EIFO.

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Legal Opinion means any legal opinion delivered to the Agent and the Security Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;
(c)	the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	any of the Original Lenders; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with any provisions of this Agreement,

which in each case has not ceased to be a Party as Lender in accordance with the terms of this Agreement, and Lenders means all of them.

Loans mean the aggregate of all the Facility A Loans, the Facility B Loans and the Facility C Loans made or to be made under this Agreement or the principal amount outstanding of those loans and Loan shall mean any of them.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to any of the Ship's General Assignments or in another approved form.

Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT), claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship information) for such Ship or the equivalent in any other currency.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Management Agreement means, in relation to a Ship, the agreement between the relevant Owner or Bareboat Charterer (as applicable) and a Manager relating to the appointment of that Manager in respect of such Ship.

Manager means, in relation to each Ship, the Bareboat Charterer of such Ship (including where a separate Management Agreement has been entered into between the relevant Owner and the relevant Bareboat Charterer) from time to time as technical manager and commercial manager of

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such Ship, or another manager appointed by an Owner or Bareboat Charterer (as applicable) of the relevant Ship as the technical and/or commercial manager of such Ship in accordance with clause 25.4 (Manager).

Manager's Undertaking means in relation to a Ship, an undertaking by any manager of the Ship (other than where such manager is also the Bareboat Charterer of such Ship and a Guarantor) to the Security Agent in the agreed form, including pursuant to clause 25.4 (Manager).

Mandatory Declassification Event means a Declassification Event under paragraphs (b) and/or (c) of the definition of Declassification Event.

Margin means:

(a)	the following rate per annum in relation to each Facility, subject to paragraph (b) below:
(i)	in relation to Facility A, 2.35 per cent per annum;
(ii)

in relation to Facility B, 2.85 per cent per annum and provided that such rate shall increase by an amount of 0.25 per cent per annum at the end of each 3 month period (being 1 per cent per annum over each 12 month period) starting from the first 3 month period after the date falling 12 months after the Closing Date;

(iii)	in relation to Facility C, 0.95 per cent per annum; or
(b)	such other rate per annum as may be determined to be the Margin from time to time in accordance with the adjustment provisions of clause 10.2 (Green Loan Margin Adjustment).

Material Adverse Effect means a material adverse effect on:

(a)	the operations, property or condition (financial or otherwise) of the Obligors taken as a whole; or
(b)	the ability of an Obligor to perform its obligations under any of the Finance Documents; or
(c)

the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any of the rights or remedies of any Finance Party under any of the Finance Documents.

Measurement Period has the meaning given to that term in clause 22.2 (Financial definitions).

Merger means the Borrower’s planned combination with the Target pursuant to a share exchange and through the merger of the Target with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity, upon which (a) the Borrower obtains ownership of the majority of shares and control of the Target and (b) Target Investor Co and its Subsidiaries at the time will each become wholly-owned Subsidiaries of the Borrower and part of the Group, as contemplated pursuant to the Business Combination Agreement.

Merger Agreement means an agreement and plan of merger entered into or to be entered into by and among Merger Subsidiary and the Target as amended from time to time.

Merger Subsidiary means Wind MI Ltd, a company incorporated and existing under the laws of the Republic of the Marshall Islands with company number 122861.

Minimum Bareboat Charter Hire means, in relation to a Ship, its Owner, and a Bareboat Charter relevant to it, an amount which, for the entire tenor of that Bareboat Charter is, in the reasonable opinion of all the Lenders, sufficient:

(a)	to allow the Owner of such Ship to pay when they fall due any and all costs and expenses (including operating costs and expenses) of the Ship which are for the account of that

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Owner under the terms of the Bareboat Charter, including any and all maintenance, management, drydocking, insurance, general and administrative costs, expenses, indemnities and any and all other costs, expenses and Taxes of the Owner in connection with its own and the Ship’s administration, operation, corporate existence, ownership of assets and taxation (as applicable); and

(b)	to allow for an additional amount of 10% of all the above sums under paragraph (a) at any given time as contingency for additional payments which the Owner may have to make,

in each case, as any such amounts may fall due during the entire tenor of that Bareboat Charter or are otherwise connected with that Bareboat Charter and provided that the charter hire under a Bareboat Charter shall not at any time exceed the maximum amount permitted by transfer pricing regulations applicable to the relevant Bareboat Charterer and/or Owner.

Minimum Value means, at any time, the amount in euro which is at that time 150 per cent (or, at any time prior to the Redelivery of both Existing Ships, 120 per cent) of the amount which is the sum of:

(a)

the aggregate of (i) the Loans outstanding and (ii) the Ancillary Outstandings under all the Ancillary Facilities (with the exception of any Ancillary Outstandings which have been utilised for the purpose of the operation and/or trading of the Newbuild Ships or any of them);

minus

(b)

the value of any additional security then held by the Security Agent or any other Finance Party provided pursuant to clause 28.13 (Security shortfall) in the form of cash deposit in euros (but always subject to clause 28.14 (Creation of additional security));

minus

(c)

in relation to any Mortgaged Ship which has become a Total Loss but whose Disposal Repayment Date has not then occurred, such part of the Loans as will be required to be prepaid upon such Disposal Repayment Date under clause 8.8 (Sale or Total Loss).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Mortgage means, in relation to a Ship, a first priority or (as the case may be) first preferred mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent or any other Finance Party.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

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Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

Newbuild Ships means the following ships owned or to be purchased by Group Members:

(a)	the ship with hull number N1063 and currently under construction by COSCO Shipping (Qidong) Offshore Co., Ltd.;
(b)	the ship with hull number N1064 and currently under construction by COSCO Shipping (Qidong) Offshore Co., Ltd.;
(c)	the ship with hull number 1130 and currently under construction by COSCO Shipping (Qidong) Offshore Co., Ltd.; and
(d)	the ship with hull number 1131 and currently under construction by COSCO Shipping (Qidong) Offshore Co., Ltd.

New Lender has the meaning given to that term in clause 35 (Changes to the Lenders).

Notifiable Debt Purchase Transaction has the meaning given to that term in clause 36.3 (Disenfranchisement of Debt Purchase Transactions entered into by Borrower Affiliates).

Obligors means the Borrower, the Guarantors, Atlantis Mid Co and any Manager (with the exception of any Manager who is not a Group Member), and Obligor means any one of them.

Original Account Security means the Account Security in relation to the Account of each Original Guarantor.

Obligors' Agent means the Borrower.

Original Financial Statements means the audited consolidated financial statements of the Borrower for its Financial Year ended 31 December 2022, the audited consolidated financial statements of the Target for its Financial Year ended 31 December 2022, the unaudited consolidated financial statements of the Borrower for the financial half year ended 30 June 2023 and the unaudited consolidated financial statements of the Target for the financial half year ended 30 June 2023.

Original Guarantors means the Original Owners.

Original Obligors means the Obligors as at the date of this Agreement.

Original Owner means, in relation to each of Ship A and Ship B, the person specified against the name of that Ship as its “Owner” in Schedule 2 (Ship information) and Original Owners means all of them.

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party.

Original Schedule of Repayment Amounts means Schedule 6 to this Agreement.

Original Share Security means the Share Security in relation to the shares of each Original Guarantor.

Original Security Documents means:

(a)	the Mortgages over each of the Ships;

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(b)	the Deeds of Covenant in relation to each of the Ships in respect of which the Mortgage is in account current form and where it is customary to grant a deed of covenant;
(c)	the General Assignments in relation to each of the Ships, one by each Owner and each Bareboat Charterer of each Ship;
(d)	the Share Security in relation to each Guarantor;
(e)	the Account Security in relation to each Account;
(f)	the Hedging Contract Security;
(g)	any Subordination Deed; and
(h)	any Manager’s Undertaking.

Owner means:

(a)from the date of this Agreement up to the Closing Date, any of the Original Owners; and

(b)	from (and including) the Closing Date and at all times thereafter, any of the Original Owners or the Target Owners,

and in each case, Owners means any or all of them.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Distribution means a dividend or other distribution (in cash or in kind) made by the Borrower in respect of a prior Financial Year provided that the Borrower confirms to the Finance Parties by submitting a written certificate signed by its Chief Financial Officer or its Chief Executive Officer, that:

(a)

the dividend or other distribution constitutes no more than 50% of the Borrower’s consolidated net profit for such prior Financial Year, as the same is shown in the then latest Annual Financial Statements (as defined in clause 21 (Information undertakings)) for the Measurement Period corresponding to such Financial Year; and

(b)	the financial covenants under clause 22 (Financial Covenants) forecasted and calculated on a pro forma basis for the 12 month period starting on the date of the certificate will be complied with.

Permitted Maritime Liens means, in relation to any Mortgaged Ship:

(a)	unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount for such Ship;
(b)	any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading;
(c)	any lien for master’s disbursements incurred in the ordinary course of trading;
(d)	any lien on the Ship for salvage; and
(e)	any liens arising on the Ship by operation of law in the ordinary course of trading provided they secure obligations not more than 30 days overdue.

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Permitted Reorganisation means the reorganisation of the Merger Subsidiary and its Subsidiaries following the Closing Date, upon the completion of which each of the following shall have occurred:

(a)

each of the Merger Subsidiary and the Bermuda Subsidiary shall be dissolved or otherwise cease to be a Group Member or, alternatively, become an Additional Guarantor in accordance with the terms of this Agreement; and

(b)	each of the Intermediate Subsidiaries shall be dissolved or otherwise cease to be a Group Member, or, alternatively, become an Additional Guarantor in accordance with the terms of this Agreement; and
(c)	Target Investor Co shall become a direct wholly-owned Subsidiary of the Borrower or of an Additional Guarantor; and
(d)	each Target Subsidiary Guarantor shall become a direct (or indirect in the case of Seajacks 3 Japan LLC) wholly-owned Subsidiary of Target Investor Co.

Permitted Reorganisation Subsidiary mean the Merger Subsidiary, the Bermuda Subsidiary or any of the Intermediate Subsidiaries.

Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or
(b)	a Permitted Maritime Lien; or
(c)	approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

Pre-Utilisation Green Loan Compliance Certificate means a Green Loan Compliance Certificate to be provided pursuant to paragraph (b) of clause 10.2 (Green Loan Margin Adjustment) in such form similar to that of Schedule 12 (Form of Green Loan Compliance Certificate) (but adjusted to take into account the Green Loan Criteria as applicable to the Pre-Utilisation Green Loan Compliance Certificate) as is acceptable to the Agent (acting reasonably).

Quasi-Security has the meaning given to that term in clause 31.2 (General negative pledge).

Quiet Enjoyment Agreement means, in relation to a Ship, a letter by the Security Agent addressed to, and acknowledged by, a charterer of that Ship (other than a Bareboat Charterer) in the agreed form.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.

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Redelivery Date means, in relation to an Existing Ship, the date on which its Redelivery occurs.

Redelivery means, in relation to an Existing Ship, the redelivery of the Existing Ship by the Gusto Contractor and acceptance of the Existing Ship by the relevant Owner under the relevant Gusto Contract with the relevant Upgrade and other works and services completed thereunder, subject to all works and services under the Danish Contract in respect of that Ship having been completed.

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank under any Finance Document.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Reference Banks means, in relation to EURIBOR, such entities as may be appointed by the Agent in consultation with the Borrower.

Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner's title to such Ship and the relevant Mortgage and, if applicable, the relevant Deed of Covenant, under the laws of its Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means, subject to clause 45.7 (Business Days) and in respect of a Facility C Loan:

(a)	the First Repayment Date for such Facility C Loan;
(b)	each of the dates falling at intervals of three Months thereafter up to but not including the Final Repayment Date for such Facility C Loan; and
(c)	the Final Repayment Date for such Facility C Loan.

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Repeating Representations means each of the representations set out in clauses 20.2 (Status) to 20.7 (Governing law and enforcement), 20.8(b) and 20.8(e) (No misleading information), 20.9(a) to 20.9(c) (Original Financial Statements), 20.10 (Pari passu ranking), 20.11 (Ranking and effectiveness of security), 20.22 (Anti-corruption law) and 20.23 (Security and Financial Indebtedness).

Replacement Schedule of Repayment Amounts means any replacement Schedule of Repayment Amounts calculated by the Agent in accordance with clause 7 (Repayment and reduction).

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or
(b)	located in or incorporated under the laws of any Sanctioned Country;
(c)

directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit, of a person referred to in paragraphs (a) and/or (to the extent relevant under Sanctions) (b) above; or

(d)	otherwise, or will become with the expiry of any period of time, subject to Sanctions.

Revolving Facility means either Facility A or Facility B and Revolving Facilities means both of them.

Revolving Loan means a loan made or to be made under Facility A or Facility B or (as the context may require) the outstanding principal amount of that loan and Revolving Loans means all of them.

Rollover Loan means one or more Revolving Loans under a Revolving Facility:

(a)	made or to be made on the same day that a maturing Revolving Loan under that Revolving Facility is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the maturing Revolving Loan under that Revolving Facility; and
(c)	made or to be made for the purpose of refinancing a maturing Revolving Loan under that Revolving Facility.

Sanctioned Country means a country or territory whose government is the target of, or that is subject to, comprehensive country-wide or territory-wide Sanctions (including, as at the date of this Agreement, Cuba, Syria, Iran, North Korea and Crimea as well as the Donetsk, Luhansk, Zaporizhzhia and Kherson regions of Ukraine).

Sanctions means any applicable (to any Obligor, Group Member, each of their directors, officers and employees and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes or other restrictive measures enacted or enforced by a Sanctions Authority.

Sanctions Advisory means the sanctions advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury,

29

Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

Sanctions Authority means the Norwegian State, the United Nations, the European Union, each of the present or future Member States of the European Union, the United Kingdom, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority, and the respective governmental institutions and agencies of the foregoing, including but not limited to, His Majesty’s Treasury (HMT), the Office of Foreign Assets Control of the US department of Treasury (OFAC), the United States Department of State, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions and any governmental authority with jurisdiction over an Obligor.

Sanctions List means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority;
(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, as amended, supplemented or replaced from time to time; and/or
(c)	any similar list maintained by, or any public announcement of Sanctions designation made by, any Sanctions Authority.

Scheduled Redelivery Date means, in respect of an Existing Ship, the date referred to in Schedule 2 (Ship information) under such Existing Ship, being the estimated date for Redelivery of the relevant Existing Ship under the Gusto Contract for that Existing Ship as at the date of this Agreement.

Schedule of Repayments Amounts means the Original Schedule of Repayment Amounts or, as the case may be, a Replacement Schedule of Repayment Amounts.

Screen Rate means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

Seajacks Japan means Seajacks Japan LLC, a limited liability corporation formed under the laws of Japan with registered number 0100-01-153825.

Seajacks UK means Seajacks UK Limited, a company incorporated under the laws of England and Wales with registered number 06106237.

Secured Obligations means all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents and the Ancillary Documents.

Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointment under clause 38.8 (Additional trustees).

Security Documents means:

(a)	the Original Security Documents;
(b)	any other document (other than the EIFO Guarantee Policy) as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

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Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)

all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Finance Parties; and

(c)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Security Value means, at any time, the amount in euro which, at that time, is the aggregate of:

(a)

the aggregate of the values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Mortgaged Ships which have not then become a Total Loss; and

(b)	the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 28 (Minimum security value),

in each case as most recently determined in accordance with this Agreement (but excluding the value of any additional security then held by the Security Agent or any other Finance Party provided pursuant to clause 28.13 (Security shortfall) in the form of cash deposits in euro).

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 11 (Interest Periods).

Separate Loan has the meaning given to that term in clause 7.1 (Repayment and reduction of Facilities).

Share Security means, in relation to each Guarantor, the document constituting a first Security Interest by the person(s) described as its shareholder(s) in Schedule 2 (Ship information) (and in any other case, by the persons being its shareholder(s)) in favour of the Security Agent or any other Finance Party in the agreed form in respect of all of the shares in such Guarantor.

Ship A means the ship described as such in Schedule 2 (Ship information).

Ship B means the ship described as such in Schedule 2 (Ship information).

Ship C means the ship described as such in Schedule 2 (Ship information).

Ship D means the ship described as such in Schedule 2 (Ship information).

Ship means:

(a)from the date of this Agreement up to the Closing Date, any of Ship A and Ship B; and

(b)	from (and including) the Closing Date and at all times thereafter, any of Ship A, Ship B, Ship C and Ship D,

and in each case, Ships means any or all of them.

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Ship Representations means each of the representations and warranties set out in clauses 20.34 (Ship status) and 20.35 (Ship's employment).

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

Subordination Deed means, in respect of any Financial Indebtedness owing from any Owner to any other Group Member, a subordination deed in an agreed form between (inter alios) the Security Agent and the lender and borrower of the relevant Financial Indebtedness providing (inter alia) that:

(a)	such Financial Indebtedness is in all respects subject and subordinate to all amounts owing to the Finance Parties under the Finance Documents; and
(b)

if and for as long as an Event of Default is continuing, the lender of such Financial Indebtedness will not be entitled to demand payment or make any claim in respect of the same, whether for principal, interest or any other amounts in connection with the same;

(c)

such Financial Indebtedness, all contracts and agreements in which it is documented and all rights of the lenders of such Financial Indebtedness arising from such contracts or agreements or in connection with such Financial Indebtedness are assigned and/or pledged in favour of the Security Agent; and

(d)

the lender of such Financial Indebtedness owing by the relevant Owner will procure and agree to the full release, discharge and forgiveness of such Financial Indebtedness if any Finance Party has exercised any remedies or rights (or attempted to do so) under any Share Security over the shares in the relevant Owner.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent,

and a person is a "wholly-owned Subsidiary" of another person if it has no members except that other person and that other person's wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

Swire Pacific means Swire Pacific Limited of 33/F, One Pacific Place, 88 Queensway, the HKSAR, China and its Subsidiaries from time to time.

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

Target Account Security means the Account Security in relation to the Accounts of each Target Guarantor.

TARGET Day means any day on which T2 is open for the settlement of payments in euro.

Target Investor Co means Seajacks International Limited, a company incorporated under the laws of England and Wales with registered number 07964749.

Target means Eneti Inc., a corporation under the laws of the Republic of the Marshall Islands with registered number 60299.

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Target Guarantors means Target Investor Co and each Target Subsidiary Guarantor and Target Guarantor means any of them.

Target Owner means, in relation to each of Ship C and Ship D, the person specified against the name of that Ship as its “Owner” in Schedule 2 (Ship information) and Target Owners means all of them.

Target Share Security means the Share Security in relation to the shares of each Target Guarantor.

Target Subsidiary Guarantors means the Target Owners, Seajacks UK and Seajacks Japan and Target Subsidiary Guarantor means any of them.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Total Ancillary Facilities Amount means €100,000,000.

Total Commitments means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being €450,000,000 at the date of this Agreement.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being €250,000,000 at the date of this Agreement.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being €100,000,000 at the date of this Agreement.

Total Facility C Commitments means the aggregate of the Facility C Commitments, being €100,000,000 at the date of this Agreement.

Total Facility Commitments means the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments and Total Facility Commitment shall mean any of them.

Total Loss means, in relation to a vessel, its:

(a)	actual, constructive, compromised, agreed or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than 90 days.

Total Loss Date means, in relation to the Total Loss of a vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the vessel is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;

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(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)	in the case of hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date; and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transaction Document means:

(a)	each Upgrade Contract Document for a Ship;
(b)	each Bareboat Charter for a Ship;
(c)	each Charter Document for a Ship;
(d)	each of the Acquisition Documents; and
(e)	each of the Finance Documents.

Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 10 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Upgrade means, in relation to an Existing Ship, the replacement of the existing main crane on such Existing Ship with a new main crane to have specifications matching those of new build vessels for wind turbine generators and foundation installation in offshore wind.

Upgrade Contracts means, in relation to an Existing Ship:

(a)	the relevant Gusto Contract; and
(b)	the relevant Danish Contract,

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and Upgrade Contract means any of them.

Upgrade Contract Documents means, in relation to an Existing Ship, each Upgrade Contract in respect of that Existing Ship and any guarantee or security given by any person to the relevant Owner for the Contractor’s obligations under any such Upgrade Contract and Upgrade Contract Document means any of them.

US means the United States of America.

Utilisation means the making of a Loan.

Utilisation Date means the date on which a Utilisation is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

Voluntary Declassification Event means a Declassification Event under paragraph (a) of the definition of Declassification Event.

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

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1.2	Construction
(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)

a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day are to Central European time (CET);
(v)	any person includes its successors in title, permitted assignees or transferees;
(vi)	shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;
(vii)

two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interest in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;

(viii)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form;
(B)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(ix)

approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as the Agent (acting on the instructions of the Majority Lenders) may impose) and approval and approve shall be construed accordingly;

(x)	assets includes present and future properties, revenues and rights of every description;
(xi)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;
(xii)

charter commitment means, in relation to a vessel, any charter or other contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any contract of affreightment or any contract for services relating to that vessel and any agreement for pooling or sharing income derived from any such charter or other contract;

(xiii)	control of an entity means:

36

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital), and controlled shall be construed accordingly;

(xiv)

the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xv)

the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11.00 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(xvi)	a government entity means any government, state or agency of a state;
(xvii)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;
(xviii)

a guarantee means (other than in clause 19 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xx)	an obligation means any duty, obligation or liability of any kind;
(xxi)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxii)	pay, prepay or repay in clause 31 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

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(xxiii)

a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partner ship or other entity (whether or not having separate legal personality);

(xxiv)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel Regulation which is applicable to that Lender;

(xxv)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxvi)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxvii)

(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxviii) a provision of law is a reference to that provision as amended or re-enacted from time to time.

(b)

The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)

Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	The Borrower providing cash cover for an Ancillary Facility means the Borrower paying an amount in the currency of the Ancillary Facility to an account and the following conditions being met:
(i)	either:
(A)

the account is in the name of the Borrower and is with the Ancillary Lender for which that cash cover is to be provided and, until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; or

(B)	the account is in the name of the Ancillary Lender for which that cash cover is to be provided; and

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(ii)

the Borrower has executed documentation in form and substance satisfactory to the Finance Party for which that cash cover is to be provided, creating a first ranking security interest or other collateral arrangement, in respect of the amount of that cash cover.

(g)	A Default (other than an Event of Default) is continuing if it has not been remedied (if capable of being remedied) or waived and an Event of Default is continuing if it has not been waived.
(h)

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

(i)	The Borrower repaying or prepaying Ancillary Outstandings means:
(i)	the Borrower providing cash cover in respect of the Ancillary Outstandings;
(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or
(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(j)	An amount borrowed includes any amount utilised under an Ancillary Facility.
1.3	Currency symbols and definitions
(a)	€, EUR and euro denote the lawful currency of the Participating Member States.
(b)	dollar, $ and USD mean the lawful currency of the United States of America;
1.4	Third party rights
(a)

Except for a provision expressed to be in favour of EIFO, rights expressed to be for the benefit of or exercisable by EIFO under a Finance Document or, unless expressly provided to the contrary in a Finance Document, a provision expressed to be for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)

Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement, including in respect of EIFO and without prejudice to the provisions of the EIFO Guarantee Policy).

(c)

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

(d)

Each party agrees that (i) EIFO shall not have any obligations or liabilities under this Agreement unless and until it becomes a Lender in accordance with the terms of this Agreement and (ii) this Agreement may not be amended to limit, modify or eliminate any rights of EIFO without its prior written consent.

1.5	Finance Documents

Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or

39

any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents
(a)

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

(b)

In case of any conflict between any provision of a Finance Document and the EIFO Guarantee Policy, the provisions of the EIFO Guarantee Policy shall, as between the Finance Parties and EIFO, prevail, and to the extent of such conflict or inconsistency, none of the Finance Parties shall assert to EIFO the terms of the relevant Finance Documents.

1.7	Independence of the Finance Documents

Each Obligor acknowledges that its obligations under the Finance Documents:

(a)	are independent and separate from each Upgrade Contract and any other document or agreement (other than any Finance Document);
(b)

are not subject to, or dependent upon, the execution or performance by any Contractor or any other person of its obligations under any Upgrade Contract or any other document, contract or arrangement related to it; and

(c)	will not be affected or discharged by:
(i)	any matter affecting any Contractor or any other person or any Upgrade Contract or any other document, contract or arrangement related to them;
(ii)

non-performance, breach, frustration or invalidity of, or the destruction, non-completion or non-functioning of any of the goods and services to be supplied, or rendered, under, any Upgrade Contract or any other document, contract or arrangement related to it;

(iii)

any dispute under any Upgrade Contract or any other document, contract or arrangement related to it, or any claim which the Borrower, any Contractor or any other person may have against, or consider that it has against or any other person under or in relation to any Upgrade Contract or any other document, contract or arrangement related to it;

(iv)

any administration, bankruptcy, insolvency, liquidation or similar proceedings commenced against the Contractor or any other person party to any Export Contract, or being applicable to any transactions contemplated thereunder, or any Exporter or any other person party to any Upgrade Contract or any transactions contemplated thereunder being insolvent; or

(v)	any unenforceability, illegality or invalidity of any obligation of any Contractor or any other person under any Upgrade Contract or any other document, contract or arrangement related thereto.

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Section 2 - The Facilities

2	The Facilities
2.1	Facility A

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Facility A Commitments.

2.2	Facility B

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Facility B Commitments.

2.3	Facility C

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.4	Finance Parties' rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any Loan (or any relevant part of it) or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)

A Finance Party may, except as specifically provided in the Finance Documents (including clause 43 (Finance Parties acting together)), separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligors’ Agent
(a)

Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments,

supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3	Purpose
3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facilities in accordance with this clause 3.

3.2	Use
(a)

Facility A shall be made available to the Borrower initially for the purpose of assisting the Borrower to refinance the Existing Facilities in full, and, following the full refinancing of the Existing Facilities, for general corporate and working capital purposes of the Group, including, if necessary, capital required in relation to the Merger, and, in the case of Rollover Loans under Facility A, to repay maturing Facility A Loans under Facility A.

(b)

Facility B shall be made available to the Borrower for general corporate and working capital purposes of the Group, including, if necessary, capital required in relation to the Merger, and, in the case of Rollover Loans under Facility B, to repay maturing Facility B Loans under Facility B.

(c)

The Facility C Ship Commitment for each Existing Ship shall be made available to the Borrower solely for the purpose of assisting the relevant Owner to finance (or refinance) part of the Contract Price for that Existing Ship including such part falling due on its Redelivery by paying the same to the relevant Contractor or, if and to the extent that there is a surplus after such payment to the Contractor because the Facility C Ship Commitment (and the Facility C Loan) for such Existing Ship is more than the part of the Contract Price which it is intended to finance on its Redelivery, the balance shall be paid to the Borrower or its order.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent.

4.2	Conditions precedent to first Utilisation and Facility C Utilisations
(a)	No Commitment may be drawn down under this Agreement unless, on or before the first Utilisation under this Agreement, the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent.

(b)

Without prejudice to the requirements of paragraph (a) above, the Facility C Ship Commitment in respect of an Existing Ship may not be borrowed under this Agreement unless, on or before the Utilisation of such Facility C Loan, the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 3 of Schedule 3 (Conditions precedent) in relation to such Existing Ship in form and substance satisfactory to the Agent.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation):

(a)	in respect of a Loan which is not a Rollover Loan, if:
(i)	on the date of each Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;
(ii)	in relation to:
(A)

the first Utilisation under Facility A and Facility B, on the date of the relevant Utilisation Request and on the applicable Utilisation Date, all of the representations set out in clause 20 (Representations) are true in all material respects;

(B)	each Utilisation under Facility A and Facility B (other than as per paragraph (A) above), the Repeating Representations are true in all material respects; and
(C)

each Utilisation under Facility C, on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 20 (Representations) (except the representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17 (Other Tax matters) and clause 20.28 (No adverse consequences)) are true in all material respects;

(iii)

no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the Agent nor any Lender shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the Majority Lenders) shall determine, have had or could reasonably be expected to have, a Material Adverse Effect; and

(iv)	in relation to a Facility C Loan only, neither the Agent nor the EIFO Agent has received any notice from EIFO:
(A)	requesting the Lenders or any other Finance Party to suspend the Utilisation of Facility C; or
(B)	that the relevant Utilisation would not be covered by the EIFO Guarantee Policy; or
(b)	in respect of a Rollover Loan, if:
(i)	on the date of each Utilisation Request and on the proposed Utilisation Date, no Event of Default is continuing or would result from the proposed Utilisation; and
(ii)	in relation to each Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date, all of the Repeating Representations are true in all material respects; or

(c)	in respect of any Loan or any Rollover Loan, if:
(i)	the Security Value is not less than the Minimum Value on the relevant Utilisation Date or would not be as a result of such Utilisation; or
(ii)

the outstanding amount of the Loans does not exceed the Contracted Cash Flows Limit as shown in the latest Contracted Cash Flows Certificate provided pursuant to clause 21.4 (Provision and contents of Compliance Certificate and Contracted Cash Flows Certificate) as at the relevant Utilisation Date or would exceed it as a result of such Utilisation.

4.4	Conditions subsequent

The Borrower shall, as soon as practicable after the date of this Agreement and in any event within the time period stated in Part 5 of Schedule 3 (Conditions precedent), deliver to the Agent all of the documents and evidence listed in Part 5 of Schedule 3 (Conditions precedent), in form and substance satisfactory to the Agent.

4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions:

(a)	in the case of a Utilisation under Facility A or Facility B, by the Agent acting on the instructions of the Majority Lenders; or.
(b)	in the case of a Utilisation under Facility C, by the Agent acting on the instructions of all the Facility C Lenders and EIFO.

Section 3 - Utilisation

5	Utilisation
5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facilities by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 a.m. (Oslo time) three Business Days before the proposed Utilisation Date (and in relation to the first Utilisation of the Facilities only, not later than 5:00 p.m. (Oslo time) two Business Days before the proposed Utilisation Date) (or such later date before the proposed Utilisation Date as may be approved by all the Lenders).

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	in relation to a Utilisation under Facility C, it identifies the Facility C Ship Commitment, the Facility C Loan and the Existing Ship to which it relates;
(iii)	the proposed Utilisation Date in respect of a Loan under a Facility is a Business Day falling not later than the Last Availability Date for that Loan;
(iv)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(v)	the proposed Interest Period complies with clause 11 (Interest Periods); and
(vi)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
(b)	Only one Loan in respect of each Facility may be requested in each Utilisation Request.
(c)	The Facility C Ship Commitment for an Existing Ship may only be borrowed in one Facility C Loan and only one Facility C Loan may be requested in respect of each Facility C Ship Commitment.
(d)

The Borrower may not deliver a Utilisation Request if, at the time of the proposed Utilisation, more than five (5) Revolving Loans would be outstanding under the same Revolving Facility. Any Separate Loan shall not be taken into account in this paragraph (d).

(e)	The Borrower may not deliver a Utilisation Request under Facility C unless, at the time of the proposed Utilisation, at least one (1) Revolving Loan has been previously utilised.
(f)

The Borrower may not deliver a Utilisation Request under Facility C unless the amount of the Active Revolving Facilities is and will be equal to or higher than the aggregate amount of the outstanding Loans under Facility C and the Available Facility C Facility prior to and immediately following the proposed Utilisation Date.

5.3	Currency and amount
(a)

The currency specified in a Utilisation Request must be euro but the Borrower may request that, forthwith upon the relevant Utilisation and before disbursement by the Agent at a currency exchange rate and in such manner as is agreed between the Agent and the Borrower and at the cost and expense of the Borrower, a Loan or part thereof be converted from euro to USD by the Agent.

(b)	The total amount available and advanced under the Facilities shall not exceed the Total Commitments.
(c)	The total amount available and advanced under Facility A and any proposed Facility A Loan specified in a Utilisation Request shall not exceed the Total Facility A Commitments.
(d)	The total amount available and advanced under Facility B and any proposed Facility B Loan specified in a Utilisation Request shall not exceed the Total Facility B Commitments.
(e)	The total amount available and advanced under Facility C shall not exceed the lower of:
(i)	the Total Facility C Commitments; and
(ii)

the amount in euro which is equal to eighty five per cent (85%) of the sum of the Contract Price for Ship A and the Contract Price for Ship B (in euro where so denominated and for such part of the Contract Price denominated in other currencies, the equivalent in euro of such part denominated in such other currencies).

(f)	Any proposed Facility C Loan specified in a Utilisation Request in relation to an Existing Ship shall not exceed the lower of:
(i)	the Facility C Ship Commitment for that Existing Ship; and
(ii)

the amount in euro which is equal to eighty five per cent (85%) of the Contract Price for that Existing Ship (in euro where so denominated and for such part of the Contract Price denominated in other currencies, the equivalent in euro of such part denominated in such other currencies).

(g)	A Facility A Loan shall be used for the purpose specified in clause 3 (Purpose) for Facility A and a Facility B Loan shall be used for the purpose specified in clause 3 (Purpose) for Facility B.
(h)	A Facility C Loan shall be used for the purpose specified in clause 3 (Purpose) and utilised solely in relation to the Existing Ship to which that Facility C Loan relates, namely:
(i)	Facility C Loan A shall be made available under the Facility C Ship Commitment for Ship A and shall be used solely in relation to Ship A; and
(ii)	Facility C Loan B shall be made available under the Facility C Ship Commitment for Ship B and shall be used solely in relation to Ship B.
(i)

A proposed Revolving Loan specified in a Utilisation Request in relation to a Revolving Facility must be a minimum of €1,000,000 or, if less, the amount of the Revolving Facility which is then available for Utilisation under this Agreement, less the amount of the outstanding Revolving Loans under such Revolving Facility.

5.4	Lenders' participation
(a)

If the conditions set out in this Agreement have been met, each Lender shall make available its participation in each Loan under a Facility in which it participates by 11:00 am (CET time) on the relevant Utilisation Date through its Facility Office.

(b)

The amount of each Lender's participation in a Facility A Loan will be equal to the proportion borne by its Facility A Available Commitment to the Available Facility A Facility immediately prior to making the relevant Facility A Loan.

(c)

The amount of each Lender's participation in a Facility B Loan will be equal to the proportion borne by its Facility B Available Commitment to the Available Facility B Facility immediately prior to making the relevant Facility B Loan.

(d)

The amount of each Lender's participation in a Facility C Loan will be equal to the proportion borne by its Facility C Commitment to the Total Facility C Commitments immediately prior to making the relevant Facility C Loan.

(e)

The Agent shall promptly notify each Lender of the amount of each Loan and the relevant Facility under which it is utilised (and, in the case of a Facility C Loan, the Facility C Ship Commitment to which it relates) and the amount of its participation (if any) in such Loan, in each case by 11:00 a.m. (CET time) on the relevant Quotation Day.

(f)

The Agent shall pay all amounts received by it in respect of each Loan (and its own participation in it, if any) to the Borrower or the account of any of them or, in the case of a Facility C Loan, the Contractor, in each case in accordance with the instructions contained in the Utilisation Request.

5.5	Pre-placement of Facility C Loans
(a)

Notwithstanding that the Borrower may have not yet satisfied all of the conditions precedent set out in Schedule 3 (Conditions precedent) for the Utilisation of a Facility C Loan, in order to facilitate compliance by any Original Owner with an Upgrade Contract for an Existing Ship, and provided that:

(i)	the Borrower has submitted a Utilisation Request in respect of a Facility C Loan for that Existing Ship in accordance with this clause 5;
(ii)

the Borrower has satisfied the conditions precedent set out in Part 1 and Part 2 of Schedule 3 (Conditions precedent) and (in relation to that Facility C Loan) in paragraph 2 of Part 3 of Schedule 3 (Conditions precedent); and

(iii)

in the reasonable opinion of the Agent the Borrower is reasonably likely to satisfy all remaining and outstanding conditions precedent set out in Part 3 of Schedule 3 (Conditions precedent) in relation to the Existing Ship to which such Facility C Loan relates within five Business Days from the Utilisation Date for such Facility C Loan and in any event on or before the Release for such Facility C Loan (as defined below in clause 5.5(b)), the Lenders shall, subject to the other terms and conditions of this clause 5.5 and the other provisions of this Agreement, make such Facility C Loan available on the date specified in the relevant Utilisation Request, being a date not earlier than three Business Days prior to the expected Redelivery Date of the relevant Existing Ship, to facilitate the deposit of the final instalment of the relevant Contract Price in accordance with the relevant Upgrade Contract with a bank required by the relevant Contractor and at all times acceptable to all the Lenders (acting reasonably) (a Contractor’s Bank).

(b)

A Facility C Loan utilised pursuant to this clause 5.5 (or such part of such Facility C Loan as shall be required to ensure that all payments due under the relevant Upgrade Contract on Redelivery of such Existing Ship are made) (a Pre-placed Loan) shall (subject to the other provisions of this Agreement) be remitted by the Agent to the relevant Contractor’s Bank as a cash deposit in the Agent’s name, on condition that it will be held by the relevant Contractor’s Bank to the order of the Agent for release by the Agent to the relevant Contractor (a Release) and only subject to such irrevocable instructions addressed from the Agent to the relevant Contractor’s Bank as are acceptable to the Agent (Irrevocable Instructions).

(c)

Any such Irrevocable Instructions in relation to a Pre-placed Loan shall in any event provide (inter alia) that the relevant Pre-placed Loan shall be returned to the Agent (in euro, at the Borrower’s cost and expense) within seven Business Days if not released to the Contractor or its order. The Finance Parties and the Obligors hereby agree that the relevant Pre-placed Loan shall not be released to the Contractor or to its order, and the Agent (and the authorised representatives of the Agent specified in the Irrevocable Instructions) shall not release or agree to release (whether by countersigning the “Completion Certificate” (as defined in the relevant Gusto Contract) in respect of the relevant Existing Ship or otherwise) the relevant Pre-placed Loan to the relevant Contractor or its order, unless and until:

(i)	the said “Completion Certificate” in respect of that Existing Ship has been signed, dated and timed by the relevant Contractor and the relevant Original Owner; and
(ii)

the Agent is satisfied that all the conditions precedent set out in Part 1, Part 2 and (in relation to such Existing Ship and such Facility C Loan) Part 3 of Schedule 3 (Conditions precedent) and in clause 4.3 (Further conditions precedent), have been (or will be concurrently with such release) satisfied in full or otherwise waived in accordance with the provisions of this Agreement.

(d)

Each of the Borrower and each Original Owner hereby irrevocably and unconditionally undertakes that it shall not give any instructions to a relevant Contractor’s Bank in respect of a Pre-placed Loan that are inconsistent with any Irrevocable Instructions in respect of that Pre-placed Loan.

(e)

The Borrower shall immediately prepay a Pre-placed Loan in euro, together with interest thereon (calculated in accordance with clause 10.1 (Calculation of interest)), on the date on which the relevant Contractor’s Bank is required to return the moneys funded by that Pre-placed Loan to the Agent in accordance with the relevant Irrevocable Instructions (and regardless of whether the relevant Contractor’s Bank has then carried out such instructions), provided that any moneys (including interest, if any) actually returned to the Agent from the relevant Contractor’s Bank shall, following (if required) conversion by the Agent of any part of it previously converted into USD pursuant to clause 5.3(a) (Currency and amount) from USD to euro at the Agent’s spot rate of exchange and otherwise at the Borrower’s cost and expense, be applied by the Agent in satisfaction of such prepayment obligation of the Borrower and in payment of any amounts payable by the Borrower under clause 9 (Restrictions) as a result of such prepayment.

(f)

In case of application of this clause 5.5 in respect of any Pre-placed Loan, each Pre-placed Loan shall accrue interest in accordance with the terms of clause 10.1 (Calculation of interest) from the Utilisation Date for that Facility C Loan.

(g)

Any amount prepaid under clause 5.5(e) in respect of a Facility C Loan shall be, subject to the other terms of this Agreement, available to be redrawn by the Borrower where Redelivery of the relevant Existing Ship has been delayed, in assisting the relevant Owner to satisfy its obligations under the relevant Upgrade Contract.

6	Ancillary Facilities
6.1	Type of Facility
(a)

An Ancillary Facility may be by way of a guarantee, bonding, documentary or stand-by letter of credit facility, in connection with the business of the Group and which is agreed by the Borrower with an Ancillary Lender.

(b)

The Lenders (and Ancillary Lenders) shall have the right of first refusal to enter into any a guarantee, bonding, documentary or stand-by letter of credit facility (through Ancillary Facilities) for which any Group Member is considering to enter into such facility for the purpose of procuring the issuance of guarantees, bonds, letters of credit in relation to the trading of the Ships and/or otherwise in connection with the Facilities.

6.2	Availability
(a)

An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Borrower:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	that the Borrower will be the obligor that may use the Ancillary Facility;
(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(C)	the proposed Ancillary Lender (being a Lender);
(D)	the proposed Ancillary Commitment and the maximum amount of the Ancillary Facility; and
(E)	the proposed currency of the Ancillary Facility (if not denominated in euro); and
(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.
(b)

The aggregate of all Ancillary Outstandings under all Ancillary Facilities may not exceed the Total Ancillary Facilities Amount at any time and an Ancillary Facility shall not be made available if it would allow for the Ancillary Outstandings for such Ancillary Facility, taken together with the maximum amount of Ancillary Outstandings allowed under all other Ancillary Facilities, to exceed the Total Ancillary Facilities Amount.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
(d)	Subject to compliance with paragraph (a) above:
(i)	the Lender concerned will be the Ancillary Lender in respect of the relevant Ancillary Facility; and
(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Borrower and the Ancillary Lender.

6.3	Terms of Ancillary Facilities
(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Borrower.
(b)	Those terms:
(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);
(ii)	may allow only the Borrower to use the Ancillary Facility;
(iii)

may not allow the Ancillary Outstandings for that Ancillary Facility to exceed the Ancillary Commitment for that Ancillary Facility or, taken together with the maximum amount of Ancillary Outstandings allowed under all other Ancillary Facilities, to exceed the Total Ancillary Facilities Amount;

(iv)

must require that the Ancillary Commitment for that Ancillary Facility is reduced to zero, and that all Ancillary Outstandings for the same are repaid not later than its Final Repayment Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	clause 48.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;
(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail; and
(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(d)	Interest, commission and fees on Ancillary Facilities are dealt with in clause 13.5 (Interest, commission and fees on Ancillary Facilities).
6.4	Repayment of Ancillary Facility
(a)

An Ancillary Facility shall cease to be available on its Final Repayment Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero and all Ancillary Outstandings shall be repaid in full.
(c)	No Ancillary Lender may demand repayment or prepayment of the Ancillary Outstandings of the relevant Ancillary Facility prior to the expiry date of the relevant Ancillary Facility unless:
(i)	the Total Commitments have been cancelled in full or all outstanding Loans under the Facilities have become due and payable in accordance with the terms of this Agreement; or
(ii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility.

6.5	Limitation on Ancillary Outstandings

The Borrower shall procure the Ancillary Outstandings under any Ancillary Facility shall not exceed:

(a)	the Ancillary Commitment applicable to that Ancillary Facility; or
(b)	taken, together with the maximum Ancillary Outstandings allowed under all other Ancillary Facilities, the Total Ancillary Facilities Amount.
6.6	Information

The Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the relevant Ancillary Outstandings) as the Agent may reasonably request from time to time. The Borrower consents to all such information being released to the Agent, the other Finance Parties and EIFO.

6.7	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this clause 6). In such a case, clause 51 (Amendments and Waivers) will apply.

6.8	Accession of Ancillary Lenders to this Agreement

(a)

A Lender may request that an Affiliate of that Lender becomes an Ancillary Lender under this Agreement by delivering to the Agent a duly executed Ancillary Lender Accession Letter referred to in Schedule 7 (Form of Ancillary Lender Accession Letter).

(b)	The relevant Affiliate will become an Ancillary Lender when the Agent enters into the relevant Ancillary Lender Accession Letter referred to in Schedule 7 (Form of Ancillary Lender Accession Letter).

Section 4 - Repayment, Prepayment and Cancellation

7	Repayment and reduction
7.1	Repayment and reduction of Facilities
(a)	The Borrower shall repay each Revolving Loan on the last day of its Interest Period.
(b)

Without prejudice to the Borrower’s obligation under paragraph (a) above, if one or more Revolving Loans under a Revolving Facility are to be made available to the Borrower on the same day that a maturing Revolving Loan for that same Revolving Facility is due to be repaid by the Borrower and the proportion borne by each relevant Lender's participation in the maturing Revolving Loan to the amount of that maturing Revolving Loan is the same as the proportion borne by that Lender's participation in the new Revolving Loans to the aggregate amount of those new Revolving Loans, the aggregate amount of the new Revolving Loans shall be treated as if applied in or towards repayment of the maturing Revolving Loan, so that:

(i)	if the amount of the maturing Revolving Loan exceeds the aggregate amount of the new Revolving Loans:
(A)	the Borrower will only be required to make a payment under clause 45.1 (Payments to the Agent) in an amount equal to that excess; and
(B)

each relevant Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan and that Lender will not be required to make a payment under clause 45.1 (Payments to the Agent) in respect of its participation in the new Revolving Loans; and

(ii)	if the amount of the maturing Revolving Loan is equal to or less than the aggregate amount of the new Revolving Loans:
(A)	the Borrower will not be required to make a payment under clause 45.1 (Payments to the Agent); and
(B)

each relevant Lender will be required to make a payment under clause 45.1 (Payments to the Agent) in respect of its participation in the new Revolving Loans only to the extent that its participation in the new Revolving Loans exceeds that Lender's participation in the maturing Revolving Loan and the remainder of that Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Loans then outstanding will be automatically extended to the Final Repayment Date for each relevant Facility and will be treated as separate Loans (the Separate Loans).

(d)

The Borrower may prepay the Separate Loans by giving not less than ten Business Days' prior notice to the Agent.  The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by the Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each such Interest Period.

(f)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g)

To the extent not previously reduced, the Total Facility A Commitments shall be cancelled and reduced to zero on the Final Repayment Date for Facility A and on that day the Borrower shall repay all Facility A Loans in full.

(h)

To the extent not previously reduced, the Total Facility B Commitments shall be cancelled and reduced to zero on the Final Repayment Date for Facility B and on that day the Borrower shall repay all Facility B Loans in full.

(i)

Subject to clause 8.12 (No refinancing or extension of Facility A), the Borrower shall, on each Repayment Date for a Facility C Loan, repay such part of such Facility C Loan as is required to be repaid on that Repayment Date by clause 7.2 (Scheduled repayment of Facility C).

(j)	The Borrower may not reborrow any part of a Facility C Loan which has been repaid.
7.2	Scheduled repayment of Facility C
(a)

To the extent not previously reduced and subject to clause 8.12 (No refinancing or extension of Facility A), each Facility C Loan shall be repaid by instalments on each Repayment Date in respect of the relevant Facility C Loan by the amount specified in Schedule 6 (Schedule of Repayment Amounts) (as revised by clause 7.3 (Adjustment of scheduled repayments)) which shall apply to a Facility C Loan on the assumption that such Facility C Loan has 33 Repayment Dates. If a Facility C Loan has fewer than 33 Repayment Dates, the amount of each of its repayment instalments falling on each Repayment Date shall be increased pro rata.

(b)

On the Final Repayment Date for a Facility C Loan (without prejudice to any other provision of this Agreement) that Facility C Ship Commitment shall be reduced to zero and that Facility C Loan shall be repaid in full.

(c)

If, on its Utilisation Date, a Facility C Loan is less than the respective Facility C Ship Commitment or if a Facility C Loan has fewer than 33 Repayment Dates as contemplated by paragraph (a) above, the Agent shall prepare a Replacement Schedule of Repayment Amounts as soon as possible, however no later than ten (10) Business Days following that Utilisation Date reflecting the actual amount of the relevant Facility C Loan and such Replacement Schedule of Repayment Amounts shall (in the absence of manifest error) replace the Original Schedule of Repayment Amounts and shall be the Schedule of Repayment Amounts for that Facility C Loan for all purposes of this Agreement. The Agent shall notify all other Parties of such recalculation and provide to them a copy of the Replacement Schedule of Repayment Amounts.

7.3	Adjustment of scheduled repayments

If the Facility C Ship Commitment for an Existing Ship has been partially reduced under this Agreement and/or any part of the relevant Facility C Loan is prepaid (other than under clause 7.2 (Scheduled repayment of Facility)) before any Repayment Date in respect of the relevant Facility C Loan then the amount of the instalment by which the relevant Facility C Loan shall be repaid under clause 7.2 (Scheduled repayment of Facility C) on any such Repayment Date for that Facility C Loan (as reduced by any earlier operation of this clause 7.3) shall be reduced pro rata to such reduction in the relevant Facility C Ship Commitment and/or prepayment of the relevant Facility C Loan.

7.4	Consolidation of Repayment Dates

Following the Utilisation of both Facility C Loans and before the First Repayment Date in respect of Facility C, the Repayment Dates in respect of each Facility C Loan shall be adjusted in a manner in all respects acceptable to all the Facility C Lenders, such that following such adjustments, to the extent possible, there are common Repayment Dates for both Facility C Loans, provided always that no Repayment Date (or Final Repayment Date) shall be extended. The Borrower shall procure that any amendments to this Agreement or any other Finance Document required by the Majority Lenders relating to such adjustments to the Repayment Dates are entered into by the Obligors at the cost of the Borrower and the Borrower shall deliver to the Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in connection with any such documents as the Agent may require, in each case.

8	Illegality, prepayment and cancellation
8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for any Lender to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)

upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled, the Total Commitments and each relevant Available Facility shall be reduced correspondingly and, to the extent that Lender has a Facility C Commitment, the remaining undrawn Facility C Ship Commitments shall each be reduced rateably; and

(c)

to the extent that the Lender's participation has not been assigned pursuant to clause 8.7 (Replacement of Lender), the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each of those Loans occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

8.2	Change of control
(a)	The Borrower shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control occurring.
(b)	If a Change of Control occurs:
(i)	a Lender shall not be obliged to fund a Loan; and
(ii)

if a Lender so requires and notifies the Agent within 14 days of the Borrower notifying the Agent of the Change of Control, the Agent shall, by not less than 60 days' notice to the Borrower, cancel the Available Commitment of that Lender and declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, immediately due and payable on such date, whereupon with effect from such date such Available Commitment will be immediately cancelled, the Total Commitments and each relevant Available Facility shall be reduced correspondingly and, to the extent that Lender has a Facility C Commitment, the remaining undrawn Facility C Ship Commitments shall each be reduced rateably, the Commitment of that Lender shall immediately cease to be available for further utilisation and the participation of that Lender in all the Loans, accrued interest and other amounts shall become immediately due and payable.

8.3	Voluntary cancellation

(a)

Subject to the other provisions of this clause 8.3, the Borrower may, if they give the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of €1,000,000 and a multiple of €100,000) of Facility A, Facility B or Facility C (or a combination of Facilities) which is undrawn at the proposed date of cancellation, such cancellation being applied, at the Borrower’s option, to reduce one or more Total Facility Commitments and/or one or more Facility C Ship Commitments provided that the Borrower shall only be entitled to cancel the whole or any part of a Revolving Facility if the amount of the Active Revolving Facilities will be at least equal to or higher than the aggregate amount of the Loans outstanding under Facility C and the Available Facility C Facility immediately following such cancellation.

(b)	The Borrower shall not cancel any part of Facility A or Facility C pursuant to paragraph (a) above, unless on or before such cancellation the Total Facility B Commitments have been reduced to zero.
(c)

Subject to paragraph (b) above, the Borrower shall not cancel any part of Facility A pursuant to paragraph (a) above, unless (i) where the Total Facility A Commitments are equal to or less than the Total Facility C Commitments, it also makes a pro rata cancellation of Facility C, (ii) where the Total Facility A Commitments are greater than the Total Facility C Commitments, such cancellation does not result in the Total Facility A Commitments being less than the Total Facility C Commitments or (iii) on or before such cancellation the Total Facility C Commitments have been reduced to zero.

(d)

Subject to paragraphs (b) and (c) above, the Borrower shall not cancel any part of Facility C pursuant to paragraph (a) above, unless (i) where the Total Facility C Commitments are equal to or greater than the Total Facility A Commitments, it also makes a pro rata cancellation of Facility A or (ii) on or before such cancellation the Total Facility A Commitments have been reduced to zero.

(e)

The Borrower shall be entitled to cancel the whole or any part of an Active Revolving Facility which is then drawn, only if the Borrower prepays such amount of the Revolving Loans under the relevant Revolving Facility as may be necessary to ensure that the outstanding Revolving Loans under such Revolving Facility after such cancellation will not exceed that Active Revolving Facility (as so reduced by this clause 8.3).

(f)	Any cancellation under this clause 8.3 shall reduce the Total Commitments by the same amount and the Commitments of the Lenders rateably.
8.4	Voluntary prepayment

Subject to any other provisions of this Agreement regarding cancellation of any Commitments, the Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of that Loan by a minimum amount of €1,000,000 and is a multiple of €100,000), on the last day of an Interest Period in respect of the amount to be prepaid (or any other date subject to payment of any Break Costs).

8.5	Right of cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under clause 14.3 (Tax indemnity) or clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender's participation in the Loans.

(b)

On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that Lender shall immediately be reduced to zero, the Total Commitments and each relevant Available Facility shall be reduced correspondingly and, to the extent that Lender has a Facility C Commitment, the remaining undrawn Facility C Ship Commitments shall each be reduced rateably. The Agent shall as soon as practicable after receipt of a notice referred to in clause 8.5(a) above, notify all the Lenders.

(c)

On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loans together with all interest and other amounts accrued under the Finance Documents which is then owing to it and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

8.6	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent 10 Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)

On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero, the Total Commitments and each relevant Available Facility shall be reduced correspondingly and, to the extent that Lender has a Facility C Commitment, the remaining undrawn Facility C Ship Commitments shall each be reduced rateably and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

8.7	Replacement of Lender
(a)	If:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or
(ii)	the Borrower becomes obliged to repay any amount in accordance with clause 8.1 (Illegality) to any Lender; or
(iii)	any of the circumstances set out in paragraph (a) of clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender,

the Borrower may, on 10 Business Days' prior notice to the Agent and that Lender, replace such Lender by requiring such Lender to assign (and, to the extent permitted by law, such Lender shall assign) pursuant to clause 35 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which such Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to assume and does assume all the obligations of the assigning Lender in accordance with clause 35 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:

(A)	the outstanding principal amount of such Lender's participation in each Loan;
(B)	all accrued interest owing to such Lender;
(C)

the Break Costs which would have been payable to such Lender pursuant to clause 12.6 (Break Costs) had the Borrower prepaid in full that Lender's participation in each Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.
(b)	The replacement of a Lender pursuant to this clause 8.7 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or the Security Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)	in no event shall the Lender replaced under this clause 8.7 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents;
(v)	the new Lender shall, where the Lender being replaced is a Facility C Lender, be approved by EIFO and be substituted in the EIFO Guarantee Policy by way of endorsement to the EIFO Guarantee Policy;
(vi)

the Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once each of such Lender and the Agent are satisfied that each has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment; and

(vii)

the Borrower shall procure that if the Lender replaced (or its Affiliate) is also a Hedging Provider, the replaced Lender shall use reasonable endeavours to procure that the Replacement Lender (or its Affiliate) at the same time enters into an agreement with that Hedging Provider (who is also the replaced Lender or its Affiliate) pursuant to which that Hedging Provider, at the same time as the replacement of the relevant Lender becomes effective, assigns and transfers to such Replacement Lender (in its capacity as Hedging Provider) or its Affiliate all of its rights and obligations under all Hedging Contracts and the Hedging Master Agreement to which it is a party, pursuant to the provisions of paragraph (c) of clause 35.2 (Borrower consultation; EIFO approval; Hedging Providers).

(c)

Each of the Lender and the Agent shall perform the checks described in paragraph (b)(vi) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and the relevant Lender shall notify the Agent when it is satisfied (and the Agent shall notify the Borrower when each of that Lender and the Agent is satisfied) that it has complied with those checks.

(d)	In the event that:
(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

8.8	Sale or Total Loss

(a)	On a Mortgaged Ship’s Disposal Repayment Date (unless such Mortgaged Ship is an Existing Ship):
(i)	subject to paragraph (ii) below:
(A)	the Total Commitments will be reduced by the amount which is equal to the Applicable Fraction of the Total Commitments and each Total Facility Commitment shall be reduced rateably; and
(B)

the Borrower shall prepay such amount of the Loans under each Facility as may be necessary to ensure that the outstanding Loans under each Facility after such date will not exceed the Total Facility Commitments (as so reduced); or

(ii)

where an Event of Default is continuing or where the Security Value was less than the Minimum Value immediately prior to a Ship being sold or becoming a Total Loss or would be less than the Minimum Value following such sale or Total Loss (without taking into account the value of the relevant Ship lost or sold), paragraph (i) above shall not apply and on a Mortgaged Ship’s Disposal Repayment Date:

(A)

the aggregate of the Total Commitments and the Ancillary Commitments under all Ancillary Facilities will be reduced by the amount which is equal to the Applicable Fraction of the aggregate of the Total Commitments and the Ancillary Commitments under all Ancillary Facilities and each Total Facility Commitment and Ancillary Commitment shall be reduced rateably; and

(B)

the Borrower shall prepay such amount of the Loans under each Facility and the Ancillary Outstandings under each Ancillary Facility as may be necessary to ensure that the outstanding Loans under each Facility and the Ancillary Outstandings under each Ancillary Facility after such date will not exceed the Total Facility Commitments or the Ancillary Commitments respectively (each as so reduced).

(b)	If such Mortgaged Ship is an Existing Ship:
(i)	on such Mortgaged Ship’s Disposal Repayment Date, first:
(A)	the Facility C Ship Commitment for that Existing Ship will be cancelled and the Total Commitments will be reduced correspondingly; and
(B)	the Borrower shall prepay the Facility C Loan for that Existing Ship in full; and
(ii)

secondly, in addition to the cancellation and prepayment made pursuant to paragraph (b)(i) above, paragraph (a) above shall apply and at the same time the Total Commitments shall be further reduced and the Borrower shall further prepay additional amounts of the Loans, in each case as may be required to comply with paragraphs (a)(i) and (ii) above (but taking into account for such purpose the amounts cancelled and prepaid under paragraph (b)(i) above).

(c)

For the purposes of this clause 8.8, Applicable Fraction means a fraction having a numerator equal to the market value of the Mortgaged Ship sold or which has become a Total Loss (and where such Mortgaged Ship has become a Total Loss, its value prior to becoming a Total Loss shall be used) and a denominator equal to the market value of all the Mortgaged Ships, in each case as such market value is last determined in accordance with clause 28 (Minimum Security Value).

8.9	Automatic cancellation

Any part of the Total Commitments relating to a Facility which has not become available by the Last Availability Date applicable to it shall be automatically cancelled at close of business in London on the Last Availability Date applicable to it.

8.10	Termination of the EIFO Guarantee Policy

If at any time during the Facility Period:

(a)	any of the obligations of EIFO under the EIFO Guarantee Policy are terminated, cancelled, become invalid, non-binding, unenforceable or otherwise cease to be in full force and effect; or
(b)

it becomes unlawful or impossible for EIFO to fulfil any of the obligations expressed to be assumed by it in the EIFO Guarantee Policy or for the Agent or the EIFO Agent or a Facility C Lender to exercise the rights or any of them vested in it under the EIFO Guarantee Policy; or

(c)	EIFO has stated its intention to, repudiate, terminate, cancel or suspend the application of the EIFO Guarantee Policy,

then as of the time such event occurs:

(i)	no Facility C Lender shall be obliged to fund any Facility C Loan;
(ii)	the Facility C Ship Commitment for each Existing Ship shall be automatically cancelled; and
(iii)	the Facility C Loans together with accrued interest and all other sums payable under this Agreement and any other Finance Document shall be immediately due and payable.
8.11	Loans in Excess of Contracted Cash Flows

If at any time the aggregate of the outstanding Loans exceed an amount which is equal to eighty per cent (80%) of the Contracted Cash Flows (based on the latest Contracted Cash Flows Certificate provided pursuant to clause 21.4(d) (Provision and contents of Compliance Certificate and Contracted Cash Flows Certificate)), being the Contracted Cash Flows Limit, the Borrower shall, within five Business Days of delivery of such Contracted Cash Flows Certificate to the Agent, prepay outstanding Loans under the Facilities in an amount as would eliminate the excess of the relevant Contracted Cash Flows Limit, such prepayment to be made in the following order:

(a)	Loans under Facility A and Facility B (rateably between them); and
(b)	where there are no Loans outstanding under Facility A or Facility B, the Facility C Loans (rateably between them).
8.12	No refinancing or extension of Facility A
(a)

In the event that (i) the Borrower has not refinanced Facility A in full by persons other than a Group Member or a Borrower Affiliate, and (ii) the Lenders with Facility A Commitments have not agreed to extend the Final Repayment Date for Facility A until not earlier than the latest Final Repayment Date for Facility C, in each case by the date falling 90 days before the Final Repayment Date of Facility A and on terms reasonably satisfactory to the Facility C Lenders and EIFO, the Agent shall (if directed to do so by any of the Facility C Lenders or by EIFO) require the Borrower to prepay Facility C in full by serving a written notice on the Borrower instructing the same.

(b)	The Borrower shall, within five Business Days of receipt of a notice pursuant to paragraph (a) above, prepay the outstanding Loans under Facility C in full.

8.13	Cancellation of Revolving Facilities

If, as a result of any prepayment and/or cancellation required under clause 8.1 (Illegality), clause 8.2 (Change of control), clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) or clause 8.6 (Right of cancellation in relation to a Defaulting Lender) or any other provision of this Agreement, the amount of the Active Revolving Facilities will be lower than the aggregate amount of the Loans outstanding under Facility C and the Available Facility C Facility, the Borrower shall, simultaneously with the relevant prepayment or cancellation in accordance with clause 8.1 (Illegality), clause 8.2 (Change of control), clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) or clause 8.6 (Right of cancellation in relation to a Defaulting Lender) or any other relevant provision of this Agreement, additionally prepay such amount of the Facility C Loans and/or cancel such amount of the Available Facility C Facility as may be necessary to ensure that the aggregate outstanding Facility C Loans and the Available Facility C Facility after such date will not exceed the amount of the Active Revolving Facilities (as so reduced).

8.14	Release
(a)

Subject to paragraph (b) below, following a cancellation and prepayment under clause 8.8 (Sale or Total Loss) in respect of a Ship lost or sold and subject to any other cancellations and prepayments required by clause 8.8 (Sale or Total Loss) having been made, and further subject to:

(i)

the concurrent prepayment by the Obligors of such portion of the Ancillary Outstandings as required by any Ancillary Lender pursuant to the terms of any Ancillary Document (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant Ancillary Lenders);

(ii)

the concurrent prepayment and/or settlement by the Borrower of such amounts under any Hedging Contract and the closing out of such Hedging Transactions by the Borrower as required by any Hedging Provider pursuant to the terms of any Hedging Contract (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant Hedging Providers); and

(iii)	the Security Value being equal to or higher than the Minimum Value following such prepayment without taking into account the value of the relevant Ship lost or sold,

then the Finance Parties agree to release the Mortgage of such Ship and the other security over or in respect of such Mortgaged Ship pursuant to a deed of release in such form acceptable to the Majority Lenders, after such prepayment and cancellation pursuant to clause 8.8 (Sale or Total Loss) and at the cost and expense of the Borrower, provided that no Event of Default exists at the time of or would result from such release and that, immediately after such release, the Security Value shall continue to be equal to or higher than the Minimum Value.

(b)

In the event that a prepayment pursuant to paragraph (a) above is in respect of the last remaining Mortgaged Ship under this Agreement, any release pursuant to paragraph (a) above shall be subject to the Borrower repaying all other amounts (not covered in paragraph (a) above) owing pursuant to the Finance Documents, including the prepayment and/or settlement of such amounts under any Ancillary Document and Hedging Contract and the closing out of such Hedging Transactions by the Obligors as required by any Hedging Provider pursuant to the terms of any Hedging Contract (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant Ancillary Lenders and Hedging Providers (as applicable)).

(c)

The Borrower shall give each Ancillary Lender and each Hedging Provider not less than five Business Days’ notice of a prepayment falling under paragraph (a) above and the intended release of security in respect of a Mortgaged Ship pursuant to paragraph (a) above.

9	Restrictions
9.1	Notices of cancellation and prepayment

Any notice of cancellation or prepayment given by any Party under clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and, the relevant Facility, Loan or if applicable Facility C Ship Commitment to be cancelled or prepaid (as the case may be).

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Reborrowing
(a)

Unless a contrary indication appears in this Agreement, any part of a Revolving Loan which is prepaid or repaid may be re-borrowed under the same Revolving Facility in accordance with the terms of this Agreement.

(b)	The Borrower may not re-borrow any part of any Facility C Loan which is prepaid or repaid (except as otherwise permitted by clause 5.5(g) (Pre-placement of Facility C Loans)).
9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent's receipt of notices

If the Agent receives a notice under clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

9.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in Facility C is repaid or prepaid, an amount of that Lender's Commitment in respect of Facility C equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.

9.8	Application of cancellations

If any Total Facility Commitment is partially reduced and/or the relevant Loans thereunder are partially prepaid under this Agreement (other than under clause 8.1 (Illegality), clause 8.2 (Change of control) and clause 8.5 (Right of cancellation and prepayment in relation to a single Lender)) and, in the case of Facility C, under clause 8.13 (Cancellation of Revolving Facilities), the Commitments of the Lenders under such Total Facility Commitment shall be reduced rateably and, if that Facility is Facility C, the Facility C Ship Commitments shall be reduced rateably (other than in relation to a cancellation of all of the Facility C Ship Commitment for an Existing Ship).

9.9	Application of prepayments

(a)Any prepayment required as a result of a cancellation in full of an individual Lender's Commitment under clause 8.1 (Illegality), clause 8.2 (Change of control) or clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender's participation in each of the Loans under all Facilities.

(b)If a Revolving Loan under a Revolving Facility is partially prepaid (other than as per paragraph (a) above), the amount prepaid shall be applied pro rata to the participation of all the relevant Lenders in such Revolving Loan.

(c)If a Facility C Loan under Facility C is partially prepaid (other than as per paragraph (a) above), the amount prepaid shall be applied pro rata to the participation of all the Facility C Lenders in such Facility C Loan.

9.10	Removal of Finance Parties from security

Upon cancellation and prepayment in full of an individual Lender's Commitment under clause 8.1 (Illegality), clause 8.2 (Change of control) or clause 8.5 (Right of cancellation and prepayment in relation to a single Lender):

(a)that Lender and the other Parties must promptly take (and the Borrower shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the Lenders or as an insured, assured or beneficiary of or under the EIFO Guarantee Policy; and

(b)if that Lender (or its Affiliate) is also a Hedging Provider, following the corresponding prepayment and/or settlement in full of the amounts outstanding under any Hedging Contract entered into with that Hedging Provider and the termination and close out of all Hedging Transactions with that Hedging Provider by the Borrower (if applicable) pursuant to clause 34.4(b)(iv) (Close out of Hedging Contracts), that Hedging Provider and the other Parties must promptly take (and the Borrower shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Hedging Provider as a party to and beneficiary of any Security Documents granted in favour of (among others) the Hedging Providers.

Section 5 - Costs of Utilisation

10	Interest
10.1	Calculation of interest

The rate of interest on each Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period for the relevant Loan is the percentage rate per annum which is the aggregate of the applicable:

(a)Margin; and

(b)EURIBOR for the relevant Interest Period.

10.2	Green Loan Margin Adjustment
(a)

Subject to clause 23.17 (Declassification Event) and the other paragraphs of this clause 10.2, following the receipt by the Agent of a Pre-Utilisation Green Loan Compliance Certificate under paragraph (b) below and the Green Loan Compliance Certificate in accordance with clause 21.16 (Green Loan Compliance Certificate and Green Loan Report), the Margin applicable to each Loan shall be re-determined as follows (the Green Loan Margin Adjustment):

(i)

if pursuant to the Green Loan Compliance Certificate the Borrower is in compliance with the Green Loan Criteria, the Margin applicable to each Facility shall be such Margin as described in paragraph (a) of the definition of “Margin” in clause 1.1 (Definitions), reduced by 0.10 per cent per annum (in the case of Facility A and Facility B) and reduced by 0.05 per cent per annum (in the case of Facility C); or

(ii)

if pursuant to the Green Loan Compliance Certificate the Borrower is not in compliance with the Green Loan Criteria, the Margin applicable to each Facility shall be the Margin described in paragraph (a) of the definition of “Margin” in clause 1.1 (Definitions);

(b)

At any time prior to the submission of the first Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report), the Borrower may deliver a Pre-Utilisation Green Loan Compliance Certificate. In that case, any Green Loan Margin Adjustment shall take effect:

(i)

for the purposes of calculating Margin for a Loan, from the first day of the next Interest Period for the relevant Loan until the earlier of (A) the end of the Interest Period for that Loan immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of such Loan due to the submission of a Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report); and

(ii)

for the purposes of calculating the commitment fee pursuant to clause 13.1 (Commitment fee) in respect of the Commitments relating to any Facility, from the date of its submission (if submission is on the date of this Agreement) or from the first day falling after the next due date of commitment fee under such clause 13.1 (Commitment fee) following its submission (if submission is made after the date of this Agreement), until the earlier of (A) the end of the first Interest Period for any Loan under the relevant Facility falling immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of any Loan under such Facility due to the submission of a Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report).

(c)

Where a Green Loan Compliance Certificate (other than a Pre-Utilisation Green Loan Compliance Certificate) is received in respect of a financial year (a Relevant Year), any Green Loan Margin Adjustment in respect of the Margin for a Loan shall take effect on the first day of the next Interest Period for that Loan which falls within the next financial year after the Relevant Year and shall apply until the end of the Interest Period immediately following the earlier of (i) a Declassification Event and (ii) another Green Loan Margin Adjustment pursuant to this clause 10.2.

(d)	Excluding any Pre-Utilisation Green Loan Compliance Certificate, only one Green Loan Compliance Certificate may be delivered in respect of each financial year.
(e)

If a revised Green Loan Compliance Certificate is received by the Agent pursuant to clause 21.17 (Green Loan Compliance Certificate Inaccuracy), any Green Loan Margin Adjustment which was applied to the Margin for each Loan during a financial year shall:

(i)	be recalculated in accordance with the revised Green Loan Compliance Certificate; and
(ii)

take effect on the first day of the next Interest Period for that Loan which falls within the same financial year and shall apply until the end of the Interest Period for that Loan immediately following the earlier of (i) a Declassification Event and (ii) another Green Loan Margin Adjustment pursuant to this clause 10.2; save that where the relevant Green Loan Compliance Certificate Inaccuracy relates to a Pre-Utilisation Green Loan Compliance Certificate, such recalculation shall take effect:

(A)

for the purposes of calculating Margin for a Loan, from the first day of the next Interest Period for the relevant Loan, until the earlier of (A) the end of the Interest Period for that Loan immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of such Loan due to the submission of a Green Loan Compliance Certificate under 21.16 (Green Loan Compliance Certificate and Green Loan Report); and

(B)

for the purposes of calculating the commitment fee pursuant to clause 13.1 (Commitment fee) in respect of a Facility, from the first day falling after the next due date of commitment fee under such clause 13.1 (Commitment fee) following its submission, until the earlier of (A) the end of the first Interest Period for any Loan under the relevant Facility falling immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of such Facility due to the submission of a Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report).

(f)

If a revised Green Loan Compliance Certificate received by the Agent pursuant to clause 21.17 (Green Loan Compliance Certificate Inaccuracy) shows that a higher Margin or commitment fee pursuant to clause 13.1 (Commitment fee) should have applied during a certain period, then the Borrower shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been had the appropriate rate of the Margin and commitment fee applied during that period.

10.3	Payment of interest

The Borrower shall pay accrued interest on each Loan (or any relevant part of it) on the last day of each Interest Period for that Loan (or the relevant part of it) (and, if an Interest Period is longer than 3 Months, on the dates falling at 3 Monthly intervals after the first day of that Interest Period).

10.4	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2.00 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan of the Facility to which it relates for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.
(c)

If any overdue amount consists of all or part of a Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan or the relevant part of it; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)

Default interest payable under this clause 10.4 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to each Loan (or any relevant part of it).
11	Interest Periods
11.1	Selection of Interest Periods
(a)

The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan and (in relation to a Facility C Loan, after such Facility C Loan has been borrowed) may select an Interest Period for the relevant Facility C Loan in a Selection Notice.

(b)

Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period for the relevant Facility C Loan.

(c)

If the Borrower fails to deliver a Selection Notice to the Agent in accordance with the above paragraph, the relevant Interest Period will, subject to clause 11.2 (Interest Periods overrunning Repayment Dates), be 3 Month(s).

(d)

Subject to this clause 11, the Borrower may select an Interest Period of three Months in respect of a Loan under a Facility or any other period agreed between the Borrower, the Agent and all the Lenders of the relevant Facility.

(e)	No Interest Period for a Loan under a Facility shall extend beyond the Final Repayment Date for that Facility.
(f)	The Interest Period for a Revolving Loan shall start on its Utilisation Date. A Revolving Loan has one Interest Period only.

(g)

The first Interest Period for a Facility C Loan shall start on its Utilisation Date and each subsequent Interest Period for that Facility C Loan shall start on the last day of its preceding Interest Period.

11.2	Interest Periods overrunning Repayment Dates

If the Borrower selects an Interest Period for a Facility C Loan which would overrun any later Repayment Date for that Facility C Loan, that Facility C Loan shall be divided into parts corresponding to the amounts by which that Facility C Loan is scheduled to be repaid under clause 7.2 (Scheduled repayment of Facility C) on each of the Repayment Dates for that Facility C Loan falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date for that Facility C Loan) and to the balance of that Facility C Loan (which shall have the Interest Period selected by the Borrower).

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	Changes to the calculation of interest
12.1	Unavailability of Screen Rate
(a)	Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for an Interest Period, EURIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:
(i)	euro; or
(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,

EURIBOR shall be the Reference Bank Rate as of 11.30 a.m. (Brussels time) on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for euro or the relevant Interest Period, there shall be no EURIBOR for that Interest Period and clause 12.4 (Cost of funds) shall apply for that Interest Period.

12.2	Calculation of Reference Bank Rate
(a)

Subject to paragraph (b) below, if EURIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.30 a.m. (Brussels time) on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about 11.30 a.m. (Brussels time) on the relevant Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period.
12.3	Market disruption

If before close of business in London on the Quotation Day for an Interest Period for a Loan under a Facility (or any part of it) either (i) EURIBOR is unavailable or (ii) the Agent receives notifications from a Lender or Lenders (whose aggregate participations in all Loans under the same Facility exceed 50 per cent. of all Loans under the same Facility) that the cost to it of funding its participation in the relevant Loan or relevant part of it from whatever source it may reasonably select would be in excess of EURIBOR then clause 12.4 (Cost of funds) shall apply to the relevant Loan or relevant part of it for the relevant Interest Period.

12.4	Cost of funds
(a)	If this clause 12.4 applies, the rate of interest on each Lender’s share of the relevant Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;
(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the relevant Loan or relevant part of it from whatever source it may reasonably select.

(b)

If this clause 12.4 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders, EIFO and the Borrower, be binding on all Parties.
(d)	If this clause 12.4 applies pursuant to clause 12.3 (Market disruption) and:
(i)	a Lender's Funding Rate is less than EURIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the relevant Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(e)

If this clause 12.4 applies pursuant to clause 12.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

12.5	Notification to Borrower

If clause 12.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

12.6	Break Costs
(a)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Loan (or any relevant part of it) or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan (or any relevant part of it) or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate to the Borrower and the Agent confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees
13.1	Commitment fee

(a)

The Borrower shall pay to the Agent (for the account of each Lender) a fee in euro computed at the rate per annum equal to 40% of the applicable Margin (taking into account any Green Loan Margin Adjustment) on that Lender's Available Commitment, calculated on a daily basis from the date of this Agreement.

(b)

The Borrower shall pay the accrued commitment fee on the last day of the period of three Months commencing on the date of this Agreement, on the last day of each successive period of three Months thereafter, on the Last Availability Date in respect of each Facility and, if a Facility is cancelled in full, on the cancelled amount of the relevant Lender's Available Commitment under the relevant Facility at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitments of that Lender for any day on which that Lender is a Defaulting Lender.
13.2	Arrangement fee

The Borrower shall pay to the Arrangers an arrangement fee and any other fees in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	EIFO Fees
(a)

The Borrower acknowledges that the Lenders shall procure the placement of the EIFO Guarantee Policy through the EIFO Agent and shall benefit from it throughout the duration of the Facility Period. The Borrower agrees to pay to the EIFO Agent (for the account of EIFO) the EIFO Fees in respect of the EIFO Guarantee Policy for on-payment by the EIFO Agent to EIFO at the times and in the manner specified for payment in the EIFO Guarantee Policy (as the same is communicated to the Borrower by the EIFO Agent in writing).

(b)

The Borrower agrees that its obligation to make the payments set out in clause 13.4(a) to the EIFO Agent in respect of the EIFO Fees for the EIFO Guarantee Policy (or any part thereof) shall be an absolute obligation and shall not be affected by any matter whatsoever. The EIFO Fees (or any part thereof) for the EIFO Guarantee Policy shall not be refundable except in accordance with the terms of the EIFO Guarantee Policy.

(c)

The Borrower acknowledges that each amount of the EIFO Fees will be solely determined by EIFO pursuant to the terms of the EIFO Guarantee Policy and no Finance Party is in any way involved in the determination of the amounts of the EIFO Fees and agrees that the Borrower shall have no claim or defence against any Finance Party in connection with the amounts of the EIFO Fees for the EIFO Guarantee Policy.

13.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower as borrower of that Ancillary Facility based upon normal market rates and terms.

Section 6 -  Additional Payment Obligations

14	Tax gross-up and indemnities
14.1	Definitions

In this Agreement:

Protected Party means a Finance Party or, in relation to clause 16.5 (Indemnity concerning security) and clause 16.8 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 16.5 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document or the EIFO Guarantee Policy.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract) or the EIFO Guarantee Policy other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).

14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Paragraphs (a) to (e) above shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.
14.3	Tax indemnity
(a)	Each Obligor who is a Party shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the EIFO Guarantee Policy.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 14.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3, notify the Agent.
14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines, in its absolute direction, that:

(a)

a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Indemnities on after Tax basis
(a)

If an Event of Default is continuing or where the Agent and/or Security Agent have taken any steps pursuant to clause 33.20 (Acceleration), to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)

If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)

For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

14.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document or the EIFO Guarantee Policy.

14.7	Value added tax
(a)

All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this clause 14.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.8	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.9	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

15	Increased Costs
15.1	Increased costs
(a)

Subject to clause 15.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)

arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)

A Finance Party intending to make a claim in respect of a Basel III Increased Cost pursuant to clause 15.1 (Increased costs) shall only be entitled to make such a claim to the extent that such costs were not known to that Finance Party on the date of this Agreement.

(c)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3	Exceptions
(a)	Clause 15.1 (Increased costs) does not apply to any Increased Cost which is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party; or
(iii)

compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 14.1 (Definitions).
16	Other indemnities
16.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities

The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party and EIFO against any and all Losses incurred by that Finance Party or EIFO (as the case may be) as a result of:

(a)	the occurrence of any Event of Default;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 44 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
(e)

under or pursuant to, the EIFO Guarantee Policy, including, without limitation, any additional premiums, cost or expense as provided for under the EIFO Guarantee Policy which EIFO may charge, invoice or set-off against amounts owing to the EIFO Agent or the Lenders, including, without limitation, as a result of a change of the redelivery schedule of an Existing Ship or otherwise properly incurred by the EIFO Agent and/or the Lenders in connection with compliance with the EIFO Guarantee Policy.

16.3	Environmental Indemnity

The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by an Indemnified Person, indemnify each Indemnified Person against any and all

Losses, joint or several that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with or relating to any claim investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to an Environmental Claim made or asserted against such Indemnified Person if such Environmental Claim would not have been, or been capable of being, made or asserted against such Indemnified Person if the Finance Parties or EIFO had not entered into any of the Finance Documents or the EIFO Guarantee Policy and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents or the EIFO Guarantee Policy. This indemnity shall apply whether or not such claims, investigation, litigation or proceedings is brought by any Obligor, any other Group Member, any of their shareholders, their Affiliates, or creditors, or an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto, except to the extent such Losses are found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or wilful misconduct. Each Indemnified Person may enforce and enjoy the benefit of this clause 16.3 under the Third Parties Act.

16.4	Indemnity to the Agent, the Security Agent, the EIFO Agent and EIFO

The Borrower shall promptly indemnify the Agent, the Security Agent, the EIFO Agent and EIFO against:

(a)	any and all Losses (together with any applicable VAT) incurred by the Agent, the Security Agent, the EIFO Agent or EIFO (acting reasonably) as a result of:
(i)	without prejudice to clause 37.11 (Rights and discretions of the Agent and the Security Agent), investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)

instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i), (ii) or (iv) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed); or

(iv)

any action taken by the Agent, the Security Agent, the EIFO Agent or EIFO or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to enforce any Security Interest thereunder or to remedy any breach of any Obligor's obligations under the Finance Documents, and

(b)

any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent, the Security Agent, the EIFO Agent or EIFO (otherwise than by reason of the Agent's, the Security Agent’s, the EIFO Agent’s or EIFO’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 45.10 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or the Security Agent under the Finance Documents.

16.5	Indemnity concerning security
(a)	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:

(i)	any failure by the Borrower to comply with its obligations under clause 18 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)

the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party in whose favour any Security Document has been granted and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent's and/or other Finance Party’s, Receiver's or Delegate's gross negligence or wilful misconduct);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)

any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)

instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i) to (vi) or paragraph (viii) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed); or

(viii)

(in the case of the Security Agent and/or any other Finance Party in whose favour any Security Document has been granted, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's and/or other Finance Party’s, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)

The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 16.5 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

16.6	Continuation of indemnities

The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loans, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.

16.7	Third Parties Act
(a)

Each Indemnified Person may rely on the terms of clause 16.5 (Indemnity concerning security) and clauses 14 (Tax gross-up and indemnities) and 16.8 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 16.5 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:
(i)	appointed by a Finance Party under the Finance Documents;
(ii)	an Affiliate of any such person or that Finance Party; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:

(A)	the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;
(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and
(C)

if the Borrower pay the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to that Finance Party under sub-paragraph (A) above.

16.8	Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 16 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 10.4 (Default interest).

16.9	Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 16.9 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

17	Mitigation by the Lenders
17.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), clause 14 (Tax gross-up and indemnities) or clause 15 (Increased costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18	Costs and expenses
18.1	Transaction expenses

The Borrower shall, promptly on demand, pay the Agent, the Security Agent, the Arrangers, the EIFO Agent and EIFO the amount of all costs and expenses pre-approved by the Borrower (such approval not to be unreasonably withheld or delayed) (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement, the Security Documents and the EIFO Guarantee Policy;
(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 28 (Minimum security value); or
(c)	any Security Interest expressed or intended to be granted by a Finance Document,

whether or not the transactions contemplated under the Finance Documents are consummated.

18.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent;
(b)	any amendment or waiver is contemplated or agreed pursuant to clause 51.5 (Replacement of Screen Rate); or
(c)	an amendment is required pursuant to clause 45.9 (Change of currency),

the Borrower shall, within three Business Days of demand by the Agent, the Security Agent or EIFO reimburse the Agent or the Security Agent (or, in the case of a demand by EIFO, the EIFO Agent), for the amount of all reasonably incurred and documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Agent, the Security Agent, the EIFO Agent or EIFO (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Agent’s and Security Agent’s management time and additional remuneration
(a)

Following the occurrence of an Event of Default that is continuing, any amount payable to the Agent or the Security Agent under clause 16.4 (Indemnity to the Agent, the Security Agent, the EIFO Agent and EIFO), clause 16.5 (Indemnity concerning security), clause 18 (Costs and expenses) or clause 37.15 (Lenders’ indemnity to the Agent and others) shall include the cost of utilising the Agent’s or (as the case may be) the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or (as the case may be) the Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:
(i)	an Event of Default;
(ii)

the Agent or the Security Agent being requested by an Obligor or the other Finance Parties to undertake duties which the Agent or (as the case may be) the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or (as the case may be) the Security Agent under the Finance Documents; or

(iii)	the Agent or (as the case may be) the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent or (as the case may be) the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)

If the Agent or (as the case may be) the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or (as the case may be) the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Agent or (as the case may be) the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement, preservation and other costs
(a)

The Borrower shall, on demand by a Finance Party or EIFO, pay to each Finance Party and EIFO the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party or EIFO in connection with the enforcement of, or the preservation of any rights under, any Finance Document, the EIFO Guarantee Policy and any Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or the EIFO Guarantee Policy or enforcing those rights.

(b)

The Borrower shall, on demand by the Agent, pay to the Agent the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Agent in connection with:

(i)	any valuation carried out under clause 28 (Minimum security value) to the extent that the costs of such valuation is payable by the Borrower pursuant to clause 28 (Minimum security value); or
(ii)

any inspection carried out under clause 26.9 (Inspection and notice of dry-docking) provided that if no Event of Default is continuing the Borrower shall not pay the costs of more than one such inspection per calendar year.

Section 7 - Guarantee

19	Guarantee and indemnity
19.1	Guarantee and indemnity

Each Guarantor hereby irrevocably and unconditionally and jointly and severally with each of the other Guarantors:

(a)

guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(b)

undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify each Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 19.1 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this clause 19 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 19, would reduce, release or prejudice any of its obligations under this clause 19 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
(g)	any law or regulation of any jurisdiction or any other event affecting any term of the guaranteed obligations;
(h)	any other circumstance that might constitute a defence of any Guarantor; or
(i)	any insolvency or similar proceedings.
19.5	Guarantor intent

Without prejudice to the generality of clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 19.
19.8	Deferral of Guarantors’ rights
(a)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 19:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 19 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 45 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Amendments and waivers in writing

No waivers by any Finance Party or amendments to, of, or in connection with, the provisions of the Guarantee may be made unless they are made in writing by the Parties and with the prior written consent of all the Lenders and EIFO.

19.11	Guarantors' rights and obligations
(a)

The obligations of each Guarantor under the Guarantee and under this Agreement are joint and several. Failure by a Guarantor to perform its obligations under the Guarantee and/or this Agreement shall constitute a failure by all of the Guarantors.

(b)	Each Guarantor irrevocably and unconditionally jointly and severally with each other Guarantor:
(i)	agrees that it is responsible for the performance of the obligations of each other Guarantor under the Guarantee and this Agreement;
(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Guarantors under the Guarantee and under this Agreement; and
(iii)

agrees with each Finance Party that, if any obligation of any other Guarantor under the Guarantee and this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of that Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Guarantor under the Guarantee and/or this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)

The obligations of each Guarantor under the Finance Documents shall continue until all amounts which may be or become payable by the Guarantors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

(d)

In no event shall any of the Guarantors have any right to claim or demand proceeds under the EIFO Guarantee Policy, whether on the basis that it has performed its obligations under the Guarantee and this Agreement and has acquired by way of subrogation the respective rights of the Borrower or the Lenders or any of them against EIFO, or otherwise.

19.12	Operational subordination

For so long as a Guarantor is also a Bareboat Charterer and/or a Manager of a Mortgaged Ship, the relevant Guarantor further agrees and undertakes in relation to each relevant Mortgaged Ship, the relevant Bareboat Charter and any Management Agreement to which such Guarantor is a party, throughout such Ship’s Mortgage Period (and references below to “the Ship” shall be deemed to mean each such Mortgaged Ship):

(a)	that any Management Agreement or Bareboat Charter and such Guarantor’s rights under it will be fully subordinate to the rights of the Finance Parties under the Finance Documents;
(b)	not to make a claim under or in connection with any Management Agreement or Bareboat Charter for the Ship which could result in the Ship being arrested, detained or sold;
(c)	not to take any other action in relation to the Ship which could interfere with:
(i)	any Finance Party’s rights or powers pursuant to any of the Transaction Security;
(ii)	any claims by any Finance Party against the proceeds of any sale of the Ship;
(iii)	the exercise of any right or power any Finance Party has to sell the Ship, whether pursuant to the Mortgage or otherwise; or
(iv)	any sale of the Ship by an Owner with the Majority Lenders’ approval or at their direction where the Mortgage has become enforceable;
(d)

to waive any such right that the relevant Guarantor might otherwise have had to make any such claims and not to make any claim against any Finance Party in respect of any interference with the relevant Guarantor’s rights under any Management Agreement or Bareboat Charter for the Ship resulting from the exercise of any Finance Party’s rights under the Finance Documents;

(e)	not to exercise any lien such Guarantor has on the Ship in priority to or in competition with the Finance Parties’ rights under the Mortgage;
(f)

that despite the terms of any Management Agreement or Bareboat Charter for the Ship, if a Finance Party becomes entitled to enforce the Mortgage over the Ship, the Security Agent (acting on the instructions of the Majority Lenders) may terminate any Management Agreement or Bareboat Charter for the Ship by way of written notice and the relevant Guarantor will not have any claim for any resulting loss;

(g)	not to compete with any Finance Party in the liquidation, winding-up or other dissolution of any person liable to the Finance Parties under any of the Finance Documents;
(h)	not to demand or accept payment of any moneys due in respect of the management of the Ship at a time where any Transaction Security has become enforceable;
(i)	not to appoint a sub-manager of the Ship without the approval of the Majority Lenders and to procure that any sub-manager so approved will provide a Manager’s Undertaking or equivalent;
(j)

to promptly notify the Agent if any amounts are owing to the relevant Guarantor under any Management Agreement or Bareboat Charter for the Ship for more than 10 days after the period agreed for payment; and

(k)

to give the Agent such information about the Ship and its management and any amounts owing to the relevant Guarantor under any Management Agreement or Bareboat Charter for the Ship as the Agent (acting on the instructions of the Majority Lenders) may from time to time request.

Section 8 -  Representations, Undertakings and Events of Default

20	Representations
20.1

Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 20 to each Finance Party at the times specified in clause 20.37 (Times when representations are made).

20.2	Status
(a)	Each Obligor is a company or corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)	Each Obligor and each other Group Member has power and authority to own its assets and to carry on its business as it is now being conducted.
20.3	Binding obligations

Subject to the Legal Reservations:

(a)

the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

20.4	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor or any other Group Member; or
(c)	any material agreement or other material instrument binding upon any Obligor or any other Group Member or its or any other Group Member's assets or constitute a default or termination event (however described) under any such material agreement or material instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Obligor’s or any other Group Member's assets, rights or revenues.

20.5	Power and authority
(a)

Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)

No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor is, or is to be, a party.

20.6	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;
(ii)	to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents,

have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 20.14 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.

20.7	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of any Finance Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.
(b)

Subject to the Legal Reservations, any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

20.8	No misleading information
(a)

Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)

Any financial projection or forecast contained in the Information Package and any budget provided pursuant to clause 21.6 (Budget) have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair (as at the date of the relevant report or document containing the projection or forecast or of the relevant budget) and arrived at after careful consideration.

(c)

The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)

No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)

All other written information provided by any Group Member (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

(f)

For the purposes of this clause 20.8, Information Package means any written information (other than Green Loan Information) provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them (including any information memorandum).

(g)	All Green Loan Information was true, complete and accurate in all material respects as at the date it was provided ad is not misleading in any respect.

20.9	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)

The audited Original Financial Statements give a true and fair view of the financial condition as at the end of the relevant Financial Year and the results of operations of the relevant Obligors (consolidated in the case of the Borrower and the Target) during the relevant Financial Year.

(c)

The unaudited Original Financial Statements fairly present the financial condition as at the end of the relevant financial half year and the results of operations of the relevant Obligors and the Group (consolidated in the case of the Borrower and the Target) during the relevant financial half year.

(d)

There has been no material adverse change in the assets, business or financial condition or operations of any Obligor (or the assets, business or operations or consolidated financial condition of the Group, in the case of the Borrower and the Target) since the date of the Original Financial Statements.

20.10	Pari passu ranking

Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.11	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion:

(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.
20.12	Ownership of Charged Property

Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.

20.13	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 33.9 (Insolvency proceedings) or creditors' process described in clause 33.10 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 33.8 (Insolvency) applies to any Group Member.

20.14	No filing or stamp taxes

Under the laws of each Obligor's Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except for any filing, recording or enrolling or any tax (including stamp duty)

or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document and prior to the deadline set out in section 90 of the Cyprus Companies Law, Cap. 113 in the case of the Transaction Security which should be registered at the Cyprus Companies Registry, and registration of particulars of the Transaction Security granted by an English Obligor at the Companies Registration Office in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees.

20.15	Deduction of Tax

No Obligor is required to make any Tax Deduction (as defined in clause 14.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Finance Document.

20.16	Tax compliance
(a)	No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which is reasonably likely to have a Material Adverse Effect.

(c)	Each Obligor is resident for Tax purposes only in its Original Jurisdiction.
20.17	Other Tax matters

The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(a)	having any liability in respect of Tax in any Flag State;
(b)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.
20.18	No Default
(a)

No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor's (or any other Group Member's) assets are subject which is reasonably likely to have a Material Adverse Effect.

20.19	No proceedings
(a)

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has or have (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material

Adverse Effect has (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.

20.20	No breach of laws
(a)	No Obligor or other Group Member has breached any law or regulation which breach is reasonably likely to have a Material Adverse Effect.
(b)

No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor which is reasonably likely to have a Material Adverse Effect.

20.21	Environmental matters
(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or to an extent which might have, a Material Adverse Effect.
(b)

All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force where failure to obtain any of these is reasonably likely to have a Material Adverse Effect.

(c)

No Environmental Claim has been made or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel where that claim is reasonably likely to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

20.22	Anti-corruption law

Each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

20.23	Security and Financial Indebtedness
(a)	No Security Interest exists over all or any of the present or future assets of any Obligor or other Group Member in breach of this Agreement.
(b)	No Obligor or other Group Member has any Financial Indebtedness outstanding in breach of this Agreement.
20.24	Shares
(a)	The shares of each Owner are fully paid and not subject to any option to purchase or similar rights.
(b)	The Constitutional Documents of each Owner do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)

There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Owner (including any option or right of pre-emption or conversion).

20.25	Ownership of Obligors

Each Obligor (other than the Borrower) is a direct or indirect wholly owned Subsidiary of the Borrower (with the exception of a Bareboat Charterer under a JV Bareboat Charter which is a direct or indirect Subsidiary of the Borrower).

20.26	No Change of Control

There has not been a Change of Control.

20.27	Accounting Reference Date

The Financial Year-end of each Obligor and other Group Member is the Accounting Reference Date.

20.28	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.

20.29	Copies of documents

The copies of those Transaction Documents which are not Finance Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.

20.30	Breach, etc. of any Upgrade Contract Document

No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Upgrade Contract Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.

20.31	No breach of charters

No Obligor is in breach of any Bareboat Charter to which it is a party nor has anything occurred which entitles or which may entitle any party to rescind or terminate it or decline to perform their obligations under it.

20.32	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

20.33	Sanctions
(a)	No Obligor, no other Group Member nor any of their respective directors, officers or, so far as each Obligor is aware, none of their employees is:
(i)	a Restricted Party;

(ii)	in breach of Sanctions; or
(iii)

to its knowledge subject to, involved in or has received notice of any complaint, claim, action, suit, proceedings, formal notice, investigation or other action by any regulatory or enforcement authority or any Sanctions Authority concerning any Sanctions.

(b)

Each Obligor has implemented and maintains a Sanctions compliance policy or equivalent which, in accordance with the recommendations of the Sanctions Advisory, is designed to ensure compliance by that Obligor, each Group Member and their respective directors, officers, employees and agents with Sanctions. Each Obligor, each Group Member and their respective directors, officers and, to the knowledge of that Obligor, its employees, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Obligor being designated as a Restricted Party.  Without limitation on the foregoing, such Sanctions compliance policy shall procure that each Obligor, each Group Member and their respective directors, officers, employees and agents shall, where applicable:

(i)	conduct their activities in a manner consistent with Sanctions;

(ii)have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel, including but not limited to direct hires, contractors, and staff;

(iii)ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;

(iv)have relevant controls in place to monitor automatic identification system (AIS) transponders;

(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;

(vi)have controls to assess authenticity of bills of lading, as necessary; and

(vii)have controls in place consistent with the Sanctions Advisory.

20.34	Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and fit for service in all material respects;
(c)	classed with the relevant Classification as required under this Agreement free of any overdue requirements and recommendations of the relevant Classification Society affecting class; and
(d)	insured in the manner required by the Finance Documents.
20.35	Ship's employment

Each Ship shall on the first day of the relevant Mortgage Period be free of any charter commitment which, if entered into after that date, would require approval under the Finance Documents.

20.36	Address commission

There are no rebates, commissions or other payments to the Contractor or the Obligors in connection with any Upgrade Contract Document other than those referred to in it.

20.37	Times when representations are made
(a)

All of the representations and warranties set out in this clause 20 (other than Ship Representations, the representation in paragraph (g) of clause 20.8 (No misleading information), and the representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17(Other Tax matters) and clause 20.28 (No adverse consequences)) are deemed to be made on the dates of:

(i)	this Agreement;
(ii)	the first Utilisation Request;
(iii)	the Closing Date; and
(iv)	the first Utilisation,

provided that, for the avoidance of doubt, paragraphs (i) and (ii) above shall not apply to Obligors other than the Original Obligors.

(b)	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request and each subsequent Utilisation Date and the first day of each Interest Period.
(c)	The representation in clause 20.33 (Sanctions) is deemed to be made on the date of any subsequent Utilisation Request and any subsequent Utilisation Date.
(d)

All the representations and warranties in this clause 20 except clause 20.8 (No misleading information) are deemed to be made by each Additional Guarantor on the day on which it becomes (and on the date it is proposed that it becomes) an Additional Guarantor.

(e)	All of the Ship Representations in relation to a Ship are deemed to be made on the first day of the Mortgage Period for the relevant Ship.
(f)	The representation in paragraph (g) of clause 20.8 (No misleading information) is deemed to be made:
(i)	at any time prior to the Closing Date, by each Original Obligor; and
(ii)	at any time from and including the Closing Date, by each Obligor,

on the date of each Green Loan Compliance Certificate.

(g)

The representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17(Other Tax matters) and clause 20.28 (No adverse consequences) shall be made by each Original Obligor on the date of this Agreement and otherwise in accordance with paragraph (d) above.

(h)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21	Information undertakings
21.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the Facility Period.

21.2	Interpretation

In this clause 21:

Annual Financial Statements means each of the audited consolidated financial statements for a Financial Year of the Borrower delivered pursuant to paragraph (a) of clause 21.3 (Financial statements).

Semi-Annual Financial Statements means each of the consolidated financial statements for the first half year of the Financial Year of the Borrower delivered pursuant to paragraph (b) of clause 21.3 (Financial statements).

21.3	Financial statements
(a)

The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders and to the EIFO Agent (who will supply to EIFO) as soon as the same become available, but in any event:

(i)	within 120 days after the end of each Financial Year, the audited consolidated financial statements of the Borrower for that Financial Year; and

(ii)within 180 days after the end of each Financial Year, the audited financial statements of each Guarantor for that Financial Year.

(b)

The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders and to the EIFO Agent (who will supply to EIFO) as soon as the same become available, but in any event within 90 days after the end of the first half year of each of its Financial Year (namely each six month period ending on 30 June of a Financial Year) the unaudited consolidated financial statements of the Borrower for that financial half year.

21.4	Provision and contents of Compliance Certificate and Contracted Cash Flows Certificate
(a)

The Obligors shall supply to the Agent and the Agent shall supply to each Lender and the EIFO Agent (who will supply to EIFO), a Compliance Certificate, with each set of Annual Financial Statements and Semi-Annual Financial Statements.

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 22 (Financial Covenants).
(c)	Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of the Borrower.
(d)

The Obligors shall supply to the Agent and the Agent shall supply to each Lender and EIFO, a Contracted Cash Flows Certificate on the date falling ten Business Days after the end of each fiscal quarter of the Borrower’s Financial Year (namely, each period ending on 31 March, 30 June, 30 September and 31 December in each Financial Year).

(e)

Each Contracted Cash Flows Certificate shall set out (in reasonable detail) computations as to the Contracted Cash Flows (as the same is calculated by the Borrower to the satisfaction of the Agent) and the aggregate amount of all outstanding Loans as a percentage of the Contracted Cash Flows, as at the time it is issued.

(f)	Each Contracted Cash Flows Certificate shall be signed by the chief executive officer or chief financial officer of the Borrower.
21.5	Requirements as to financial statements
(a)

The Borrower shall procure that each set of financial statements delivered pursuant to clause 21.3 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of such annual financial statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 21.3 (Financial statements) shall:
(i)

be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the annual financial statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those financial statements; and

(ii)	in the case of audited annual financial statements, not be the subject of any material qualification in the Auditors' opinion.
(c)

The Borrower shall procure that each set of financial statements delivered pursuant to clause 21.3 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 22 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.6	Budget
(a)

Subject to paragraph (d) below, the Borrower shall supply to the Agent, as soon as the same become available but in any event before the start of each of its Financial Years, an electronic copy of its preliminary annual budget for that Financial Year. Such budget will be for preliminary information purposes only and will not have been reviewed and/or approved by the Borrower’s board of directors. The Borrower shall immediately upon the release of its annual report and final budget for the relevant Financial Year supply the Agent with the final budget as approved by its board of directors.

(b)	Subject to paragraph (d) below, the Borrower shall ensure that each preliminary budget for a Financial Year:
(i)	is in a form reasonably acceptable to the Agent and includes:
(A)	a projected consolidation profit and loss balance sheet and cashflow projections and a cashflow statement for the Group;
(B)	projected financial covenant calculations; and
(C)	any other information reasonably requested by any Lender or EIFO;

for that Financial Year and itemised for each calendar month of that Financial Year;

(ii)	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under clause 21.3 (Financial statements); and

(iii)	has been approved by the board of directors of the Borrower.
(c)

Subject to paragraph (d) below, if the Borrower updates or changes the budget, it shall within not more than 5 days of the update or change being made deliver to the Agent in sufficient copies each of the Lenders, such updated or changed budget together with a written explanation of the main changes in that budget.

(d)

Notwithstanding paragraphs (a) to (c) above, the Borrower shall only be obliged to supply the Agent with a preliminary budget where such obligation will not (A) be in breach of (i) applicable market abuse regulations and/or (ii) the Danish Financial Supervisory Authority's or other relevant authority's interpretation of guidance requirements for listed companies and/or (B) require the Borrower to make a public disclosure under applicable market abuse regulation and/or the Danish Financial Supervisory Authority's or other relevant authority's interpretation of disclosure on guidance.

21.7	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Obligors shall procure that at least two directors of the Borrower (one of whom shall be the chief financial officer) give a presentation to the Finance Parties and EIFO about the on-going business and financial performance of the Group and any other matter which a Finance Party or EIFO may reasonably request.

21.8	Year-end

The Borrower shall procure that each Financial Year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

21.9	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the EIFO Agent (who will supply to EIFO):

(a)

at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any Obligors to its creditors generally (or any class of them);

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;

(d)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
(e)

promptly following a request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request and which can be delivered without breach of any legally binding confidentiality restrictions and/or applicable market abuse regulations on the part of an Obligor.

21.10	Notification of Default
(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.11	Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

21.12	Direct electronic delivery by the Borrower

The Borrower may satisfy their obligation under this Agreement to deliver any information in relation to a Lender or to EIFO by delivering that information directly to that Lender or EIFO, as the case may be, in accordance with clause 47.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

21.13	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement;

(iii)	any internal policy of a Finance Party; or
(iv)

a proposed assignment by a Lender or a Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a Hedging Provider prior to such assignment, obliges the Agent, the Security Agent, or the relevant Hedging Provider or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender or the Security Agent) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent, any Lender or any Hedging Provider, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender, the Security Agent or any Hedging Provider) or any Lender, the Security Agent or any Hedging Provider (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, the Security Agent, such Lender or any Hedging Provider or, in the case of the event described in paragraph (iv) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Finance Party shall, promptly upon the request of the Agent, the Security Agent, any Lender or EIFO supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent, the Security Agent, any Lender or EIFO (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

If the accession of an Additional Guarantor obliges the Agent, any Lender or any Hedging Provider to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent, any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) or any Hedging Provider in order for the Agent, such Lender or Hedging Provider or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

21.14	EIFO notification and information

Each Obligor shall promptly:

(a)

notify the Agent (and the Agent shall notify the EIFO Agent and each Lender) forthwith by facsimile thereafter confirmed by letter of the occurrence of any political or commercial risk covered by the EIFO Guarantee Policy; and

(b)

provide the Agent (and the Agent shall provide the EIFO Agent and each Lender) with copies of all financial or other information required by the Agent to satisfy any request for information by EIFO pursuant to the EIFO Guarantee Policy.

21.15	Upgrade Contract Documents

The Borrower shall promptly provide to the Agent such information that the Agent may reasonably request in relation to the Upgrade Contract Documents, the progress and status of the Upgrade for the Existing Ships thereunder and any related costs.

21.16	Green Loan Compliance Certificate and Green Loan Report
(a)

The Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same becomes available but, subject to paragraph (b) below, in any event within 120 days after the end of their financial year, a Green Loan Compliance Certificate for that financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate).

(b)

The first Green Loan Compliance Certificate in respect of a financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate) shall be delivered to the Agent in respect of the financial year ending 31 December 2023.

(c)	Each Green Loan Compliance Certificate in respect of a financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate) shall:
(i)	set out (in reasonable detail):
(A)	the Borrower’s compliance with the Green Loan Criteria for the relevant financial year (including relevant computations); and
(B)	any Green Loan Margin Adjustment to be applied in accordance with clause 10.2 (Green Loan Margin Adjustment);
(ii)

attach a correct and complete copy of the annual non-financial disclosure report prepared by the Borrower and, in respect of the financial year ending 31 December 2024 and each subsequent financial year, reviewed and verified by the External Reviewer setting out the Borrower’s green loan-related information for the relevant financial year in sufficient detail for the Lenders to assess whether the Green Loan

Criteria have been complied with by the Borrower during that financial year (a Green Loan Report);

(iii)

ensure that each Green Loan Report includes the following items, based on and subject to availability of any relevant data: installed capacity in MW or annual renewable generation (MWh) and, if feasible, CO2 emissions saved; number of installed wind turbines; fuel consumption and/or CO2 emissions; and other relevant emissions such as Sox and Nox, PM; and

(iv)

confirm that the Green Loan Report relating to the relevant financial year and attached to the Green Loan Compliance Certificate is a correct and complete copy of the original and has not been amended or superseded as at the date of the Green Loan Compliance Certificate.

(d)

Each Pre-Utilisation Green Loan Compliance Certificate shall comply with paragraph (c) above except that references to historical data or prior periods shall be deemed to be data in respect of, or references to, the 12 month period ending on the date of submission of the Pre-Utilisation Green Loan Compliance Certificate.

(e)	Each Green Loan Compliance Certificate shall be signed by two directors of the Borrower.
(f)	Each Obligor shall supply to the Agent a copy of any amendments to or updated versions of the Green Finance Second Party Opinion immediately upon receipt from the External Reviewer.
21.17	Green Loan Compliance Certificate Inaccuracy
(a)

The Borrower shall notify the Agent upon becoming aware of any inaccuracy in a Green Loan Compliance Certificate (a Green Loan Compliance Certificate Inaccuracy). Such notice shall be provided together with:

(i)	a description (in reasonable detail) of the relevant Green Loan Compliance Certificate Inaccuracy; and
(ii)

a revised Green Loan Compliance Certificate which complies with the requirements of paragraphs (c) or (as applicable) (d) of clause 21.16 (Green Loan Compliance Certificate and Green Loan Report) and which corrects the relevant Green Loan Compliance Certificate Inaccuracy.

(b)	Notwithstanding any other provision of this clause 21.17, a Green Loan Compliance Certificate Inaccuracy shall not constitute a Default or an Event of Default.
21.18	Green Loan Information
(a)	The Borrower shall supply to the Agent within a reasonable time any additional information which any Lender (through the Agent) or EIFO (through the EIFO Agent) may reasonably request in order to:
(i)	determine and confirm if the Green Loan Criteria have been complied with by the Borrower; or
(ii)	otherwise determine a Group Member’s compliance with its obligations under any Green Loan Provision.
(b)	The Borrower shall notify the Agent within a reasonable time:
(i)	of becoming aware that an External Reviewer has threatened to terminate its appointment, or that an External Reviewer's appointment has been terminated; and
(ii)	of the appointment of any successor External Reviewer.

(c)

The Parties acknowledge and agree that the Agent, the Lenders and EIFO may rely, without independent verification, upon the accuracy, adequacy and completeness of the Green Loan Information, and that neither the Agent, the Lenders nor EIFO:

(i)	assumes any responsibility or has any liability for the Green Loan Information; or
(ii)	has an obligation to conduct any appraisal of any Green Loan Information.
22	Financial covenants
22.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 22 will be complied with throughout the Facility Period.

22.2	Financial definitions

In this clause 22:

Cash and Cash Equivalents means at any relevant time:

(a)	cash in hand or on deposit with any bank;
(b)	Cash Equivalent Investments;
(c)	any undrawn and available amounts under any committed revolving and overdraft credit facilities (including the Revolving Facilities); and
(d)	any other instrument, security or investment approved by the Majority Lenders,

which is free from any Security Interest (with the exception of any Account Security relating to an Earnings Account unless an Event of Default is continuing) and/or restrictions and to which any Group Member is beneficially entitled at that time and which are readily available to Group Members and capable of being applied against Financial Indebtedness, as demonstrated by the then most recent Financial Statements.

Cash Equivalent Investments means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;
(iii)	which matures within one year after the relevant date of calculation; and
(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service

Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and noncredit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:
(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and
(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above, to the extent that investment can be turned into cash on not more than 30 days' notice; or
(e)	any stocks payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Majority Lenders.

EBITDA means, at any time and in respect of any Measurement Period, the consolidated profit on ordinary activities of the Group before taxation for the twelve month period ending at the end of such Measurement Period, but:

(a)	adjusted to exclude interest receivable and interest payable and other similar income or costs to the extent not already excluded;
(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);
(c)	after adding back depreciation and amortisation charged which relates to such period;
(d)	adjusted to exclude any exceptional, one-off, non-recurring or extraordinary items; and
(e)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts,

as shown in the then most recent Financial Statements relevant to the twelve month period ending at the end of such Measurement Period.

Equity Ratio means, at any relevant time and in relation to a Measurement Period, the ratio of (a) the Shareholders’ Equity to (b) Total Assets.

Financial Statements means any of the Annual Financial Statements and/or the Semi-Annual Financial Statements referred to and defined as such in clause 21 (Information undertakings).

Gross Interest Bearing Debt means, at any relevant time, the interest bearing debt of the Group calculated on a consolidated basis as set out in the then most recent Financial Statements.

Measurement Period means each Financial Year of the Borrower and the first half year of each Financial Year of the Borrower for which Financial Statements are to be delivered to the Agent under clause 21.3 (Financial statements).

Net Interest Bearing Debt means, at any relevant time and in respect of a Measurement Period, the Gross Interest Bearing Debt minus Cash and Cash Equivalents, each as set out in the then most recent Financial Statements relevant to such Measurement Period.

Shareholders’ Equity means, at any time and in relation to a Measurement Period, the “total shareholders’ equity” for the Group shown (on the basis of book values) in the then most recent Financial Statements relevant to such Measurement Period.

Total Assets means, at any time and in relation to any Measurement Period, the aggregate of “total assets” of the Group as shown (on the basis of book values) in the then most recent Financial Statements relevant to such Measurement Period.

Working Capital means, at any time, the current assets less the current liabilities of the Group, each as shown in, and calculated in accordance with, the then most recent Financial Statements, but, adjusted by:

(a)	not including in “current assets” any “restricted cash” and including in “current assets” any undrawn and available amount of any committed loan or credit facility; and
(b)

not including in “current liabilities” (i) advance payments received under charter commitments which are classified as “current liabilities” under GAAP, (ii) “restricted cash” related to derivatives exposure already adjusted for under “current assets” or (iii) any “Current portion of long-term interest bearing debt” liabilities, each as shown in the then most recent Financial Statements relevant to such Measurement Period.

22.3	Financial condition

The Borrower shall ensure that throughout the Facility Period:

(a)	Equity Ratio: at all times during and in respect of each Measurement Period, the Equity Ratio shall be higher than 0.35:1.0;
(b)	Liquidity: the Group (on a consolidated basis) maintains at all times Cash and Cash Equivalents which are at all times not less than:

(i)if at any relevant time the ratio of (1) the total forward-looking anticipated cash revenues of the Group from all legally binding and committed contracts for all the Fleet Vessels for a Measurement Period excluding all options and conditional or contingent payments (other than being conditional on performance of the relevant Obligor’s or Group Member’s obligations under such charter commitments) and adjusted on a full cash basis by excluding any part of the revenue already paid (as the same is calculated by the Borrower to the satisfaction of the Agent) to (2) Net Interest Bearing Debt for the same Measurement Period is equal to or higher than 50%, the higher of €35,000,000 and 5% of the Gross Interest Bearing Debt; and

(ii)at all other times, the higher of €50,000,000 and 7.5% of the Gross Interest Bearing Debt; and

(c)	Working Capital: at all times during and in respect of each Measurement Period, the Working Capital shall be higher than zero (0).
22.4	Financial testing

The financial covenants set out in clause 22.3 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the consolidated financial statements of the Borrower delivered pursuant to clause 21.3 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 21.4 (Provision and contents of Compliance Certificate).

23	General undertakings
23.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 23 will be complied with by and in respect of each Obligor and each other Group Member throughout the Facility Period.

23.2	Use of proceeds

The proceeds of each Utilisation shall be used exclusively for the purposes specified in clause 3 (Purpose) and, if requested by the Agent, the Borrower shall promptly provide to the Agent any supporting evidence requested to verify that the proceeds are being used for the financing of Green Assets.

23.3	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
23.4	Compliance with laws

Each Obligor shall (and shall ensure that each other Group Member will), comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject where failure to comply is reasonably likely to have a Material Adverse Effect.

23.5	Anti-corruption law
(a)

No Obligor shall (and shall ensure that no other Group Member will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and shall ensure that each other Group Member will):
(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
23.6	Tax compliance
(a)

Each Obligor shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 21.3 (Financial statements); and

(iii)	such payment can be lawfully withheld.
(b)

Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

23.7	Change of business

Except as approved by the Lenders and EIFO (each such approval not to be unreasonably withheld or delayed), no substantial change will be made to the general nature of the business of the Borrower, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

23.8	Listing

The common shares of the Borrower shall remain listed on the Oslo Stock Exchange and the New York Stock Exchange or such other stock exchange acceptable to the Majority Lenders and EIFO.

23.9	Merger and Permitted Reorganisation
(a)

Subject to paragraphs (b), (c) and (d) below and except as approved by all the Lenders and EIFO, no Obligor shall (and the Obligors shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members).

(b)

The Borrower (and each relevant Group Member) may enter into the Merger provided that each of the Target Guarantors have or will, with effect from the Closing Date, become an Additional Guarantor in accordance with the terms of clause 36.5 (Additional Guarantors).

(c)	In the case of the Borrower only, the Borrower may enter into an amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction if:
(i)	it is to be the surviving entity of such action;
(ii)	such action does not and would not be reasonably likely to cause a Material Adverse Effect; and
(iii)	no Default exists at the time of such action or would result from the same.
(d)

Subject to paragraphs (e) and (f) below, the Permitted Reorganisation is permitted and the Borrower shall procure that the Permitted Reorganisation is completed in an approved manner by no later than the date falling 12 months from the Closing Date.

(e)

To the extent that any shareholder of any Target Guarantor is dissolved as part of the Permitted Reorganisation, the Borrower shall procure that the new shareholder(s) of all of the shares in such Target Guarantor are Guarantors and shall execute Share Security in respect of that Target Guarantor in favour of the Security Agent and deliver to the Security Agent any ancillary documents required under or in connection with the Share Security, together with any documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in respect of such Share Security (at the cost and expense of the Borrower), on the date that the Permitted Reorganisation is completed in accordance with paragraph (d) above.

(f)

To the extent that any of the Permitted Reorganisation Subsidiaries are not dissolved as part of the Permitted Reorganisation, the Borrower shall procure that such Permitted Reorganisation Subsidiary becomes an Additional Guarantor in accordance with the terms of clause 36.5 (Additional Guarantors) and that the shareholder(s) of all of the shares in such Permitted Reorganisation Subsidiary shall execute Share Security in respect of that Permitted Reorganisation Subsidiary in favour of the Security Agent and deliver to the Security Agent any ancillary documents required under or in connection with the Share Security, together with any documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in respect of such Share Security (at the cost and expense of the Borrower), on the date that the Permitted Reorganisation is completed in accordance with paragraph (d) above.

23.10	Further assurance
(a)

Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent or the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 35.1 (Assignments by the Lenders).
(b)

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

23.11	Negative pledge in respect of Charged Property
(a)

Except as approved by the Lenders and for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property (and, in respect of any Charged Property, such undertaking shall be effective on and from the first Utilisation Date).

(b)

No Obligor will grant or allow to exist any Security Interest over any of the shares in any of the Owners or any other Guarantors or over any of the rights deriving from or related to such shares (and, in respect of any Charged Property, such undertaking shall be effective on and from the first Utilisation Date).

(c)	Each Obligor will procure that all of the shares of or in all of the Obligors will be in registered form (and not in bearer form) at all times.
23.12	Environmental matters
(a)

The Obligors will notify the Agent as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which has, or is reasonably likely to have, a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)

The Obligors will procure that all Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which has, or is reasonably likely to have, a Material Adverse Effect.

(c)

The Obligors undertake to implement a safe, sustainable and socially responsible corporate policy with respect to dismantling the Mortgaged Ships and any other vessels owned or controlled in the Group within 6 months from the date of this Agreement.

(d)

Each Obligor will procure that the environmental and social matters requirements set out at Schedule 15 (EIFO Guarantee Policy - Environmental and social matters) (which form part of the EIFO Guarantee Policy and are set out in paragraph 8 of the Appendix (Special Terms and Conditions) forming part of the EIFO Guarantee Policy) are complied with and to the extent that there is any conflict between the provisions set out in Schedule 15 (EIFO Guarantee Policy - Environmental and social matters) and the terms of this Agreement, the provisions set out in Schedule 15 (EIFO Guarantee Policy - Environmental and social matters) shall prevail.

23.13	Sanctions
(a)

No Obligor shall, and each Obligor shall ensure that no other Group Member nor any of their respective directors or officers shall, and the Obligors shall use reasonable endeavours to procure that none of their respective employees shall, take any action, make any omission or use (directly or indirectly) any proceeds of the Loans (or lend, contribute or otherwise make available all or any part of such proceeds to any person) in a manner that:

(i)	is a breach of Sanctions; and/or
(ii)	causes (or will cause or would reasonably be expected to cause) a breach of Sanctions by any Finance Party.
(b)

No Obligor shall (and each Obligor shall ensure that no other Group Member nor any of their respective, directors and officers shall) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

(c)

Each Obligor shall ensure that it shall not use any revenue or benefit derived from any activity or dealing with a Restricted Party for the purpose of discharging amounts owing to any Finance Party in respect of the Facilities.

23.14	EIFO requirements

No Obligor shall act (or omit to act) in a manner that is inconsistent with any requirement of EIFO under or in connection with the EIFO Guarantee Policy and, in particular:

(a)

each Obligor shall do all that is necessary to ensure that all requirements of EIFO under or in connection with the EIFO Guarantee Policy are complied with including, for the avoidance of doubt, the environmental and social matters requirements set out at Schedule 15 (EIFO Guarantee Policy - Environmental and social matters) (which form part of the EIFO Guarantee Policy and are set out in paragraph 8 of the Appendix (Special Terms and Conditions) forming part of the EIFO Guarantee Policy) and to the extent that there is any conflict between the provisions set out in Schedule 15 (EIFO Guarantee Policy - Environmental and social matters) and the terms of this Agreement, the provisions set out in Schedule 15 (EIFO Guarantee Policy - Environmental and social matters) shall prevail; and

(b)	each Obligor will refrain from acting in any manner which could result in a breach of any requirements of EIFO under or in connection with the EIFO Guarantee Policy or affect the validity of them.
23.15	EIFO Guarantee Policy protection
(a)	If at any time in the opinion of the EIFO Agent, any provision of a Finance Document contradicts or conflicts with any provision of the EIFO Guarantee Policy, the Borrower will:
(i)	take all steps as the Agent, the EIFO Agent and/or EIFO shall require to remove such contradiction or conflict; and

(ii)	take all steps as the Agent, the EIFO Agent and/or EIFO shall require to ensure that the EIFO Guarantee Policy remains in full force and effect.
(b)

Upon the request of the Agent, the Borrower shall promptly take any action reasonably required by the Agent to assist the EIFO Agent with any claim that is made or intended to be made by a Lender under the EIFO Guarantee Policy.

23.16	Inspection by EIFO

The Borrower undertakes that, upon the request of the EIFO Agent (acting on the instructions of EIFO), it shall provide EIFO or any of its representatives, professional advisors and contractors with access to, and permit inspection of, its premises, assets, books, accounts and records, in each case at reasonable times and upon reasonable notice.

23.17	Declassification Event
(a)

On and at any time after the occurrence of a Declassification Event the Agent may, and shall if so directed by all the Lenders and EIFO, by notice to the Borrower declassify each Facility as a "green facility".

(b)	With effect on and from the Declassification Date:
(i)	clause 10.2 (Green Loan Margin Adjustment) and each Green Loan Provision shall cease to apply; and
(ii)	no Green Loan Margin Adjustment will apply to the Loans or the Facilities.
(c)

If a Voluntary Declassification Event occurs, the Facilities may not be re-classified as “green facilities” on or after the applicable Declassification Date except with the prior written approval of all the Lenders.

(d)	If a Mandatory Declassification Event occurs:
(i)	clause 10.2 (Green Loan Margin Adjustment) and each Green Loan Provision shall cease to apply; and
(ii)	no Green Loan Margin Adjustment will apply to the Loans or the Facilities,

provided that the Green Loan Margin Adjustment and the Green Loan Provisions shall be reinstated within 10 Business Days (and the Green Loan Margin Adjustment applied in accordance with clause 10.2 (Green Loan Margin Adjustment)) following the Borrower's delivery of a Green Loan Compliance Certificate evidencing compliance with the Green Loan Criteria.

23.18	Green Loan publicity

The Borrower shall not (and shall ensure that no other Group Member will) make any disclosure that references the Facilities or the Loans as “green facilities” at any time on or after a Declassification Event that has occurred and is continuing.

23.19	People with Significant Control (PSC) regime

Each Obligor and each other Group Member shall:

(a)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any Obligor incorporated in the United Kingdom; and
(b)	promptly provide the Agent with a copy of that notice.

24	Upgrade period
24.1	Undertaking to comply

The Borrower and each Original Owner undertakes that this clause 24 will be complied with in relation to each Existing Ship and each Upgrade Contract in respect of that Existing Ship throughout the period from the date of this Agreement until the earlier of the Redelivery of that Existing Ship, the end of the Facility Period and the cancellation of the Facility C Ship Commitment for that Existing Ship and payment of all amounts required by this Agreement to be paid to the Finance Parties upon such cancellation.

24.2	Progress and information

Upon the Agent's or the Security Agent’s request, the relevant Owner shall advise the Agent or (as the case may be) the Security Agent of the progress and status of the Upgrade of the Existing Ship and supply the Agent or (as the case may be) the Security Agent with such other information as the Agent or (as the case may be) the Security Agent may require about the Upgrade of the Existing Ship or any of the Upgrade Contract Documents.

24.3	Arbitration under Upgrade Contract

The relevant Owner shall promptly notify the Agent:

(a)	if either party begins an arbitration under any Upgrade Contract;
(b)	of the identity of the arbitrators; and
(c)	of the conclusion of the arbitration and the terms of any arbitration award.
24.4	Material changes

The relevant Owner shall ensure that no material changes are made to any Upgrade Contract prior to Redelivery without the prior written consent of the Majority Lenders and EIFO.

24.5	Notification of certain events

The relevant Owner shall notify the Agent immediately if either party cancels, rescinds, repudiates or otherwise terminates any Upgrade Contract (or purports to do so) or rejects the Existing Ship (or purports to do so) or if the Existing Ship becomes a Total Loss or partial loss or is materially damaged or if a dispute arises under any Upgrade Contract.

25	Dealings with Ship
25.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 25 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter, all undertakings in this clause 25 given by the relevant Owner will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.

25.2	Ship’s name and registration
(a)

The Ship’s name shall only be changed after prior notice to the Agent and, the relevant Owner shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

(b)

The Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State. Except with approval of all the Lenders and EIFO, the Ship shall not be registered under any other flag or at any other port or fly any other flag

(other than that of its Flag State as at the date of this Agreement) provided that no such approval shall be required for the registration of the Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of that Ship (which are, in the opinion of the Lenders, equivalent to those in place prior to such registration) in favour of the Finance Parties immediately following the registration of such Ship under the flag of that Approved Flag State and at the cost and expense of the Borrower. If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)

Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

(d)

The Ship, if subject to a Bareboat Charter, may be registered under a parallel registration regime following approval of such parallel registration regime and relevant applicable jurisdictions by the Majority Lenders provided that the Majority Lenders (acting reasonably) are satisfied that prior to such registration:

(i)	the Finance Parties’ interests under the Finance Documents (including the relevant Mortgages and other Transaction Security) are not adversely affected by such parallel registration;
(ii)

any amendments to the Finance Documents have been entered into by the Obligors and such documents of the type referred to in Schedule 3 (Conditions precedent) in respect of such amendments have been delivered by the Borrower to the Agent, as may be required by the Majority Lenders in their reasonable discretion; and

(iii)

the Lenders have received satisfactory legal opinions from all relevant jurisdictions in respect of such parallel flagging and the impact it may have on the Security Documents and the Finance Parties’ interests under the Finance Documents.

25.3	Sale or other disposal of Ship

Except:

(a)	with approval of all the Lenders and EIFO;
(b)

for a sale of a Mortgaged Ship which is not the last remaining Mortgaged Ship under this Agreement, for a cash price payable on completion of the sale which is no less than the amount by which the Loans and other amounts under the Hedging Contracts and the Ancillary Facilities must be prepaid or otherwise paid under clause 8.8 (Sale or Total Loss) and provided no Event of Default is continuing; or

(c)

for the sale of a Mortgaged Ship which is the last remaining Mortgaged Ship under this Agreement, for a cash price payable on completion of the sale which is no less than the amount required to discharge all outstanding obligations of the Obligors under the Finance Documents or where all Finance Parties are satisfied (in their sole discretion) that all outstanding obligations of the Obligors under the Finance Documents shall be so discharged on completion of the sale and in each case provided no Event of Default is continuing, the relevant Owner will not sell, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in the Ship, or agree to do so, but the Owner may enter into an agreement for the sale of its Ship if the Borrower is otherwise in compliance with this clause 25.3.

25.4	Manager

A manager of the Ship shall not be appointed unless that manager is the Borrower or any other Group Member who, in any such case, is a Bareboat Charterer of such Ship and a Guarantor, or such other person has been approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) and unless the terms of its appointment are approved by the Majority Lenders and (unless that manager is a Guarantor) it has delivered a duly executed Manager’s Undertaking to the Security Agent. The relevant Owner shall not agree to any change to the terms of appointment of a manager (including any Management Agreement) which have been approved unless such change is also approved.

25.5	Copy of Mortgage on board

A properly certified copy of the Ship’s Mortgage (or, in the case of a Mortgage under Danish law which is in digitalised form, an apostilled certificate of registration (Da: Registreringsattest) confirming the Mortgage and a certificate from the Danish Maritime Authority containing an exact replica of the registered letter of indemnity regarding the vessel (Da: Eksakt gengivelse af registreret digitalt skadesløsbrev i skib)) shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

25.6	Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a First Mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.”

25.7	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Security Agent’s request, immediately execute such form of transfer of title to the Ship as the Security Agent may require.

25.8	Chartering
(a)

Except with approval by the Majority Lenders and EIFO, the relevant Owner shall not enter into any charter commitment for a Ship (other than an Initial Bareboat Charter, any other Bareboat Charter (excluding a JV Bareboat Charter) in accordance with paragraph (b) below or a JV Bareboat Charter in accordance with paragraph 25.8(c) below); and the relevant Owner shall procure that any Bareboat Charterer (as disponent owners) shall not enter into any charter commitment for a Ship (other than, in the case of Ship D only, the relevant Initial Bareboat Charter), which is:

(i)	a bareboat or demise charter or passes possession and operational control of the Ship to another person; or
(ii)	to another Group Member.
(b)	The relevant Owner may enter into a Bareboat Charter for a Ship other than the Initial Bareboat Charter for such Ship provided that:
(i)	the terms of such Bareboat Charter are substantially the same as those of the Initial Bareboat Charter or are approved by the Majority Lenders (such approval not to be unreasonably withheld);

(ii)	such Bareboat Charter provides for a level of charter hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire;
(iii)	the Bareboat Charterer in respect of such Bareboat Charter is the Borrower or a wholly-owned (direct or indirect) Subsidiary of the Borrower;
(iv)

where such Bareboat Charter is with a Group Member that is not a Guarantor, such Group Member has become an Additional Guarantor in accordance with the terms of clause 36.5 (Additional Guarantors); and

(v)	each of the additional requirements set out in paragraph (d) below are complied with.
(c)

The relevant Owner may enter into a bareboat charter in respect of the Ship with a bareboat charterer which is a joint venture local entity (a JV Bareboat Charter) where this is required by local law to operate such Ship in a specific jurisdiction and provided that:

(i)	the terms of such JV Bareboat Charter are substantially the same as those of the Initial Bareboat Charter or are approved by the Majority Lenders (such approval not to be unreasonably withheld);
(ii)	such JV Bareboat Charter provides for a level of hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire;
(iii)

the Borrower owns legally and beneficially (directly or indirectly) no less than 51% of each of the issued share capital and the voting share capital in, and has control over, the Bareboat Charterer under such JV Bareboat Charter;

(iv)

where such JV Bareboat Charter is with a Group Member that is not already a Guarantor, such Group Member has become an Additional Guarantor in accordance with the terms of clause 36.5 (Additional Guarantors); and

(v)

the Owner (at the cost and expense of the Borrower) provides or procures the provision by the Bareboat Charterer of such JV Bareboat Charter and such other documents and evidence and security in respect of such charter as the Agent (acting on the instructions of the Majority Lenders in their sole discretion) shall require.

(d)

Further, without prejudice to the rights of the Finance Parties under the provisions of paragraph (a), (b) or (c) above and any other provisions of the Finance Documents, the relevant Owner shall advise the Agent and the EIFO Agent promptly of any Bareboat Charter or Charter in respect of its Ship (other than the Initial Bareboat Charter for such Ship) entered into by the Owner or the Bareboat Charterer as disponent owner of such Ship, and the relevant Owner shall:

(i)

deliver a copy of each such Bareboat Charter or, to the extent that such disclosure does not constitute a breach of the relevant Charter, a description of the main terms of each such Charter to the Agent and the EIFO Agent forthwith after its execution;

(ii)

in the case of a Bareboat Charter where the Bareboat Charterer has not already provided a General Assignment, forthwith thereafter procure that the Bareboat Charterer executes a General Assignment in favour of the Security Agent;

(iii)

in the case of a Bareboat Charter, forthwith thereafter execute any notice of assignment required in connection therewith pursuant to the Owner’s General Assignment, serve such notice of assignment on the relevant Bareboat Charterer and obtain an acknowledgement of such notice by such Bareboat Charterer (and for the avoidance of doubt the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment on the relevant Bareboat Charterer under such Bareboat Charter in a timely manner);

(iv)

in the case of a Charter (and any Charter Guarantee in respect of such Charter) and provided that an assignment of the Earnings of such Charter or such Charter Guarantee (as applicable) will not constitute a breach of such Charter or such Charter Guarantee (but without prejudice to the requirements of paragraph (e) below), forthwith thereafter execute or procure that the relevant Bareboat Charterer execute any notice of assignment of the Earnings of such Charter and such Charter Guarantee required in connection therewith pursuant to the Owner’s or Bareboat Charterer’s General Assignment, as applicable;

(v)

in the case of a Charter (and any Charter Guarantee in respect of such Charter) and provided that an assignment of the Earnings of such Charter or such Charter Guarantee (as applicable) will not constitute a breach of such Charter or such Charter Guarantee (but without prejudice to the requirements of paragraph (e) below), forthwith thereafter, serve or procure the service of any such notice of assignment of the Earnings of such Charter and such Charter Guarantee by the relevant Bareboat Charterer on the relevant Charterer under such Charter and on the relevant Charter Guarantor under such Charter Guarantee, and:

(A)	unless paragraph (B) below applies, use its reasonable endeavours to procure the receipt of the acknowledgement of such notice by such Charterer and such Charter Guarantor; or
(B)

where a Quiet Enjoyment Agreement has been or will be entered into in respect of such Charter, procure the receipt of the acknowledgement of such notice by such Charterer and such Charter Guarantor forthwith,

(and for the avoidance of doubt if the relevant Owner or Bareboat Charterer fails to give such notice within a reasonable time, the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment on the relevant Charterer under such Charter and on the relevant Charter Guarantor under such Charter Guarantee in a timely manner);

(vi)

deliver to the Agent and the EIFO Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent), in relation to any such General Assignment or any other related matter referred to in this clause 25.8(d), as the Agent (acting on the instructions of the Majority Lenders in their reasonable discretion) shall require; and

(vii)

pay on the Agent’s demand all legal costs and other costs (pre-approved by the Borrower, such approval not to be unreasonably withheld or delayed) of the Agent and/or the EIFO Agent and/or EIFO and/or the Security Agent in connection with or in relation to any such Charter, Bareboat Charter or General Assignment or any other related matter referred to in this clause 25.8(d).

(e)	Notwithstanding any other provision in this Agreement, the relevant Owner shall, and shall procure that any relevant Bareboat Charterer shall:
(i)	unless paragraph (ii) below applies, use commercially reasonable efforts to procure that:
(A)

any Charter (and any Charter Guarantee in respect of such Charter) entered into by such Owner or Bareboat Charterer following the date of this Agreement is governed by English law and that its Earnings are freely assignable by the relevant Owner or Bareboat Charterer (as applicable) to the Security Agent, without the need for the relevant Charterer’s or relevant Charter Guarantor’s (as applicable) consent; or

(B)	the main terms of any such Charter (and any Charter Guarantee in respect of such Charter) can be disclosed by the relevant Owner or Bareboat Charterer

(as applicable) to the Finance Parties in accordance with the terms of this Agreement; and

(ii)

where a Charterer in respect of any Charter entered into by such Owner or Bareboat Charterer following the date of this Agreement requires that a quiet enjoyment agreement be entered into as a condition to permitting the Mortgage over the relevant Ship and/or to an assignment of such Charter's Earnings, procure that, subject to the entry into the relevant Quiet Enjoyment Agreement, the Earnings under such Charter and Charter Guarantee are freely assignable.

(f)

Without prejudice to the provisions of paragraph (e) above, where any charterer in respect of a charter commitment (other than a Bareboat Charter) to be entered into by the Owner or Bareboat Charterer following the date of this Agreement requires a quiet enjoyment agreement as a condition to permitting the Mortgage over the relevant Ship (and/or to the assignment of the Earnings under such charter commitment if it is a Charter), the Borrower shall, as soon as reasonably practicable after becoming aware of such requirement and in any event prior to the entry into such charter commitment, inform the Agent of such requirement.

(g)

Notwithstanding any term of any Quiet Enjoyment Agreement, any costs or expenses arising out of or in connection with any Quiet Enjoyment Agreement shall be paid by the Borrower in accordance with clause 18 (Costs and expenses).

25.9	Lay up

Except with approval, the Ship shall not be laid up cold.

25.10	Sharing of Earnings

Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

25.11	Payment of Earnings
(a)	The relevant Owner’s Earnings from the Ship shall be paid in the way required pursuant to clause 29.6 (Payment of charter earnings).
(b)

If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent or the Agent (as the case may be), if it requires this after the Earnings have become payable to it pursuant to clause 29.6 (Payment of charter earnings).

25.12	Inventory of Hazardous Materials

An Inventory of Hazardous Materials shall be maintained in relation to the Ship provided that if such certificate is not available at the start of the Ship’s Mortgage Period, an Inventory of Hazardous Material will be obtained at the next dry-docking of the Ship.

25.13	Sustainable and socially responsible dismantling of Ships

Each Ship, each Fleet Vessel and any other vessel controlled by the Group will, when it is to be scrapped or when sold to an intermediary with the intention of being scrapped, be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships 2009 (whether or not it is in force) and, if applicable, the EU Ship Recycling Regulation and, if applicable, the Ship Recycling Facilities Regulations 2015.

25.14	Poseidon Principles

(a)

If applicable to the Ships, the Borrower shall, upon the request of the Agent (at the request of any Lender) and at the cost of the Borrower, on or before 31 July in each calendar year, supply or procure the supply to the Agent of all information necessary in order for that Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all vessel fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Ship for the preceding calendar year.

(b)

No Lender shall publicly disclose such information with the identity of the Ship without the prior written consent of the Borrower. Such information shall be “Confidential Information” for the purposes of clause 52 (Confidential Information) but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

26	Condition and operation of Ship
26.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 26 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter (or, as the case may be, Bareboat Charters), all undertakings in this clause 26 given by the relevant Owner will be deemed to also be given by each relevant Bareboat Charterer under the relevant Bareboat Charter.

26.2	Defined terms

In this clause 26 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

26.3	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

26.4	Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

26.5	Removal of parts

Except with approval, no material part of the Ship or any equipment (except for equipment that is temporarily installed for the purpose of fulfilling a charterparty or employment contract) shall be removed from the Ship if to do so would materially reduce its value unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest (except under the Security Documents) or such removal is a temporary removal of equipment which is to be repaired.

26.6	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

26.7	Maintenance of class; compliance with laws and codes

The Ship’s class shall be the Ship’s Classification with the relevant Classification Society. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

26.8	Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

26.9	Inspection and notice of dry-docking

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times (without interfering with the normal operations and trading of the Ship unless an Event of Default is continuing) to inspect it and given all proper facilities needed for that purpose but always provided that the Agent and/or such surveyors or other persons appointed by the Agent shall sign a waiver and/or hold harmless letter in such form provided by the Owner’s insurers prior to boarding the Ship.

26.10	Discharge of liabilities

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

26.11	Release from arrest

The Ship, its Earnings and Insurances shall be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be discharged as soon as possible and in any event not later than 30 Business Days thereafter (or such longer period as may be approved), by whatever action is required to achieve that release or discharge.

26.12	Information about Ship

The Borrower shall give the Agent, within a reasonable time of its request, any additional information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

26.13	Notification of certain events

The Borrower shall give the Agent prompt notice of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;
(b)	any occurrence which may result in the Ship becoming a Total Loss;
(c)	any requisition of the Ship for hire;

(d)	any material Environmental Incident involving the Ship and any material Environmental Claim being made in relation to such an incident;
(e)	any withdrawal or threat to withdraw any applicable operating certificate which is material for the operation of the Ship and such operating certificate is not reinstated within 15 days;
(f)	if requested by the Agent, a copy of any operating certificate required under any applicable code;
(g)	the receipt of notification that any application for such a certificate which is material for the operation of the Ship has been refused and such operating certificate is not obtained within 15 days;
(h)

any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest, hijacking or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.
26.14	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

26.15	Repairers’ liens

Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless:

(a)	that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work; or
(b)	it is demonstrated to the Agent’s reasonable satisfaction that funds will be available to meet the full cost of that work, whether from insurers or otherwise.
26.16	Lawful use

The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)	by or for the benefit of a Restricted Party;
(c)	in any trade to or from a Sanctioned Country;
(d)

in any trade which could expose any Ship, Obligor, Finance Party, Manager (provided that such Manager is not a Group Member), the crew or the insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions;

(e)	in carrying illicit or prohibited goods;
(f)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(g)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of vessels operating under the same flag or engaged in similar trades generally participate at the relevant time.

26.17	War zones

Except with approval, the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers. If approval is granted for it to do so, any requirements of the Agent and/or the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

27	Insurance
27.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 27 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter (or, as the case may be, Bareboat Charters), all undertakings in this clause 27 given by the relevant Owner will be deemed to also be given by each relevant Bareboat Charterer under the relevant Bareboat Charter.

27.2	Insurance terms

In this clause 27:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in paragraph (a) of clause 27.3 (Coverage required), including hull and machinery, hull interest and/or freight interest in such percentages as approved by the Lenders.

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal at the relevant time to 110 per cent of such proportion of the aggregate of (a) the Active Facilities, (b) the Hedging Exposures of all of the Hedging Providers at that time and (c) the Ancillary Outstandings at that time, as is equal to the proportion which the market value such Mortgaged Ship bears to the aggregate of the market values of all of the Mortgaged Ships at the relevant time.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

27.3	Coverage required

The Ship (including its hull and machinery, hull interest, freight interest, disbursements and/or increased value) shall at all times be insured at the Ship's Owner's cost:

(a)	against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks (including crew and terrorism risks, piracy and confiscation risks)) on an agreed value basis, for the higher of its minimum hull cover and its market value (such calculation to include hull and machinery as well as hull interest and/or freight interest in such percentages as approved by the Lenders);

(b)

against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)

against such other risks and matters excluding loss of hire or Earnings which the Agent (acting on the instructions of all the Lenders) notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 27.
27.4	Placing of cover

The insurance coverage required by clause 27.3 (Coverage required) shall be:

(a)

in the name of the relevant Owner and any Bareboat Charterer and (in the case of the Ship’s hull cover) no other person (other than the Security Agent (and any other Finance Party) if required by the Majority Lenders) (unless such other person is approved and, if so required by the Agent (acting on the instructions of the Majority Lenders), has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent (and any other Finance Party required by the Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires) provided, however, that where a Charterer (or any other charterer of the Ship that is not a Group Member) is co-assured under any such insurance coverage, they shall not be required to provide any such assignment of insurances but the relevant Owner shall, and shall procure that any relevant Bareboat Charterer shall, use reasonable endeavours to obtain a co-assured side letter from such Charterer in such form as is reasonably acceptable to the Agent and agreed by the Borrower before the date of this Agreement;

(b)	in euro or another approved currency;
(c)

arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations with the relevant approved underwriters or insurers having in any event a minimum credit rating of:

(i)	A- or higher by Standard & Poor’s Rating Group, AM Best or Fitch Ratings or A3 or higher by Moody’s Investors Service and registered Lloyd’s syndicates; or
(ii)	BBB- or higher (but below A-) by Standard Poor’s Rating Group or Baa3 or higher (but below A3) by Moody’s Investors Service (or equivalent ratings from AM Best or Fitch Ratings);
(d)	in full force and effect; and
(e)

on approved terms which (other than in respect of protection and indemnity insurance) shall be those contained in the latest version of the Nordic Marine Insurance Plan of 2013 full conditions or the Institute Time Clauses Hulls 1983, and with approved insurers or associations.

27.5	Mortgagee’s insurance

The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:

(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties for a total amount of up to 120% of the aggregate of (i)

the Active Facilities, (ii) the Hedging Exposure of all the Hedging Providers at that time and (iii) the Ancillary Outstandings at that time; and

(b)

any other insurance cover which the Agent (acting on the instructions of the Majority Lenders) reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

27.6	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

27.7	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

27.8	Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

27.9	Instructions for renewal

At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

27.10	Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 27 and confirmation of such renewal given by approved brokers or insurers to the Agent at least two Business Days (or such shorter period as may be approved) before such expiry.

27.11	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

27.12	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed (but in any event no later than 15 Business Days after such placement or renewal) and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

27.13	Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

27.14	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent or any other Finance Parties as assignees of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the relevant Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent or any other Finance Party if it is itself an assured).

27.15	Insurance correspondence

If so required by the Agent (acting on the instructions of the Majority Lenders), the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

27.16	Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

27.17	Independent report

If the Agent (acting on the instructions of the Majority Lenders or EIFO) requests from the Borrower a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the compliance of the Ship’s Insurances with the terms of this Agreement then the Agent shall be provided promptly by the Borrower with such a report at no cost to the Agent or (if the Agent obtains such a report itself, which it shall be entitled to do) the Borrower shall reimburse the Agent for the cost of obtaining that report.

27.18	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

27.19	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

27.20	Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

27.21	Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

27.22	Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

27.23	Change in insurance requirements

If the Agent (acting on the instructions of the Majority Lenders) gives notice to the Borrower to change the terms and requirements of this clause 27 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 27 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received, provided that such requested modifications follow reasonably prevailing market terms at the time that such notice is given to the Borrower by the Agent.

27.24	Gulf of Mexico operations

The Borrower shall notify the Agent in writing no later than 60 Business Days prior to the deployment of a Ship for service in the Gulf of Mexico and if the Agent (acting on the instructions of the Majority Lenders) gives notice to the Borrower to change the terms and requirements of this clause 27 to account for such operations within 20 days of receipt of such notice from the Borrower, this clause 27 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received, provided that such requested modifications follow reasonably prevailing market terms at the time that such notice is given to the Borrower by the Agent.

28	Minimum security value
28.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 28 will be complied with throughout any Mortgage Period.

28.2	Valuation of assets

For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship (or a Ship prior to the first Utilisation) obtained under clause 4 (Conditions of Utilisation) or any other asset over which additional security is provided under this clause 28 will be its value as most recently determined in accordance with this clause 28.

28.3	Valuation frequency

Valuation of each Mortgaged Ship and each Ship before the first Utilisation (and such other asset granted as security in accordance with this clause 28) shall be made:

(a)	at the time required in clause 4.2 (Conditions precedent to first Utilisation and Facility C Utilisations) and Schedule 3 (Conditions precedent);
(b)	within 30 days of the end of each Financial Year;
(c)

at any time a Ship is lost or becomes a Total Loss and a prepayment or cancellation is to take place under clause 8.8 (Sale or Total Loss) or security is to be released under clause 8.14 (Release); and

(d)	at any other time and frequency as may be requested by the Majority Lenders and/or EIFO.

28.4	Expenses of valuation

The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation except that if no Event of Default is continuing, the cost of valuations obtained pursuant to paragraph (d) of clause 28.3 (Valuation frequency) shall be borne by the Borrower not more than once every calendar year.

28.5	Valuations procedure

The value of any Mortgaged Ship and each Ship before the first Utilisation shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 28. Additional security provided under this clause 28 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders).

28.6	Currency of valuation

Valuations shall be provided by valuers in euro or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into euro at the Agent’s spot rate of exchange for the purchase of euro with that other currency as at the date to which the valuation relates.

28.7	Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such (or to the Borrower or the Owners provided that such valuation is accompanied by full reliance and disclosure language in favour of the Finance Parties), will not be more than 30 days old (or 60 days old in relation to the valuations provided pursuant to Schedule 3 (Conditions precedent)) and will be made:

(a)	without physical inspection (unless required by the Agent);
(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and
(c)	without taking into account the benefit or detriment of any charter commitment.
28.8	Information required for valuation

The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

28.9	Approval of valuers

All valuers must have been approved. The Agent may from time to time notify the Borrower of approval of one or more independent ship brokers as valuers for the purposes of this clause 28. The Agent shall respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower. The Agent may at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved. If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under this clause 28, the Agent shall promptly notify the Borrower of the names of at least three valuers which are approved. On the date of this Agreement the approved valuers are Clarksons, Fearnleys, Pareto and Braemar.

28.10	Appointment of valuers

When a valuation is required for the purposes of this clause 28, the Borrower shall appoint approved valuers to provide such a valuation. If the Borrower fail to appoint valuers, the Agent may appoint approved valuers to provide that valuation.

28.11	Number of valuers
(a)

Each valuation must be carried out by two approved valuers of whom one shall be nominated by the Agent and the other by the Borrower. If the Borrower fails promptly to nominate a second valuer then the Agent may nominate the second valuer.

(b)

If two valuers provide valuations and their valuations of any Mortgaged Ship (or a Ship prior to the first Utilisation) vary by more than 10% (by reference to the lower of the two valuations), then the value of that Mortgaged Ship (or a Ship prior to the first Utilisation) shall be determined by reference to those two valuations and a third valuation provided by a third approved valuer nominated by the Agent.

28.12	Differences in valuations
(a)	If valuations provided by individual valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.
(b)	If any approved valuer provides a range of values for a Ship, the value of such Ship for the purposes of the Finance Documents will be the mean average of the values comprising such range.
28.13	Security shortfall
(a)

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 30 Business Days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:

(i)

provide additional security over assets reasonably approved by all the Lenders and in accordance with this clause 28 (including in the form of charged and/or pledged euro cash deposits which are hereby approved by all the Lenders and EIFO); and/or

(ii)	prepay a part of the Loans under clause 8.4 (Voluntary prepayment) and, if applicable pursuant to paragraph (b) below, prepay a part of the Ancillary Outstandings under all the Ancillary Facilities.
(b)	Any prepayment made under clause 28.13(a) above shall be applied:
(i)	first, in prepayment of Facility B (pro rata across each Facility B Loan thereunder);
(ii)	secondly, in prepayment of Facility A (pro rata across each Facility A Loan thereunder); and
(iii)	thirdly, in pro rata prepayment of Facility C (pro rata across each Facility C Loan thereunder) and the Ancillary Outstandings under all the Ancillary Facilities (pro rata as between them).
(c)

Any prepayment of Facility C pursuant to paragraph (b) above shall result in a corresponding cancellation of the Total Facility C Commitments and a corresponding cancellation of the Active Facility C Facility (and rateably between all remaining Facility C Ship Commitments). For the avoidance of doubt, any prepayment of Facility A or Facility B pursuant to paragraph (b) above shall not result in a corresponding cancellation of the Total Facility A Commitments or of the Total Facility B Commitments.

28.14	Creation of additional security

The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Majority Lenders and EIFO;
(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in a form and manner approved by all the Lenders and EIFO;
(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and
(d)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

28.15	Release of additional security

If at any time the Security Agent or any other Finance Parties hold additional security provided under this clause 28 and the Security Value, disregarding the value of that additional security, exceeds the Minimum Value and the Security Value has been determined by reference to valuations provided no more than 60 days previously, the Borrower may, by notice to the Agent, require the release and discharge of that additional security. The Agent shall then direct the Security Agent to promptly release and discharge that additional security if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Agent, the Borrower shall reimburse to the Agent any costs and expenses payable under clause 18 (Transaction expenses) in relation to that release and discharge.

29	Chartering Undertakings
29.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 29 will be complied with in relation to each Mortgaged Ship which is subject to a Bareboat Charter and/or a Charter throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter, all undertakings in this clause 29 given by the relevant Owner will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.

29.2	Variations

Except with approval, no terms of any Bareboat Charter for the Ship shall be varied, amended or modified in any way or manner which would result in a breach of clause 25.8 (Chartering).

29.3	Releases and waivers

Except with approval, there shall be no release by the relevant Owner or Bareboat Charterer of any obligation of any other person under a Bareboat Charter (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach which would result in a breach of clause 25.8 (Chartering).

29.4	Charter performance

Each relevant Bareboat Charterer and Owner shall perform its obligations under each Bareboat Charter for the Ship to which it is a party and use its best endeavours to ensure that each other party to them performs their obligations under such documents.

29.5	Notice of assignment
(a)

Forthwith following the entry into a Bareboat Charter, the Owner shall give notice of assignment of such Bareboat Charter to the other parties to such Bareboat Charter in the form specified by the relevant General Assignment for that Ship and shall ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein. Without prejudice to the rights of the Finance Parties under the Finance Documents, if the Owner fails to give such notice promptly, the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment to the relevant parties to such Bareboat Charter in a timely manner.

(b)

Forthwith following the entry into a Charter (and any Charter Guarantee in respect of such Charter) and provided that an assignment of the Earnings under such Charter or Charter Guarantee (as applicable) will not constitute a breach of such Charter or Charter Guarantee (but without prejudice to the requirements of clause 25.8(e)), the Owner shall or shall procure that the relevant Bareboat Charterer shall, as applicable, give notice of assignment of the Earnings under such Charter and such Charter Guarantee to the other parties to such Charter and such Charter Guarantee in the form specified by the relevant General Assignment for that Ship (as applicable) and shall:

(i)	unless paragraph (ii) below applies, use its reasonable endeavours to ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein; or
(ii)

where a Quiet Enjoyment Agreement has been or will be entered into in respect of such Charter, procure the receipt of the acknowledgement of such notice by such Charterer and such Charter Guarantor forthwith.

Without prejudice to the rights of the Finance Parties under the Finance Documents, if the Owner or relevant Bareboat Charterer fails to give such notice promptly, the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment of Earnings to the relevant parties under such Charter and such Charter Guarantee in a timely manner.

29.6	Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under any Charter Documents or Bareboat Charter for the Ship shall be paid into the Earnings Account of the Owner of the Ship or, following an Event of Default, in the manner required by the Security Documents.

29.7	Minimum Bareboat Charter Hire

In the event that, due to applicable transfer pricing regulations, the Minimum Bareboat Charter Hire in respect of a Bareboat Charter of a Ship is insufficient to satisfy paragraphs (a) and (b) in the definition of Minimum Bareboat Charter Hire, the Borrower shall be required, on or before each date for the payment of hire under such Bareboat Charter, to pay by way of capital injection or similar payment an additional amount to the relevant Owner so that the total amount received by such Owner is no less than the amount they would have received had the relevant transfer pricing regulations not applied.

29.8	Quiet enjoyment

Upon the relevant Owner or, as applicable, Bareboat Charterer, delivering any Quiet Enjoyment Agreement for a Mortgaged Ship to the Security Agent duly executed by the other parties to it, the Finance Parties agree that the Security Agent will, as soon as reasonably practicable thereafter, duly execute and enter into such Quiet Enjoyment Agreement and return it to the relevant Owner or, as applicable, Bareboat Charterer.

30	Bank accounts
30.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 30 will be complied with throughout the Facility Period.

30.2	Earnings Account
(a)

An Owner or all of the Owners jointly shall be the holder(s) of one or more Accounts with an Account Bank renominated in euro which is designated as an “Earnings Account” for the purposes of the Finance Documents.

(b)

Each Owner’s Earnings of the Mortgaged Ships (including Earnings payable to an Owner under a Bareboat Charter of a Ship) and all moneys payable to the relevant Owner under each Ship’s Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the Finance Documents.

(c)

The relevant Account Holder(s) may withdraw amounts standing to the credit of an Earnings Account for any purpose which is not prohibited under this Agreement, except if an Event of Default is continuing.

30.3	Other provisions
(a)	An Account may only be designated for the purposes described in this clause 30 if:
(i)

such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank.
(c)

The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 30 or waive any of its rights in relation to an Account except with approval.

(d)

The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Security Agent with any other information it may request concerning any Account.

(e)

Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority

Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

31	Business restrictions
31.1	Undertaking to comply

Except as otherwise approved by the Majority Lenders, each Obligor who is a Party undertakes that this clause 31 will be complied with throughout the Facility Period by and in respect of each person to which each relevant provision of this clause is expressed to apply.

31.2	General negative pledge
(a)	In this clause 31.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)	No Owner shall create or permit to subsist any Security Interest over any of its assets.
(c)	(Without prejudice to any other provision of this clause 31), no Owner shall:
(i)

sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other Group Member other than pursuant to disposals permitted under clause 31.11 (Disposals);

(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:
(i)	those granted or expressed to be granted by any of the Security Documents;
(ii)	in relation to a Mortgaged Ship, Permitted Maritime Liens;
(iii)	any lien (other than maritime liens) arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any of the Owners;
(iv)	any payment or close out netting or set-off arrangement or any security arrangement pursuant to any Hedging Contracts or foreign exchange transaction entered into by an Owner;
(v)	rights of netting or set-off over credit balances on bank accounts but only to the extent related to bank fees on the relevant bank accounts; or
(vi)

in relation to Taxes not overdue, or, in the case of income and property taxes and assessments, which are being contested in good faith with due diligence and where the relevant Owner or the Group as a whole has adequate cash reserves in excess of such contested sums.

31.3	Financial Indebtedness

No Owner shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents;
(b)	Indebtedness owing to its trade creditors in the normal course of its business;
(c)

Financial Indebtedness owed by any Owner to another Group Member on an unsecured and subordinated basis subject to a Subordination Deed previously entered into in respect of the same and then only provided that no Event of Default has occurred and is continuing at the time it is incurred and in any event on terms otherwise approved by the Majority Lenders and EIFO;

(d)	Financial Indebtedness permitted under clause 31.4 (Guarantees); and
(e)	Financial Indebtedness permitted under clause 31.5 (Loans and credit),

provided that any cash pooling arrangements on a Group wide basis for cash management purposes of the Group shall not constitute Financial Indebtedness for the purposes of clause 31.3.

31.4	Guarantees

No Owner shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees of obligations of another Group Member that are not Financial Indebtedness or obligations prohibited by any Finance Document;
(b)	guarantees in favour of its own trade creditors for indebtedness owing to its trade creditors and given in the ordinary course of its business;
(c)	guarantees which are Financial Indebtedness permitted under clause 31.3 (Financial Indebtedness);
(d)	guarantees or indemnities from time to time required by any protection and indemnity or war risks association with which a Ship is entered; and
(e)

any performance or similar guarantee issued by an Owner or any counter guarantee issued by an Owner in respect of any guarantee issued by any other person, in each case in relation to a Ship required in the ordinary course of business and operation of that Ship in support of a charter commitment for such Ship, up to an aggregate amount of 10% of the market value (in euro equivalent terms and as determined pursuant to the latest valuation obtained under this Agreement of that Ship for all such guarantees under this paragraph (e).

31.5	Loans and credit

No Obligor shall be a creditor in respect of Financial Indebtedness other than in respect of:

(a)	loans or credit to another Group Member permitted under clause 31.3 (Financial Indebtedness) or clause 31.4 (Guarantees) or loans or credit to any Group Member that is not an Obligor;
(b)

Financial Indebtedness owing to it by another Obligor on an unsecured and, in case of Financial Indebtedness owing to it by an Owner, subordinated basis subject to a Subordination Deed previously entered into in respect of the same and then only provided that no Event of Default has occurred and is continuing at the time it is incurred and in any event on terms otherwise approved by the Majority Lenders;

(c)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities; and
(d)	loans to other Group Members arising under any cash pooling arrangements on a Group wide basis for cash management purposes of the Group.
31.6	Bank accounts, operating leases and other financial transactions

No Owner shall:

(a)

maintain any current or deposit account with a bank or financial institution except for the Accounts (other than, until  the date falling 3 months from the date of this Agreement, any existing accounts to be closed pursuant to paragraph 2 of Part 5 of Schedule 3 (Conditions precedent)) and the deposit of money, operation of current accounts and the conduct of electronic banking operations with the Account Bank and through the Accounts; or

(b)

hold cash in any account (other than with the Account Bank and other than the Accounts) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 31.2 (General negative pledge).

31.7	Subsidiaries

No Owner shall establish or acquire a company or other entity which would be or become a Group Member or reactivate any dormant Group Member.

31.8	Acquisitions and investments

No Owner shall acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:

(a)	any acquisition pursuant to a disposal permitted under clause 31.11 (Disposals);
(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(c)	the incurrence of liabilities in the ordinary course of its business; or
(d)	any loan or credit not otherwise prohibited under this Agreement.
31.9	Reduction of capital

No Guarantor shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

31.10	Increase in capital

No Guarantor shall issue shares or other equity interests to anyone who is not the Borrower or a wholly-owned Subsidiary of the Borrower.

31.11	Disposals

No Owner shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)

disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Owner, in each case for cash on normal commercial terms and on an arm's length basis;

(c)	disposals permitted by clause 25.3 (Sale or other disposal of Ship), clause 31.2 (General negative pledge) or clause 31.3 (Financial Indebtedness);
(d)	dealings with its own trade creditors with respect to book debts in the ordinary course of trading; and
(e)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
31.12	Contracts and arrangements with Affiliates

No Obligor shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis.

31.13	Distributions and other payments by Group

The Borrower shall not:

(a)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve; or
(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

except (1) if no Event of Default is continuing at the time of the declaration, payment or making of any such dividend, distribution or other payment, nor would result from doing so and, (2) if:

(i)

it constitutes (A) a Permitted Distribution or (B) distributions granted to employees or officers of the Borrower in respect of any share incentive plan or as salaries, bonus payments or any other payments relating to their employment with the Group; and

(ii)

the ratio of (A) Net Interest Bearing Debt to (B) EBITDA in respect of a Measurement Period that is a Financial Year, as certified in the then latest Compliance Certificate delivered to the Agent pursuant to the provisions of this Agreement, was lower than 2.75:1.00.

32	Hedging Contracts
32.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 32 will be complied with throughout the Facility Period.

32.2	Hedging
(a)

If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury Transaction so as to hedge fluctuations in respect of interest rates and/or currency exchange rates under this Agreement, they shall notify the Agent in writing.

(b)

Any such Treasury Transaction shall be concluded by the Borrower only, with one or more of the Hedging Providers on the terms of the Hedging Master Agreements but (except with the approval of the Majority Lenders) no such Treasury Transaction shall be concluded unless its purpose is to hedge the Group’s exposure to fluctuations in respect of interest rates and/or currency exchange rates under this Agreement.

(c)

The Hedging Providers shall have the right of first refusal to enter into Treasury Transactions under a Hedging Master Agreement which any Group Member is considering to enter into such Treasury Transactions for the purpose of hedging on competitive terms the Borrower's and the Group’s exposure to fluctuations in respect of interest rates and/or currency exchange rates under this Agreement.

(d)

Other than Hedging Transactions which meet the requirements of paragraphs (a) to (b) above, or any Treasury Transactions to cover the Group’s (or any part of it) exposure to interest rate and/or currency exchange rate fluctuations (originally) entered into by the Borrower with an Original Hedging Provider (or Affiliate) prior to the date of this Agreement (and transferred, assigned, novated to, or otherwise substituted by Treasury Transactions under, a Hedging Master Agreement on or before the first Utilisation Date), the Borrower shall not enter into Treasury Transactions under the Hedging Master Agreements, except with approval.

(e)	The Borrower shall, promptly upon entry into of any Confirmation under a Hedging Contract, deliver to the Agent an original or certified copy of such Confirmation.
(f)

Without prejudice to paragraphs (a) to (e) above, the Borrower shall not be restricted from entering into Treasury Transactions that do not hedge fluctuations in respect of interest rates or currency exchange rates under this Agreement with any hedging provider (including any Hedging Provider) provided that such Treasury Transactions shall not be entered into under a Hedging Master Agreement.

32.3	Assignment of Hedging Contracts by Borrower

Except with approval or by the Hedging Contract Security, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.

32.4	Information concerning Hedging Contracts

The Borrower shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

33	Events of Default

Each of the events or circumstances set out in this clause 33 (except clause 33.20 (Acceleration)) is an Event of Default.

33.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error or by a Disruption Event; and

(b)	payment is made in full within 5 Business Days of its due date.
33.2	Hedging Contracts

An Event of Default or Potential Event of Default in respect of the Borrower (in each case as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

33.3	Financial covenants; EIFO Cover; Sanctions
(a)	The Obligors do not comply with clause 22 (Financial covenants) or clause 28.13 (Security shortfall).
(b)	The Obligors do not comply with clause 23.14 (EIFO requirements) or clause 4.4 (Conditions subsequent).
(c)	The Obligors do not comply with clause 23.13 (Sanctions) or any of paragraphs (b), (c) or (d) of clause 26.16 (Lawful use).
33.4	Insurance
(a)	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 27 (Insurance).
(b)	Any insurer either:
(i)	cancels any such Insurances; or
(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person,

unless such Insurances have been replaced (on terms compliant with the requirements of clause 27 (Insurance)) by the Owners or the Borrower with effect from the date of occurrence of the relevant circumstances under paragraphs (i) or (ii) above as applicable.

33.5	Other obligations
(a)

An Obligor or Manager does not comply with any provision of the Finance Documents (other than those referred to in clause 33.1 (Non-payment), clause 33.2 (Hedging Contracts), clause 33.3 (Financial covenants; EIFO Cover; Sanctions), clause 33.4 (Insurance) or any other provision of this clause 33).

(b)

No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower or any other Obligor or Manager becoming aware of the failure to comply.

(c)	No Event of Default will occur under this clause 33.5 by reason only of an Obligor's failure to comply with a Green Loan Provision.

33.6	Misrepresentation
(a)

Any representation or statement made or deemed to be made by an Obligor or Manager in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless (in the case of any misrepresentation other than one under clauses 20.23 (Security and Financial Indebtedness) or 20.33 (Sanctions)) the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 5 Business Days of the Agent giving notice to the Obligors to do so.

(b)

Any representation or statement made or deemed to be made by an Obligor under clause 20.23 (Security and Financial Indebtedness) is or proves to have been incorrect or misleading in any material respect when made or when deemed to be made, unless the Agent considers that the circumstances giving rise to the misrepresentation are capable of remedy and are so remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower or any other Obligor becoming aware of the misrepresentation.

(c)

No Event of Default will occur under this clause 33.6 to the extent that the representation or statement is included in any Green Loan Provisions and concerns, or the document consists of, Green Loan Information.

33.7	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)	The counterparty to a Treasury Transaction entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
(e)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(f)

No Event of Default will occur under paragraphs (a) to (e) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than €10,000,000 (or its equivalent in any other currency or currencies).

33.8	Insolvency
(a)	An Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
33.9	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)	enforcement of any Security Interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)

Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement or, if earlier, the date on which it is advertised.

33.10	Creditors’ process
(a)

Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days.

(b)

Any judgment or order for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) is made against any Obligor and is not stayed or complied with within thirty (30) days.

33.11	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)

Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

33.12	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except in the case of an Owner as a result of the sale or Total Loss of its Ship and provided that the terms of clause 8.8 (Sale or Total Loss) and if applicable clause 8.14 (Release) have been complied with.

33.13	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

33.14	Repudiation and rescission of Finance Documents

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

33.15	Litigation

Either:

(a)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,

in relation to any Transaction Document or the transactions contemplated in the any Transaction Document or against any Obligor or any of its assets, rights or revenues which is reasonably likely to have a Material Adverse Effect.

33.16	Material Adverse Effect

Any event or circumstance (including any Environmental Incident or any change of law) occurs which has, or is reasonably likely to have, a Material Adverse Effect.

33.17	Arrest of Ship

Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Mortgaged Ship within a period of 30 Business Days thereafter (or such longer period as may be approved) unless within such 30 Business Day Period the Borrower cancels and prepays the Facilities and the Ancillary Outstandings (if applicable) as if such Ship had been sold or become a Total Loss and in accordance with clause 8.8 (Sale or Total Loss) and pays interest thereon together with all other amounts owing to the Finance Parties under the Finance Documents together with such prepayment.

33.18	Ship registration

Except with approval by the Majority Lenders and EIFO, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

33.19	Political risk
(a)

Either (1) the Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.

(b)	No Event of Default under paragraph (a) above will occur if:
(i)	in the opinion of the Agent it is practicable for action to be taken by the Borrower to prevent the relevant event or circumstance having a Material Adverse Effect; and
(ii)	the Borrower takes such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.
33.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders and EIFO:

(a)	by notice to the Borrower:
(i)	declare that no withdrawals be made from any Account; and/or
(ii)

cancel the Available Commitments of all the Lenders and/ or each Ancillary Commitment at which time they shall immediately be cancelled, and/or they shall immediately cease to be available for further utilisation; and/or

(iii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(v)

declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(vi)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
34	Position of Hedging Providers
34.1	Rights of Hedging Providers
(a)

Each Hedging Provider is a Finance Party and, as such, will be entitled to share in the Transaction Security in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

(b)	The Original Hedging Providers shall have the right of first refusal on any future Hedging Contracts in relation to the Ships or the Facilities.

34.2	No voting rights

No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

34.3	Acceleration and enforcement of security

Neither the Agent nor the Security Agent any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 33 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements or interests of any Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

34.4	Close out of Hedging Contracts
(a)

The Parties agree that at any time on and after any Event of Default the Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Provider, to instruct such Hedging Provider to terminate and close out any Hedging Transactions (or part thereof) with the relevant Hedging Provider. The relevant Hedging Provider will (and shall be entitled to) terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.

(b)	No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:
(i)	in accordance with a notice served by the Agent under paragraph (a) above; or
(ii)

if the Borrower has not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of 5 Business Days after the due date for payment and the Agent (acting on the instructions of the Majority Lenders) consents to such termination or close out; or

(iii)	if the Agent takes any action under clause 33.20 (Acceleration); or
(iv)	if the Hedging Provider or any of its Affiliates ceases to be a Lender; or
(v)	any of the events set out in clause 33.8 (Insolvency) or clause 33.9 (Insolvency process) above occurs in relation to the Borrower; or
(vi)

if the Available Commitments of all the Lenders have been cancelled (or otherwise cease to be available), the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrower in full and the Facilities have ceased to be available for further utilisation.

(c)

If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Agent for application in accordance with clause 40.1 (Order of application).

(d)	No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.

Section 9 -  Changes to Parties

35	Changes to the Lenders
35.1	Assignments by the Lenders

Subject to this clause 35, a Lender (the Existing Lender) may assign any of its rights under any Finance Document to any of the following persons (the New Lender):

(a)	to another bank or financial institution, an insurer or reinsurer or EIFO; and
(b)

following the occurrence of an Event of Default under clause 33.1 (Non-Payment), paragraph (c) of clause 33.3 (Financial covenants; EIFO Cover; Sanctions), clause 33.8 (Insolvency) or clause 33.9 (Insolvency proceedings) that is continuing, also to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, or to EIFO or to any other person.

35.2	Borrower consultation; EIFO approval; Hedging Providers
(a)

An Existing Lender must consult with the Borrower and EIFO for no more than 15 days (and for the avoidance of doubt there shall be no obligation to obtain the Borrower’s consent) before it may make an assignment under clause 35.1 (Assignments by the Lenders) unless the assignment is:

(i)	to another Lender or to EIFO or to an Affiliate of any Lender or of EIFO;
(ii)	to a fund which is a Related Fund of that Existing Lender; or
(iii)	made at a time when an Event of Default is continuing.
(b)	The prior written consent of EIFO is required for an assignment by a Facility C Lender of its Facility C Commitments and/or its participation in Facility C.
(c)

An Existing Lender who is also a Hedging Provider (or where its Affiliate is a Hedging Provider) may not assign all of its Commitment and participation in the Facilities unless at the same time it uses reasonable endeavours to procure that such Hedging Provider also assigns and transfers all of its rights and obligations under all Hedging Contracts and all Hedging Master Agreements to which it is a party to another Hedging Provider who is also a Lender (or will be the proposed New Lender in connection with the proposed assignment of the Commitment and/or participation of such Existing Lender) or their Affiliate, in each case, subject to clause 35.13(c) (Accession of Hedging Providers to this Agreement).

(d)

The Borrower shall procure that the provisions of paragraph (c) are complied with in the event that the relevant Existing Lender is a Lender being replaced pursuant to the provisions of clause 8.7 (Replacement of Lender).

35.3	Other conditions of assignment
(a)	An assignment will only be effective:
(i)

on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it had been an Original Lender;

(ii)

on the Existing Lender and the New Lender entering into any documentation required for the New Lender to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and/or (if it will no longer have an Available Commitment or participation in the Facilities) to remove the

Existing Lender as a party to and/or beneficiary of any such Security Document and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)

on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender;

(iv)

if that Existing Lender assigns equal fractions of its Commitment and participation in each Loan and each Utilisation (if any) under the same Facility provided that an assignment by an Existing Lender may relate to one or more Facilities (but not necessarily all the Facilities); and

(v)	if the total amount of participation and Commitment of the Existing Lender being assigned is not less than €1,000,000 in any Facility.
(b)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

35.4	Processing fee

The New Lender (save for EIFO in respect of an assignment to it) shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of €10,000.

35.5	Processing expenses

The New Lender shall, in addition to any fee payable under clause 35.4 (Processing fee), promptly on demand, pay the Agent the amount of:

(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in connection with any such assignment; and
(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.
35.6	Transfer costs and expenses relating to security

The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(a)

all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document granted in favour of (among others) the Lenders and/or the benefit of any such Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.
35.7	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(iv)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or
(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of:
(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(ii)	will continue to make its own independent appraisal of the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(iii)	has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and
(iv)

will continue to make its own independent appraisal of the creditworthiness of each Obligor, EIFO and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 35; or
(ii)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Transaction Document or by reason of the application of any Basel Regulation to the transactions contemplated by the Transaction Documents or otherwise.

35.8	Procedure available for assignment
(a)

Subject to the conditions set out in clause 35.2 (Borrower consultation; EIFO approval; Hedging Providers) and clause 35.3 (Other conditions of assignment) an assignment may be effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under paragraph (a) of clause 35.3 (Other conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	The Obligors who are Parties and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)	Subject to clause 35.12 (Transfer to EIFO), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;
(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(e)

Lenders may utilise procedures other than those set out in this clause 35.8 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 35.8 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 35.2 (Borrower consultation; EIFO approval; Hedging Providers) and clause 35.3 (Other conditions of assignment).

35.9	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (a) of clause 35.3 (Other conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrower.

35.10	Security over Lenders’ rights
(a)

In addition to the other rights provided to Lenders under this clause 35, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank;
(ii)

any assignment to a special purpose vehicle set up by a Lender or any Affiliate of any Lender where a charge, assignment or other Security Interest is to be created over securities issued by such special purpose vehicle in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(iii)

any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(A)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(B)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

Notwithstanding any provision to the contrary, upon the enforcement of any charge, assignment or other Security Interest referenced under paragraph (a) above the beneficiary thereof (the Beneficiary) shall deliver notice of that enforcement to the Agent, with such notice taking effect in accordance with its terms, and the Beneficiary shall, upon completion of the conditions referenced in paragraph (a)(iii) of clause 35.3 (Other conditions of assignment), become a Party as a New Lender in respect of the rights which are subject to that charge, assignment or Security Interest.

35.11	Pro rata interest settlement
(a)	In respect of any assignment pursuant to clause 35.8 (Procedure for assignment) the Transfer Date of which, in each case, is not on the last day of an Interest Period:
(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 35.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this clause references to Interest Period shall be construed to include a reference to any other period for accrual of fees.
35.12	Transfer to EIFO
(a)

If a Lender receives a payment from EIFO under the EIFO Guarantee Policy in respect of its participation in a Facility C Loan, then, to the extent that it is required to do so by EIFO pursuant to the terms of the EIFO Guarantee Policy, that Lender shall, at the cost of the Borrower and without the Borrower’s consent, assign to EIFO a part of its participation in the relevant Facility C Loan equal to the amount paid to it by EIFO (but the assignment shall not limit the rights of that Lender to recover any remaining part of its participation in that Facility C Loan or of any other moneys owing to it). Provided however that if EIFO makes any payment to the Lenders under the EIFO Guarantee Policy:

(i)	the obligations of the Obligors and the Finance Parties (and of any of them) under this Agreement and each of the Finance Documents shall not be discharged nor affected in any way;

(ii)	EIFO shall be subrogated to the respective rights of the Lenders (to the extent of such payment) against the Obligors and the Finance Parties;
(iii)

EIFO shall be entitled to the extent of such payment to exercise the respective rights of the Lenders (whether present or future) against the Obligors and the Finance Parties (and against any of them) pursuant to this Agreement and the Finance Documents or any relevant laws and/or regulations unless and until such payment and the interest accrued thereon are fully reimbursed to EIFO; and

(iv)

with respect to the obligations of the Obligors owed to the Finance Parties under the Finance Documents (or any of them) and, to the extent of such payment, such obligations shall additionally be owed to EIFO by way of subrogation of the rights of the Finance Parties.

(b)

Each of the Lenders agrees that as soon as all moneys due under the EIFO Guarantee Policy have been finally paid in full by EIFO then each of the relevant Lenders shall promptly transfer to EIFO 100 per cent of their respective Commitments, participations and other rights under Facility C in respect of the relevant Facility C Loan, in proportion to and in accordance with the schedule of payments made by EIFO under the EIFO Guarantee Policy whereupon EIFO shall, upon receipt by the Agent of a duly completed Transfer Certificate, and modified to the extent agreed between the Finance Parties and EIFO for consistency with the terms and conditions of the EIFO Guarantee Policy, be a transferee and as such shall be entitled to the rights and benefits of the Lenders under the Finance Documents to the extent of its participation in such Facility C Loan. Notwithstanding any provisions to the contrary in any Finance Document, the Borrower consents to such assignment and transfer.

(c)

The Borrower shall indemnify EIFO in respect of any costs or expenses (including legal fees) suffered or incurred by EIFO in connection with the transfer referred to hereinabove or in connection with any review by EIFO of any Default or dispute between the Borrower and any of the Finance Parties occurring prior to the transfer referred to hereinabove.

(d)	For the avoidance of doubt, EIFO may, at its sole discretion, reinsure its obligations under the EIFO Guarantee Policy in whole or in part.
35.13	Accession of Hedging Providers to this Agreement
(a)

Any Party (other than an Original Lender) which becomes a Lender after the date of this Agreement with a Commitment which represents at least 5 per cent of the Total Commitments at the time it becomes a Lender shall, at the same time, become a Party to this Agreement as a Hedging Provider.

(b)

A Lender may request that an Affiliate of that Lender becomes a Hedging Provider by delivering to the Agent a duly executed Hedging Provider Accession Letter referred to in Schedule 8 (Form of Hedging Provider Accession Letter).

(c)	The relevant Affiliate will become a Hedging Provider when the Agent enters into the relevant Hedging Provider Accession Letter referred to in Schedule 8 (Form of Hedging Provider Accession Letter).
36	Changes to the Obligors
36.1	Assignment and transfers by Obligors

Except with the prior written consent of all the Lenders and EIFO, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

36.2	Prohibition on Debt Purchase Transactions by the Group

The Obligors shall not, and the Borrower shall procure that each Group Member shall not, enter into any Debt Purchase Transaction or be a Lender or beneficially own all or any part of the share capital of a company that is or is to be a Lender or a party to a Debt Purchase Transaction of the type referred to in the definition of Debt Purchase Transaction.

36.3	Disenfranchisement of Debt Purchase Transactions entered into by Borrower Affiliates
(a)

For so long as a Borrower Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)

in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or any agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(ii)

for the purposes of clause 51.2 (All Lender matters), such Borrower Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purpose of paragraph (i) above (unless, in the case of a person not being a Borrower Affiliate, it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)

Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Borrower Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	No Lender shall knowingly enter into any Notifiable Finance Purchase Transaction unless such Notifiable Finance Purchase Transaction relates to the entirety of its Commitment in the Facilities.
(d)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a Borrower Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(e)	Each Borrower Affiliate that is a Lender agrees that:
(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of or addressed to, the Agent or one or more of the Lenders. For the avoidance of doubt the only information the Lender is entitled to receive are operational notices for that Lender in connection with their Commitment.

36.4	Borrower Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Borrower Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into the Debt Purchase Transaction, notify the Agent of the extent of the

Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

36.5	Additional Guarantors
(a)

Subject to compliance with the provisions of paragraph (c) of clause 21.13 ("Know your customer" checks), the Borrower may request that any of its Subsidiaries becomes an Additional Guarantor (1) for the purposes of clause 25.8(b) or (c)(Chartering) where there is a change of Bareboat Charterer of a Ship and the proposed Bareboat Charterer of that Ship is not already a Guarantor, (2) for the purposes of a transfer of shares in a Guarantor to an Approved Shareholder such that such change does not constitute or result in a Change of Control or (3) for the purposes of clause 23.9(b) (Merger and Permitted Reorganisation) and the accession to this Agreement as Guarantors of each of the Target Guarantors or clause 23.9(f) (Merger and Permitted Reorganisation) and the accession to this Agreement as a Guarantor of a Permitted Reorganisation Subsidiary. That Subsidiary shall become an Additional Guarantor if:

(i)	it is a direct or indirect (and wholly-owned unless it is to be a Bareboat Charterer under a JV Bareboat Charter for that Ship) Subsidiary of the Borrower;
(ii)

it is incorporated, registered or formed in the same jurisdiction as the Borrower, any EEA Member Country, the United States of America, United Kingdom, Japan or such other jurisdiction as approved by the Lenders and EIFO;

(iii)	the Borrower and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed (at the cost and expense of the Borrower);
(iv)

the Borrower procures that the shareholder(s) of all of the shares in such Additional Guarantor deliver to the Security Agent duly executed Share Security together with any documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in respect of such Share Security;

(v)

the Agent has received all of the documents and other evidence listed in Part 4 of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor and such Share Security, each in form and substance satisfactory to the Agent and at the cost and expense of the Borrower;

(vi)

the Parties have entered into such other amendments and documents (including any amendment to this Agreement and to any of the other Finance documents, including additional Security Interests where required) as the Finance Parties may require in respect of the above matters (at the cost and expense of the Borrower); and

(vii)

the entry by the Parties into any of the above documents does not otherwise constitute a Default nor would otherwise cause or result in a Default (and the Borrower confirms the same in writing to the Agent).

(b)

The Agent shall notify the Borrower, the Lenders and EIFO promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 4 of Schedule 3 (Conditions precedent) and those listed in any of the preceding paragraphs of this clause 36.5 in each case in respect of an Additional Guarantor.

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d)

With effect on the date of delivery of the duly executed Accession Deed to the Agent and the Security Agent in respect of an Additional Guarantor (the Relevant Additional Guarantor) and provided that on or before such date the Agent has given the notification described in paragraph (b) above in respect of the Relevant Additional Guarantor:

(i)

the Parties hereby agree and confirm that the Relevant Additional Guarantor will be made an additional party to this Agreement, as joint and several guarantor with the Guarantors as at the date of this Agreement (the Original Guarantors) and any other Additional Guarantor previously made a guarantor under this Agreement pursuant to this clause 36.5 (a Previously Acceded Additional Guarantor), and this Agreement shall henceforth be construed and treated in all respects as if references therein to “Guarantors” included references to the Relevant Additional Guarantor in addition to the Original Guarantors and any Previously Acceded Additional Guarantor.

(ii)	the Parties hereby agree and confirm that the Relevant Additional Guarantor will be bound by the terms of this Agreement as if it had all times been named therein as Guarantor;
(iii)

the Relevant Additional Guarantor agrees that it will duly and punctually perform all the liabilities and obligations whatsoever from time to time to be performed or discharged by the Original Guarantors and any Previously Acceded Additional Guarantor under this Agreement (and for which the Original Guarantors, any Previously Acceded Additional Guarantor and the Relevant Additional Guarantor hereby agree to be jointly and severally liable); and

(iv)

without prejudice to the generality of paragraphs (ii) and (iii) above, the Relevant Additional Guarantor agrees that it will be a guarantor under the Guarantee in respect of the full amount of the Loans, interest thereon and all other sums which may be or become due to the Finance Parties pursuant to any of the Finance Documents.

36.6	Repetition of Representations

Delivery of an Accession Deed in respect of an Additional Guarantor constitutes confirmation by that Additional Guarantor that the representations and warranties referred to in paragraph (d) of clause 20.37 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

Section 10 -  The Finance Parties

37	Roles of Agent, Security Agent, EIFO Agent and Arranger
37.1	Appointment of the Agent and Security Agent

Each other Finance Party (other than the Security Agent) appoints:

(a)	the Agent to act as its agent under and in connection with the Finance Documents and the EIFO Guarantee Policy and as its agent and as trustee under the Security Documents;
(b)	the Security Agent to act as its agent and as trustee under the Finance Documents to which it is or is intended to be a party; and
(c)

the Security Agent as agent (in Danish: fuldmægtig and repræsentant) to receive and hold the Transaction Security under the Security Documents governed by Danish law on behalf of and for the benefit of the Finance Parties and to be entitled to exercise all rights and remedies under and in accordance with such Security Documents in its own name or in the name of any of the Finance Parties and the Security Agent agrees to receive and hold the Transaction Security accordingly. The Security Documents shall be granted by the relevant Obligors to the Security Agent as agent (in Danish: fuldmægtig and repræsentant) for the Finance Parties in accordance with Section 18(1), cf. Section 1(2) of the Danish Capital Markets Act (in Danish: kapitalmarkedsloven). Each Obligor acknowledges that the Security Agent shall act as agent (in Danish: fuldmægtig and repræsentant) for the Finance Parties.

37.2	Security Agent as trustee

The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.

37.3	Authorisation of Agent and Security Agent

Each of the Finance Parties authorises the Agent and the Security Agent:

(a)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents and the EIFO Guarantee Policy together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
37.4	Instructions to Agent and the Security Agent
(a)	The Agent and the Security Agent shall:
(i)

subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	all the Lenders or the Majority Lenders and/or EIFO (as the case may be) if the relevant Finance Document stipulates the matter requires such decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties or EIFO, from that Finance Party or group of Finance Parties or EIFO) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties or EIFO under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)

in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clauses 37.9 (No duty to account) to clause 37.14 (Exclusion of liability), clause 37.20 (Confidentiality) to clause 38.6 (Custodians and nominees) and clauses 38.9 (Acceptance of title) to 38.12 (Disapplication of Trustee Acts).

(e)

If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s or (as the case may be) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 51 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)

The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties or EIFO until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)

Without prejudice to the provisions of clause 39 (Enforcement of Transaction Security) and the remainder of this clause 37, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

37.5	Legal or arbitration proceedings

Neither the Agent nor the Security Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document or the EIFO Guarantee Policy. This clause 37.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.

37.6	Duties of the Agent and the Security Agent
(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly
(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and
(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)	Without prejudice to clause 35.9 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Transfer Certificate.
(d)

Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

Without prejudice to clause 40.12 (Notification of prescribed events), if the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and EIFO through the EIFO Agent.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance Parties and EIFO through the EIFO Agent.

(g)

The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

37.7	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

37.8	No fiduciary duties

Nothing in any Finance Document constitutes the Agent, the Security Agent, the EIFO Agent or any Arranger as a trustee or fiduciary of any other person except to the extent that the Security Agent acts as trustee for the other Finance Parties pursuant to clause 37.1(c) (Security Agent as trustee).

37.9   No duty to account

None of the Agent, the Security Agent, the EIFO Agent, any Arranger or any Ancillary Lender shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

37.10  Business with the Group

The Security Agent, the EIFO Agent, Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

37.11	Rights and discretions of the Agent and the Security Agent
(a)	The Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)

any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(C)

in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:
(i)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 33.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)

any notice or request made by the Borrower (other than (in the case of the Agent) a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)

Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.

(e)

Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)

The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s, the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)

Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)

Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 21 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

37.12  Responsibility for documentation and other matters

(a)	None of the Agent, the Security Agent, any Arranger, any Ancillary Lender, any Receiver or any Delegate is responsible or liable for:
(i)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, any Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document, the EIFO Guarantee Policy or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document and the EIFO Guarantee Policy;

(ii)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the EIFO Guarantee Policy, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the EIFO Guarantee Policy, the Transaction Security or the Security Property;

(iii)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents or the EIFO Guarantee Policy;
(iv)

(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(v)	the failure of any Obligor or EIFO or any other party to perform its obligations under any Transaction Document or the EIFO Guarantee Policy or the financial condition of any such person;
(vi)	(save as otherwise provided in this clause 37) taking or omitting to take any other action under or in relation to the Security Documents;
(vii)	failing to register any of the Security Documents or the EIFO Guarantee Policy in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;
(viii)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(ix)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

(b)

The Agent is not responsible or liable for the adequacy, accuracy or completeness of any Green Loan Information (whether oral or written) supplied by the Borrower, any Group Member, the External Reviewer or any other person in or in connection with any Green Loan Report and/or any Green Loan Provisions contemplated in this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility.

37.13	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
(d)	whether or not any Declassification Event, Green Loan or a Green Loan Compliance Certificate Inaccuracy has occurred; or
(e)	as to the performance, default or any breach by any Obligor of its obligations under any Green Loan Provision.
37.14	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Ancillary Lender, any Receiver or Delegate), none of the Agent, the Security Agent, any Ancillary Lender, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property or the EIFO Guarantee Policy, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property, the EIFO Guarantee Policy or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, the EIFO Guarantee Policy or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Security Agent, an Ancillary Lender, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, any Ancillary Lender, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, an Ancillary Lender, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document, the EIFO Guarantee Policy or any Security Property and any officer, employee or agent of the Agent, the Security Agent, any Ancillary Lender, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent the Security Agent, or any Arranger to carry out
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or any Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate (as

the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

(f)

The Agent is not acting in an advisory capacity to any person in respect of the GLP nor will the Agent be obliged to verify whether any Facility will comply with the GLP on behalf of any of the Finance Parties or EIFO and each Finance Party and EIFO is solely responsible at all times for making its own independent appraisal of, and analysis in relation to, each Green Loan Criteria, the Green Loan Information and any other Green Loan Provision of this Agreement.

37.15  Lenders’ indemnity to the Agent and others

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 45.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents and, to the extent applicable, the EIFO Guarantee Policy (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)

Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

37.16  Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties, the EIFO Agent and the Borrower.
(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent.
(c)

If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the Borrower) or (in the case of the Security Agent) the Agent may appoint a successor Agent or Security Agent.

(d)

If the Agent or the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or the Security Agent is entitled to appoint a successor Agent or (as the case may be) the Security Agent under paragraph (c) above, the Agent or (as the case may be) the Security

Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) the Security Agent to become a party to this Agreement as Agent or (as the case may be) the Security Agent) agree with the proposed successor Agent or (as the case may be) the Security Agent amendments to this clause 37 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) the Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) the Security Agent under this Agreement which are consistent with the successor Agent’s or (as the case may be) the Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent the Security Agent, shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) the Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or (as the case may be) the Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon:
(i)	the appointment of a successor; and
(ii)

(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)

Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 38.10 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 16.4 (Indemnity to the Agent, the Security Agent, the EIFO Agent and EIFO) and 16.5 (Indemnity concerning security) and this clause 37 (and any agency or other fees for the account of the retiring Agent or the Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under clause 14.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

37.17  Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.
(b)

The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 16.4 (Indemnity to the Agent, the Security Agent, the EIFO Agent and EIFO) and this clause 37 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(e)	Paragraph (f) of clause 37.16 (Resignation of the Agent or the Security Agent) shall apply to any replacement of the Agent under this clause 37.17.
37.18	Replacement of the Security Agent
(a)

The Majority Lenders may, by notice to the Security Agent, require the Security Agent to resign in accordance with paragraph (b) of clause 37.16 (Resignation of the Agent or the Security Agent). In this event, the Security Agent shall resign in accordance with that paragraph but the cost referred to in paragraph (a) of clause 37.16 (Resignation of the Agent or the Security Agent) shall be for the account of the Borrower.

(b)

Any person appointed and replacing the Security Agent (or a successor Security Agent) shall automatically act as agent and representative (Da: fuldmægtig og repræsentant) in accordance with section 18(1), cf. section 1(2), of the Danish Capital Markets Act and be entitled to exercise all rights and remedies under and in accordance with this Agreement in its own name or in the name of any of the Finance Parties.

37.19	Information from the Finance Parties

Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) the Security Agent.

37.20  Confidentiality

(a)

In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or (as the case may be) the Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

37.21	Agent’s relationship with the Lenders and Hedging Providers
(a)

The Agent may treat the person shown in its records as Lender or as a Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as a Hedging Provider acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) as a Hedging Provider to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender or Hedging Provider may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) Hedging Provider under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 47.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer (or such other information) by that Lender or (as the case may be) Hedging Provider for the purposes of clause 47.2 (Addresses) and clause 47.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) Hedging Provider.

37.22  Information from the Finance Parties

Each Finance Party shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.

37.23  Credit appraisal by the Finance Parties and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party and Ancillary Lender confirms to the Agent, the Security Agent, the Arrangers and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Members and EIFO;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the EIFO Guarantee Policy, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Security Property or the EIFO Guarantee Policy;

(c)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents or the EIFO Guarantee Policy;

(d)

whether that Finance Party or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or the EIFO Guarantee Policy, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)

the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, the Arrangers or any other Party or by any other person under or in connection with, the transactions contemplated by any Transaction Document, the EIFO Guarantee Policy or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the EIFO Guarantee Policy; and

(f)

the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

37.24  Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

37.25	Reliance and engagement letters

Each of the Agent, the Security Agent and the Arrangers may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts in connection with the Transaction Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, vessel manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).

37.26  Amounts paid in error

(a)

If the Agent or the Security Agent pays an amount to another Party and the Agent or (as the case may be) the Security Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent or (as the case may be) the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent or (as the case may be) the Security Agent to reflect its cost of funds.

(b)	Neither:
(i)	the obligations of any Party to the Agent or the Security Agent; nor
(ii)	the remedies of the Agent or the Security Agent,

(whether arising under this clause 37.26 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Agent or (as the case may be) the Security Agent or any other Party).

(c)

All payments to be made by a Party to the Agent or Security Agent (whether made pursuant to this clause 37.26 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)

In this Agreement, "Erroneous Payment" means a payment of an amount by the Agent or the Security Agent to another Party which the Agent or (as the case may be) the Security Agent determines (in its sole discretion) was made in error.

38	Trust and security matters
38.1	Undertaking to pay
(a)

Each Obligor who is a Party undertakes with the Security Agent as trustee for the Finance Parties that it will, on demand by the Security Agent, pay to the Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)

Each payment which such an Obligor makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy that Obligor’s corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

38.2	Parallel debt
(a)	Additional definitions:

In this clause:

Corresponding Debt means any amount, other than any Parallel Debt, which an Obligor owes from time to time to a Finance Party under or in connection with the Finance Documents.

Parallel Debt means any amount which an Obligor owes to the Security Agent under clause 38.2(b) below or under that clause as incorporated by reference or in full in any other Finance Document.

(b)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.
(c)	The Parallel Debt of an Obligor:
(i)	shall become due and payable at the same time as its Corresponding Debt; and
(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.
(d)	For the purposes of this clause 38.2, the Security Agent:
(i)	is the independent and separate creditor of each Parallel Debt;
(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and
(iii)

shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)

Other than as set out in clause 38.2(f) below, the undertaking to pay Parallel Debt shall not limit or affect the existence of the Corresponding Debt, for which the Finance Parties shall have an independent right to demand performance.

(f)

The rights of the Finance Parties to receive payment of the Corresponding Debt are several from the rights of the Security Agent to receive payment of the Parallel Debt, provided that the Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and
(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be:

(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and
(B)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(g)

All amounts received or recovered by the Security Agent in connection with this clause 38.2 to the extent permitted by applicable law, shall be applied in accordance with clause 40.1 (Order of application).

(h)	This clause 38.2 shall apply, with any necessary modifications, to each Finance Document.
38.3	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(d)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)

take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.
38.4	Insurance by Security Agent
(a)	The Security Agent shall not be obliged:
(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

38.5	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties. Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

38.6	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

38.7	Delegation by the Security Agent
(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

38.8	Additional trustees
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)	if it considers that appointment to be in the interests of the Finance Parties;
(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)

At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.
(f)

The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Agent shall have exercised reasonable care in the selection of such person.

38.9	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

38.10	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Agent under each of the Security Documents; and

(ii)

any Security Agent which has resigned pursuant to clause 37.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

38.11	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

38.12	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

38.13	Role of the EIFO Agent
(a)

Each of the Facility C Lenders, the Agent and the Security Agent appoints the EIFO Agent to act as its Agent for the purposes of dealing with EIFO in respect of the EIFO Guarantee Policy and the EIFO Agent accepts the appointment on and subject to the terms of this clause 38.13.

(b)	The EIFO Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(c)

The EIFO Agent shall promptly forward to the Agent the original or a copy of any document which is delivered to the EIFO Agent for another Party and shall promptly forward to EIFO (in accordance with the provision of the EIFO Guarantee Policy) the original or a copy of any document which is delivered to the EIFO Agent by any other Party.

(d)	Except where a Finance Document specifically provides otherwise, the EIFO Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)

Clauses 37.11(f), 37.11(g) and 37.11(i) (Rights and discretions of the Agent and the Security Agent), 37.12 (Responsibility for documentation and other matters), 37.13 (No duty to monitor), 37.14 (Exclusion of liability), 37.16 (Resignation of the Agent or the Security Agent), 37.20 (Confidentiality), 37.21 (Agent’s relationship with the Lenders and Hedging Providers), 37.23 (Credit appraisal by the Finance Parties and Ancillary Lenders) and 37.24 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the EIFO Agent in its capacity as such and for that purpose each reference to the "Agent" in these clauses shall extend to include in addition a reference to the "EIFO Agent" in its capacity as such, provided, that any change, substitution or resignation of the EIFO Agent shall be subject to any consent requirement pursuant to the EIFO Guarantee Policy, and references to “Lenders” in these clauses shall be to “Facility C Lenders”.

(f)	All communication between the Finance Parties and EIFO shall be carried out exclusively through the EIFO Agent.
(g)	Each Facility C Lender shall deal with the EIFO Agent exclusively through the Agent and shall not deal directly with the EIFO Agent.

38.14  EIFO Guarantee Policy

Each Facility C Lender represents and warrants to the EIFO Agent that, to the best of its knowledge, with effect from the date it receives the EIFO Guarantee Policy, (i) it has reviewed such EIFO Guarantee Policy and is aware of the provisions thereof, (ii) any representations and warranties made by the EIFO Agent on behalf of each Facility C Lender under the such EIFO Guarantee Policy are true and correct with respect to such Facility C Lender in all respects, and (iii) no information provided by such Facility C Lender in writing to the EIFO Agent or to EIFO prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Facility C Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission. Each Facility C Lender, to the best of its knowledge, represents and warrants to the EIFO Agent that it has not taken (or failed to take), and agrees with the EIFO Agent that it shall not take (or fail to take), any action that would result in the EIFO Agent being in breach of any of its obligations in its capacity as EIFO

Agent under the EIFO Guarantee Policy or the Finance Documents, or result in any of the Facility C Lenders being in breach of any of their respective obligations as insured parties, under the EIFO Guarantee Policy, or which would otherwise prejudice the EIFO Agent's ability to make a claim on behalf of the Lenders under the EIFO Guarantee Policy.

38.15	EIFO Agent actions
(a)

Without prejudice to paragraph (b) below, the EIFO Agent agrees to take such actions under the EIFO Guarantee Policy (including with respect to any amendment, modification or supplement to the EIFO Guarantee Policy) as may be directed on the unanimous instructions of the Facility C Lenders from time to time; provided that, anything herein or in the EIFO Guarantee Policy to the contrary notwithstanding, the EIFO Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

(b)

The EIFO Agent shall, if instructed to do so by any Facility C Lender (and in its capacity as EIFO Agent under the EIFO Guarantee Policy), submit a demand for payment under the EIFO Guarantee Policy as soon as reasonably practicable following the receipt of instructions to do so by any Facility C Lender. Such demand for payment shall be submitted on behalf of all Facility C Lenders but, for the avoidance of doubt, each Facility C Lender may independently instruct the EIFO Agent to make such demand for payment and the EIFO Agent shall not require the consent of any other Facility C Lender to make such demand for payment.

38.16  Examination of documents by the Agent and the EIFO Agent

Without prejudice to the obligations of the EIFO Agent under the EIFO Guarantee Policy, the Borrower and each Lender hereby unconditionally and irrevocably agree that the Agent’s and the EIFO Agent's responsibility for the examination of any Finance Document, the EIFO Guarantee Policy or any other document received with respect thereto shall be limited to ascertaining that such document appears on its face (or, if any such document is not only in English, the English translation or version of which appears on its face) to be in accordance with its description.

For the purposes of this clause 38.16, appearing on its face has the meaning given to that term in the latest version of the Uniform Customs Practice for Documentary Credits of the International Chamber of Commerce.

39	Enforcement of Transaction Security
39.1	Enforcement Instructions
(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.
(b)

Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Agent is entitled to rely on and comply with instructions given in accordance with this clause 39.1.
39.2	Manner of enforcement

If the Transaction Security is being enforced pursuant to clause 39.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

39.3	Waiver of rights

To the extent permitted under applicable law and subject to clause 39.1 (Enforcement Instructions), clause 39.2 (Manner of enforcement) and clause 40 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

39.4	Enforcement through Security Agent only
(a)

The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent (or, if applicable, on the instructions of EIFO) or as required and permitted by this clause 39.4.

(b)	Where a Finance Party (other than the Security Agent) is a party to a Security Document that Finance Party shall:
(i)

promptly take such action as the Security Agent may reasonably require (acting on the instructions of the Agent) to enforce, or have recourse to, any of the Transaction Security constituted by such Security Document or, for such purposes, to exercise any right, power, authority or discretion arising or to grant any consents or releases under such Security Document or (subject to clause 51.6 (Releases)) to release, reassign and/or discharge any such Transaction Security or any guarantee or other obligations under any such Security Document; and

(ii)	not take any such action except as so required or (in the case of a release) for a release which is expressly permitted or required by the Finance Documents.
(c)

Each Finance Party (other than the Security Agent) which is party to a Security Document shall, promptly upon being requested by the Security Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent or its legal advisers to enable the Security Agent or such legal advisers to enforce or have recourse in the name of such Finance Party to the relevant Transaction Security constituted by such Security Document or to exercise any such right, power, authority or discretion or to grant any such consent or release under such Security Document or to release, reassign and/or discharge any such Transaction Security on behalf of such Finance Party.

40	Application of proceeds
40.1	Order of application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (other than any amounts received under the EIFO Guarantee Policy, which are for the account of the Facility C Lenders as specified therein) (for the purposes of this clause 40, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 40), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (other than pursuant to clause 38.1 (Undertaking to pay) or clause 38.2 (Parallel debt)), any Receiver or any Delegate;
(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties and EIFO for application in accordance with clause 45.5 (Partial payments);
(d)

if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.

The foregoing shall be without prejudice to any payment waterfall provisions set forth in the EIFO Guarantee Policy in respect of the proceeds of the EIFO Guarantee Policy, which shall govern the payment by EIFO of the proceeds of the EIFO Guarantee Policy and the sharing of such proceeds by the Facility C Lenders.

40.2	Security proceeds realised by other Finance Parties

Where a Finance Party (other than the Security Agent) is a party to a Security Document and that Finance Party receives or recovers any amounts pursuant to the terms of that Security Document or in connection with the realisation or enforcement of all or any part of the Transaction Security which is the subject of that Security Document then, subject to the terms of that Security Document and to the extent permitted by applicable law, such Finance Party shall account to the Security Agent for those amounts and the Security Agent shall apply them in accordance with clause 40.1 (Order of application) as if they were Recoveries for the purposes of such clause or (if so directed by the Security Agent) shall apply those amounts in accordance with clause 40.1 (Order of application).

40.3	Investment of cash proceeds

Prior to the application of any Recoveries in accordance with clause 40.1 (Order of Application) the Security Agent may, in its discretion, hold:

(a)	all or part of any Recoveries which are in the form of cash; and
(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 40.

40.4	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:
(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and
(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:

(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
40.5	Permitted Deductions

The Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

40.6	Good discharge
(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.
(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, the Security Agent to the extent of that payment.
(c)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

40.7	Calculation of amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Agent shall be entitled to:

(a)

notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and

(b)

assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.

40.8	Release to facilitate enforcement and realisation
(a)

Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)

Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)	Where the relevant enforcement is by way of disposal of shares in an Owner, the requisite release may include releases of all claims (including under guarantees) of the Finance

Parties and/or the Security Agent against such Owner and of all Security Interests over its assets.

40.9	Dealings with Security Agent

Each Finance Party shall deal with the Security Agent exclusively through the Agent.

40.10  Agent’s dealings with Hedging Provider

The Agent shall not be under any obligation to act as agent or otherwise on behalf of any Hedging Provider except as expressly provided for in, and for the purposes of, this Agreement.

40.11	Disclosure between Finance Parties and Security Agent

Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.

40.12	Notification of prescribed events
(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)

If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

(d)

If an Obligor defaults on any payment due under a Hedging Contract, the Hedging Provider which is party to that Hedging Contract shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Agent.

(e)

If a Hedging Provider terminates or closes-out, in whole or in part, any Hedging Transaction under any Hedging Contract it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Agent.

41	Reference Banks
41.1	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 41 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

41.2	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 41 (Role of Reference Banks), paragraph (c) of clause 51.3 (Other exceptions) and clause 53 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

42	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
43	Finance Parties acting together
(a)

Notwithstanding clause 2.4 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 33.20 (Acceleration) or notifies the other Finance Parties that it considers it is entitled to make such a declaration, the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facilities in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

(b)	Paragraph (a) above shall not override clause 37 (Roles of Agent, Security Agent, EIFO Agent and Arranger) as it applies to the Security Agent.
43.2	Conflict and EIFO Guarantee Policy override

Without limiting in any manner the rights of the Lenders under the Facilities, and subject and without prejudice to any amendments, consents or waivers as may be given, consented or agreed to by the Agent which is contrary to or inconsistent with any vote exercised by the Facility C Lenders (acting on the instructions of EIFO):

(a)

in case of any conflict between the Finance Documents and the EIFO Guarantee Policy, the EIFO Guarantee Policy shall, as between the Facility C Lenders and EIFO, prevail, and to the extent of such conflict or inconsistency, none of the Facility C Lenders or the EIFO Agent shall assert to EIFO, the terms of the relevant Finance Documents; and

(b)

nothing in this Agreement or any Finance Document shall permit or oblige any Lender or the EIFO Agent to act (or omit to act) in a manner that is inconsistent with any requirement of EIFO under or in connection with the EIFO Guarantee Policy.

43.3	Prior consultation with EIFO
(a)	The Borrower acknowledges that the Agent may, under the terms of the EIFO Guarantee Policy, be required:
(i)

to consult with the EIFO Agent (who shall in turn consult with EIFO), prior to the exercise of decisions under the Finance Documents (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and

(ii)	to follow certain instructions given by the EIFO Agent (acting on the instructions of EIFO), subject to clause 43 (Finance Parties acting together).
(b)

Each Facility C Lender will be deemed to have acted reasonably if it has acted on the instructions of the Agent (given by the EIFO Agent (acting on the instructions of EIFO) to the Agent in accordance with the terms of the EIFO Guarantee Policy) in the making of any such decision or the taking or refraining from taking any action under any Finance Document to which it is a party.

44	Sharing among the Finance Parties
44.1	Payments to Finance Parties
(a)

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 45 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 45 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 45.5 (Partial payments), but taking into account, for the avoidance of doubt, that any amounts paid under the EIFO Guarantee Policy are for the account of the Facility C Lenders as specified in the EIFO Guarantee Policy.

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.
44.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 45.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

44.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 44.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor (but not from EIFO), as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

44.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
44.5	Exceptions
(a)

This clause 44 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

44.6	Ancillary Lenders
(a)

This clause 44 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under clause 33.20 (Acceleration).

(b)	Following the exercise by the Agent of any of its rights under clause 33.20 (Acceleration), this clause 44 shall apply to all receipts or recoveries by Ancillary Lenders.

Section 11 -  Administration

45	Payment mechanics
45.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), and excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

45.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 45.3 (Distributions to an Obligor) and clause 45.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

45.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 46 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

45.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

45.5	Partial payments
(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents (other than, for the avoidance of doubt, payments under the EIFO Guarantee Policy which are for the account of the Facility C Lenders as specified therein) that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order of:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arrangers for their own account under those Finance Documents;
(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 37.15 (Lenders’ indemnity to the Agent and others);
(iii)	thirdly, in or towards payment to the Lenders, the Hedging Providers, the Ancillary Lenders and EIFO pro rata in the following order:
(A)	first, any accrued interest, fee or commission (including, without limitation, any EIFO Fees) due to them but unpaid under the Finance Documents and the EIFO Guarantee Policy;
(B)	secondly, any principal or (in the case of Hedging Providers) other net amount due to them but unpaid under this Agreement, any Hedging Contract or any Ancillary Document; and
(C)	thirdly, any other sum due to them but unpaid under the Finance Documents; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents.
(b)	The Agent shall, if so directed by all the Lenders, EIFO, each Hedging Provider and each Ancillary Lender, vary the order set out in paragraphs (ii) to (iv) of paragraph (a) above.
(c)

The foregoing shall be without prejudice to any payment waterfall provisions set forth in the EIFO Guarantee Policy in respect of the proceeds of the EIFO Guarantee Policy, which shall govern the payment by EIFO of the proceeds of the EIFO Guarantee Policy and the sharing of such proceeds by the Facility C Lenders.

(d)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
45.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

45.7	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
45.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of a Loan or an Unpaid Sum and each payment of interest shall be made in euro on its due date.
(c)

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in euro and, if they were incurred in a currency other than euro, the amount payable under the Finance Documents shall be the equivalent in euro of the relevant amount in such other currency on the date on which it was incurred.

(d)

All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than euro may be sold for euro and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

45.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

45.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 51 (Amendments and waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 45.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
45.11	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 45.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with clause 45.1 (Payments to the Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with clause 37.17 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with clause 45.1 (Payments to the Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with clause 36.2 (Distributions by the Agent).

46	Set-off
46.1

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

47	Notices
47.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

47.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor, that identified with its name in Schedule 1 (The original parties) or that identified with the Borrower in Schedule 1 (The original parties);
(b)	in the case of the Agent, the Security Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and
(c)	in the case of each Lender, each Ancillary Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

47.3	Delivery
(a)

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 47.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this clause 47.3 will be deemed to have been made or delivered to each of the Obligors.
(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

47.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

47.5	Electronic communication
(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication or document as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication or document made or delivered by a Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 47.5.

47.6	English language and translations
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(c)

Any document required to be provided under or in connection with the EIFO Guarantee Policy must, upon the Agent’s request (acting on the instructions of EIFO), be accompanied by a certified English or, as the case may be, Danish, translation, as required by EIFO.

47.7	Communication with Agent when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.

48	Calculations and certificates
48.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

48.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

48.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

49	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

50	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

51	Amendments and waivers
51.1	Required consents
(a)

Subject to clause 51.2 (All Lender matters) and clause 51.3 (Other exceptions) and subject always to the requirements of the EIFO Guarantee Policy, any term of the Finance Documents may be amended or waived only with the consent of the Borrower and the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent, the consent of the Agent and, if it affects the rights and obligations of EIFO, the consent of EIFO) and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 51.
(c)

Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 37.11 (Rights and discretions of the Agent and the Security Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)

Each Obligor agrees to any such amendment or waiver permitted by this clause 51 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Guarantors.

(e)	Amendments to or waivers in respect of clause 8.10 (Termination of the EIFO Guarantee Policy) may only be agreed with the consent of each of the Facility C Lenders.
(f)	Amendments to or waivers in respect of any Finance Document may only be agreed in writing.

51.2	All Lender matters

Subject to clause 51.5 (Replacement of Screen Rate) an amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);
(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);
(c)

the definitions of “Green Loan Criteria”, “Green Finance Second Party Opinion”, “Green Loan”, “Green Loan Compliance Certificate”, “Green Loan Information”, “Green Loan Provisions” and “Green Loan Report” in clause 1.1 (Definitions);

(d)	the definition of “Repeating Representations” in clause 1.1 (Definitions);
(e)	an extension to the date of payment of any amount under the Finance Documents;
(f)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(g)	an increase in any Commitment or the Total Commitments;
(h)	an extension of any period within which the Facilities are available for Utilisation;
(i)	any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;
(j)	a change to the Borrower or any other Obligor;
(k)	clause 8.2 (Change of control) and the definition of “Change of Control” in clause 1.1 (Definitions);
(l)	clause 20.33 (Sanctions), clause 23.13 (Sanctions) and any of the definitions of “Sanctions”, “Sanctions Authority”, “Sanctions List” and “Restricted Party” in clause 1.1 (Definitions);
(m)	any of the Green Loan Provisions;
(n)	any provision which expressly requires the consent or approval of all the Lenders;
(o)	clause 44 (Sharing among the Finance Parties);
(p)

clause 2.4 (Finance Parties’ rights and obligations), clause 5.1 (Delivery of a Utilisation Request), clause 8.1 (Illegality), clause 35 (Changes to the Lenders), clause 9.9 (Application of prepayments), this clause 51, clause 56 (Governing law) or clause 57.1 (Jurisdiction of English courts);

(q)	the order of distribution under clause 40.1 (Order of application);
(r)	the order of distribution under clause 45.5 (Partial payments) (unless clause 45.5(b) allows the Majority Lenders to vary such order);
(s)	the currency in which any amount is payable under any Finance Document;
(t)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)	any guarantee and indemnity granted under any Finance Document (including the Guarantee under clause 19 (Guarantee and indemnity));

(ii)	the Charged Property; or
(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;
(u)

the release of any of the Transaction Security or any guarantee or other obligation or the circumstances in which any of the Transaction Security or any guarantee or other obligations under any Finance Document is permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders and EIFO but, in the case of:

(i)	paragraph (d) above in so far as it relates to the extension of the Final Repayment Date of a specific Facility; and
(ii)	paragraph (b) and (h) above insofar as it relates to the extension of the Last Availability Date of a specific Facility,

all the Lenders with Commitments under that Facility and (in the case of Facility C) EIFO.

51.3	Other exceptions
(a)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.
(b)	Amendments to or waivers in respect of an Ancillary Facility may only be agreed by the relevant Ancillary Lender.
(c)

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, any Hedging Provider, any Ancillary Lender, a Reference Bank or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, the relevant Hedging Provider, that Ancillary Lender, that Reference Bank or the Arrangers (as the case may be).

(d)

Notwithstanding clauses 51.1 and 51.2 and paragraph (c) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

51.4	Disenfranchisement of Defaulting Lenders
(a)

For so long as a Defaulting Lender has any Commitment, in ascertaining (i) the Majority Lenders or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facilities, or the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its Commitment and, to the extent that the reduction results in that Defaulting Lender's Commitment being zero and it has no participation in the Loans, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs (i) and (ii) above.

(b)	For the purposes of this clause 51.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

51.5	Replacement of Screen Rate
(a)	Subject to clause 51.3 (Other exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in place of the Screen Rate; and
(ii)	any or all of the following:
(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders), EIFO and the Borrower.

(b)	In this clause 51.5:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means:

(a)the euro short term rate (€STR); or

at the discretion of all the Lenders and EIFO

(b)any other a reference rate which is:

(i)formally designated, nominated or recommended as the replacement for the Screen Rate by:

(A)	the administrator of the Screen Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Screen Rate); or

(B)any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii)in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(iii)in the opinion of the Majority Lenders and the Obligors, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrower materially changed;
(b)	any of the following applies:
(i)	either:
(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued;
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or
(v)	the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:
(A)

stating that the Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)

with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(c)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or
(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period of no less than 15 Business Days; or
(d)	in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
51.6	Releases

Except with the approval of the Lenders, the Hedging Providers and EIFO or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release (nor shall any Finance Party, unless so directed by the Security Agent in accordance with clause 39.4 (Enforcement through Security Agent only), release):

(a)	any Charged Property from the Transaction Security; or
(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
51.7	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 30 Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):

(a)

its Commitment or its participation in the Loans shall not be included for the purpose of calculating the Total Commitments or the amount of the Loans when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loans has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
52	Confidential Information
52.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 52.2 (Disclosure of Confidential Information) and clause 52.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

52.2	Disclosure of Confidential Information

Any Finance Party may disclose (without the consent of the Obligors) to EIFO or to any of its Affiliates or Related Funds (such Affiliates and Related Funds, the Permitted Parties) and any other person:

(a)	in the case of a Lender or a Hedging Provider, to (or through) whom that Lender or a Hedging Provider assigns (or may potentially assign) all or any of its rights under the Finance Documents;
(b)

in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to clause 35.10 (Security over Lenders’ rights);

(c)

in the case of a Lender or a Hedging Provider, with (or through) whom that Lender or that Hedging Provider enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(d)

to whom, and to the extent that, information is required to be disclosed by any court or tribunal of competent jurisdiction or any governmental or regulatory authority or similar body or pursuant to any applicable law or regulation, and any Finance Party or EIFO may disclose to any auditors, rating agencies or to its own or its Permitted Parties’ professional advisers or brokers or insurers or potential reinsurance brokers or direct or indirect credit protection providers and reinsurers that reinsure or may reinsure the EIFO Guarantee Policy pursuant to clause 35.12(d) or (with the consent of the Borrower, or if an Event of Default has happened and is continuing, with the approval of the Majority Lenders), any other person, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.

52.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	clause 56 (Governing law);
(vi)	the names of the Agent and the Arranger;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amount of Total Commitments;
(ix)	currency of the Facilities;
(x)	type of Facilities;
(xi)	ranking of Facilities;
(xii)	the term of the Facilities;
(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiv) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Borrower and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.
52.4	Disclosure of personal data
(a)

If any Obligor provides the Finance Parties with personal data of any individual as required by, pursuant to, or in connection with the Finance Documents, that Obligor represents and warrants to the Finance Parties that it has, to the extent required by law:

(i)	notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed;
(ii)	obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties,

in each case, in accordance with or for the purposes of the Finance Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.

(b)

Each Obligor agrees and undertakes to notify the Agent promptly upon becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by that Obligor to any Finance Party.

(c)

Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination of this Agreement.

52.5	Entire agreement

This clause 52 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

52.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

52.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 52.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 52.
52.8	Continuing obligations

The obligations in this clause 52 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
53	Confidentiality of Funding Rates and Reference Bank Quotations
53.1	Confidentiality and disclosure
(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 10.5 (Notification of rates of interest); and
(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)

The Agent’s obligations in this clause 53 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 10.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

53.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)

of the circumstances of any disclosure made pursuant to clause 53.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 53.
53.3	No Event of Default

No Event of Default will occur under clause 33.5 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 53.

54	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

55	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party (and any other Obligor who is a party to any other Finance Document to which this clause is expressed by the terms of that other Finance Document to apply) acknowledges and accepts that any liability of any Finance Party to another Finance Party or to an Obligor under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12 -  Governing Law and Enforcement

56	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

57	Enforcement
57.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

57.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor who is a Party (unless it is incorporated in England and Wales):

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)

if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent (including Saville & Co Scrivener Notaries, Cheeswrights LLP and The Law Debenture Corporation p.l.c. or any of their Affiliates providing such professional service) for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrower

Name of Borrower:	Cadeler A/S
Jurisdiction of incorporation:	Denmark
Registered office:	Arne Jacobsens Allé 7, 7 2300 Copenhagen S Denmark
Registered number:	31180503

Original Guarantors

Name of Guarantor:	Wind Orca Limited
Jurisdiction of incorporation:	Cyprus
Registered office:	23 Kennedy Avenue Globe House, 4th floor 1075 Nicosia, Cyprus
Registered number:	HE 412457
Name of Guarantor:	Wind Osprey Limited
Jurisdiction of incorporation:	Cyprus
Registered office:	23 Kennedy Avenue Globe House, 4th floor 1075 Nicosia, Cyprus
Registered number:	HE 412453

Obligor process agent

Obligor process agent
Name:	Elemental Process Agent Limited
Registered office:	27 Old Gloucester Street, WC1N 3AX London, United Kingdom

Obligor address for service of notices

Obligor address for service of notices
Address:	Arne Jacobsens Allé 7, 7 2300 Copenhagen S Denmark
Email:	peter.brogaard@cadeler.com mathias.hartmann@cadeler.com
Attention:	Peter Brogaard Hansen Mathias Hartmann

Details of the Original Lenders

Name of Original Lender	Facility Office	Notice Details
DNB Bank ASA	Dronning Eufemias Gate 30 0191, Oslo Norway	Address: Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: loanadmin.corporate@dnb.no
Name of Original Lender	Facility Office	Notice Details
Coöperatieve Rabobank U.A.	Croeselaan 18 3521 CB Utrecht The Netherlands

Croeselaan 18
3521 CB Utrecht
The Netherlands

Attention (operational matters):

Eva Lyberis

Attention (credit matters):

Anne Daems
Mireille Bombeld

Email Address (operational matters):

Eva.lyberis@rabobank.com
exportfinance@rabobank.com
cos.loansadmin@rabobank.com

Email Address (credit matters):

Anne.Daems@rabobank.com
Mireille.Bombeld@rabobank.com
Jeroen.van.aalst@rabobank.com

Name of Original Lender	Facility Office	Notice Details
Crédit Agricole Corporate & Investment Bank	12, place des Etats-Unis CS 70052 92547 Montrouge Cedex France

Address:

12, place des Etats-Unis
CS 70052
92547 Montrouge Cedex
France

Attention (operational matters):

Clementine Costil
Romy Roussel
Sylvain Tissier
Phandieuanh Nguyen2

Attention (credit matters):

Nils Christian Green
Tobias Gilje
Jonas Ggabrielsen
Alexandre Chau

Email Address (operational matters):

clementine.costil@ca-cib.com
romy.roussel@ca-cib.com
sylvain.tissier@ca-cib.com
phandieuanh.nguyen2@ca-cib.com

Email Address (credit matters):

nilschristian.green@ca-cib.com
tobias.gilje@ca-cib.com
jonas.gabrielsen@ca-cib.com
alexandre.chau@ca-cib.com

Name of Original Lender	Facility Office	Notice Details
Danske Bank A/S	Holmens Kanal 2-12 1092 Copenhagen K Denmark	Address: Holmens Kanal 2-12 1092 Copenhagen K Denmark Attention: Maren Wæhler Stian Hjelmeland Email Address: wh@danskebank.com stian.hjelmeland@danskebank.com loans_lifecycle_admin@danskebank.com
Name of Original Lender	Facility Office	Notice Details
Oversea-Chinese Banking Corporation Limited	65 Chulia Street #10-00 OCBC Centre Singapore 048913

65 Chulia Street
#10-00 OCBC Centre
Singapore 048913

Attention:

Shaun Lim
Melvin Phang
Angeline Teo

Email Address:

shaunlim2@ocbc.com
melvinphang@ocbc.com
angelineteo@ocbc.com
BBCSCSyndication@ocbc.com
BizConnect@ocbc.com

Name of Original Lender	Facility Office	Notice Details
Societe Generale	29 Boulevard Haussmann 75009 Paris France	Address: 29 Boulevard Haussmann 75009 Paris France Address (credit matters):

Societe Generale
189, rue d’Auberbilliers
75886 PARIS CEDEX 18

Attention:

Mehdi Sebti
Hongzhou Guo
Arnaud Evrin
Thi Kim Anh Nguyen

Email Address:

mehdi.sebti@sgcib.com
hongzhou.guo@sgcib.com
arnaud.evrin@sgcib.com
thi-kim-anh.nguyen@sgcib.com

Name of Original Lender	Facility Office	Notice Details
Standard Chartered Bank (Singapore) Limited	8 Marina Boulevard #19-01 Marina Bay Financial Centre Tower 1 Singapore 018981

Address:

8 Marina Boulevard #19-01
Marina Bay Financial Centre Tower 1
Singapore 018981

Attention (operational matters):

Global Lending Services
Chonawut Mick Prasatsak
Valerie Toh
Clara Gan

Attention (credit matters):

Amy Chow
Chonawut Mick Prasatsak
Clara Gan
Lim Jingyi

Email Address (operational matters):

sg.loaninstructions@sc.com
sg.loansprocessing@sc.com
Chonawut.Prasatsak@sc.com
Valerie.Toh@sc.com
clara.gan@sc.com

Email Address (credit matters):

Chow.Amy-See-Bing@sc.com
Chonawut.Prasatsak@sc.com
Clara.Gan@sc.com
Jingyi.Lim@sc.com

Details of the Commitments of the Original Lenders

	Facility A	Facility B	Facility C
DNB Bank ASA	€55,555,555	€22,222,220	€22,222,220
Coöperatieve Rabobank U.A.	€33,888,889	€13,555,556	€13,555,556
Crédit Agricole Corporate & Investment Bank	€33,888,889	€13,555,556	€13,555,556
Danske Bank A/S	€33,888,889	€13,555,556	€13,555,556
Oversea-Chinese Banking Corporation Limited	€33,888,889	€13,555,556	€13,555,556
Societe Generale	€25,000,000	€10,000,000	€10,000,000
Standard Chartered Bank (Singapore) Limited	€33,888,889	€13,555,556	€13,555,556
Totals:	€250,000,000	€100,000,000	€100,000,000
TOTAL COMMITMENTS	€450,000,000

The Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Agency Syndicated Loans E-mail Address: agentdesk@dnb.no

The Security Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Agency Syndicated Loans E-mail Address: agentdesk@dnb.no

The EIFO Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Kjell Tore Egge Email Address: kjell.tore.egge@dnb.no

The Arrangers

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: loanadmin.corporate@dnb.no
Name:	Coöperatieve Rabobank U.A.
Facility office and notice details	Croeselaan 18 3521 CB Utrecht The Netherlands Attention (operational matters): Eva Lyberis Attention (credit matters): Anne Daems Mireille Bombeld Email Address (operational matters):

Eva.lyberis@rabobank.com exportfinance@rabobank.com cos.loansadmin@rabobank.com Email Address (credit matters): Anne.Daems@rabobank.com Mireille.Bombeld@rabobank.com Jeroen.van.aalst@rabobank.com
Name:	Crédit Agricole Corporate & Investment Bank
Facility office and notice details

12, place des Etats-Unis
CS 70052
92547 Montrouge Cedex
France

Attention (operational matters):

Clementine Costil
Romy Roussel
Sylvain Tissier
Phandieuanh Nguyen

Attention (credit matters):

Nils Christian Green
Tobias Gilje
Jonas Ggabrielsen
Alexandre Chau

Email Address (operational matters):

clementine.costil@ca-cib.com
romy.roussel@ca-cib.com
sylvain.tissier@ca-cib.com
phandieuanh.nguyen2@ca-cib.com

Email Address (credit matters):

nilschristian.green@ca-cib.com
tobias.gilje@ca-cib.com
jonas.gabrielsen@ca-cib.com
alexandre.chau@ca-cib.com

Name:	Danske Bank A/S
Facility office and notice details	Holmens Kanal 2-12 1092 Copenhagen K Denmark Attention: Maren Wæhler Stian Hjelmeland Email Address: wh@danskebank.com stian.hjelmeland@danskebank.com loans_lifecycle_admin@danskebank.com
Name:	Oversea-Chinese Banking Corporation Limited

Facility office and notice details

65 Chulia Street
#10-00 OCBC Centre
Singapore 048913

Attention:

Shaun Lim
Melvin Phang
Angeline Teo

Email Address:

shaunlim2@ocbc.com
melvinphang@ocbc.com
angelineteo@ocbc.com
BBCSCSyndication@ocbc.com
BizConnect@ocbc.com

Name:	Societe Generale
Facility office and notice details

29 Boulevard Haussmann
75009 Paris
France

Attention:

Mehdi Sebti
Hongzhou Guo
Arnaud Evrin
Thi Kim Anh Nguyen

Email Address:

mehdi.sebti@sgcib.com
hongzhou.guo@sgcib.com
arnaud.evrin@sgcib.com
thi-kim-anh.nguyen@sgcib.com

Name:	Standard Chartered Bank (Singapore) Limited
Facility office and notice details

8 Marina Boulevard #19-01
Marina Bay Financial Centre Tower 1
Singapore 018981

Attention:

Amy Chow
Chonawut Mick Prasatsak
Clara Gan
Lim Jingyi
Keith Teo

Email Address:

Chow.Amy-See-Bing@sc.com
Chonawut.Prasatsak@sc.com
Clara.Gan@sc.com
Jingyi.Lim@sc.com
KeithYeeJie.Teo@sc.com

The Original Hedging Providers

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Email address: isda@dnb.no
Name:	Coöperatieve Rabobank U.A.
Facility office and notice details

Croeselaan 18
3521 CB Utrecht
The Netherlands

Attention (operational matters):

Eva Lyberis

Attention (credit matters):

Anne Daems
Mireille Bombeld

Email Address (operational matters):

Eva.lyberis@rabobank.com
exportfinance@rabobank.com
cos.loansadmin@rabobank.com

Email Address (credit matters):

Anne.Daems@rabobank.com
Mireille.Bombeld@rabobank.com
Jeroen.van.aalst@rabobank.com

Name:	Crédit Agricole Corporate & Investment Bank
Facility office and notice details

12, place des Etats-Unis
CS 70052
92547 Montrouge Cedex
France

Attention (operational matters):

Clementine Costil
Romy Roussel
Sylvain Tissier
Phandieuanh Nguyen2

Attention (credit matters):

Nils Christian Green
Tobias Gilje
Jonas Ggabrielsen
Alexandre Chau

Email Address (operational matters):

clementine.costil@ca-cib.com
romy.roussel@ca-cib.com
sylvain.tissier@ca-cib.com
phandieuanh.nguyen2@ca-cib.com

Email Address (credit matters):

nilschristian.green@ca-cib.com
tobias.gilje@ca-cib.com
jonas.gabrielsen@ca-cib.com
alexandre.chau@ca-cib.com

Name:	Danske Bank A/S
Facility office and notice details	Address: Holmens Kanal 2-12 1092 Copenhagen K Denmark Attention: Maren Wæhler Stian Hjelmeland Email Address: wh@danskebank.com stian.hjelmeland@danskebank.com loans_lifecycle_admin@danskebank.com
Name:	Oversea-Chinese Banking Corporation Limited
Facility office and notice details

65 Chulia Street #10-00 OCBC Centre Singapore 048913

Attention:

Shaun Lim
Melvin Phang
Angeline Teo

Email Address:

shaunlim2@ocbc.com
melvinphang@ocbc.com
angelineteo@ocbc.com
BBCSCSyndication@ocbc.com
BizConnect@ocbc.com

Name:	Societe Generale
Facility office and notice details

29 Boulevard Haussmann
75009 Paris
France

Attention:

Mehdi Sebti
Hongzhou Guo
Arnaud Evrin
Thi Kim Anh Nguyen

Email Address:

mehdi.sebti@sgcib.com
hongzhou.guo@sgcib.com
arnaud.evrin@sgcib.com
thi-kim-anh.nguyen@sgcib.com

Name:	Standard Chartered Bank (Singapore) Limited
Facility office and notice details

8 Marina Boulevard #18-01
Marina Bay Financial Centre Tower 1
Singapore 018981

Attention:

Chonawut Mick Prasatsak
Winnie Wong
Kim Zhang Limin
Amy Chow
Clara Gan

Email Address:

Chow.Amy-See-Bing@sc.com
Chonawut.Prasatsak@sc.com
Clara.Gan@sc.com
WinnieWS.Wong@sc.com
Kim.Zhang@sc.com

The Account Bank

Name:	DNB Bank ASA
Address:	Dronning Eufemias Gate 30 0191, Oslo Norway

Schedule 2

Ship information

Ship A
Ship Name	Wind Orca
IMO Number:	9601326
Owner of Ship:	Wind Orca Limited
Scheduled Redelivery Date:	During first quarter of 2024
Backstop Date:	30 June 2024
Facility C Ship Commitment:	€50,000,000
Flag State:	Denmark
Port of Registry:	Copenhagen
Major Casualty Amount:	€2,000,000
Classification Society:	DNV
Classification:	100 A5 Self elevating unit Offshore service vessel(SPS, WTIS) BWM Operation according to operating manual MC DPS(2) AUT EP-D HELIL
Danish Contract details:	EUR 22,820,000 ship repair contract on REPAIRCON 2018 form dated 21 December 2022 between the Danish Contractor and the Borrower relating to the Upgrade of the Existing Ships.
Gusto Contract details:	Contract of sale dated 18 December 2020 made between Wind Orca Ltd as client and GustoMSC B.V. as contractor for the supply of one 1600mt leg crane.
Danish Contractor:	Semco Maritime A/S
Gusto Contractor:	GustoMSC B.V.
Initial Bareboat Charter description:	N/A
Owner Shareholder:	Cadeler A/S

Ship B
Ship Name	Wind Osprey
IMO Number:	9621704
Owner of Ship:	Wind Osprey Limited
Scheduled Redelivery Date:	During first quarter of 2024
Backstop Date:	30 June 2024
Facility C Ship Commitment:	€50,000,000
Flag State:	Denmark
Port of Registry:	Copenhagen
Major Casualty Amount:	€2,000,000
Classification Society:	DNV
Classification:	100 A5 Self elevating unit Offshore service vessel(SPS, WTIS) BWM (D2) Operation according to operating manual MC DPS(2) AUT EP-D HELIL
Danish Contract details:	EUR 22,820,000 ship repair contract on REPAIRCON 2018 form dated 21 December 2022 between the Danish Contractor and the Borrower relating to the Upgrade of the Existing Ships.
Gusto Contract details:	Option contract dated 18 December 2020 made between Wind Osprey Ltd as client and GustoMSC B.V. as contractor for the supply of one 1600mt leg crane.
Danish Contractor:	Semco Maritime A/S
Gusto Contractor:	GustoMSC B.V.
Initial Bareboat Charter description:	N/A
Owner Shareholder:	Cadeler A/S

Ship C
Ship Name	Seajacks Scylla
IMO Number:	9698939
Owner of Ship:	Seajacks 5 Limited
Owner of Ship registered number:	08519434
Owner of Ship registered address:	South Denes Business Park South Beach Parade Great Yarmouth Norfolk, NR30 3QR United Kingdom
Flag State:	Panama
Port of Registry:	Panama
Major Casualty Amount:	€2,000,000
Classification Society:	American Bureau of Shipping
Classification:	A1, Self Elevating Unit, AMS, ACCU, DPS-2
Initial Bareboat Charter description:	Bareboat charter (and Additional Clauses thereto) dated 12 November 2015 (on BARECON 2001 form) between the Owner as owners and Seajacks UK Limited as bareboat charterers.
Owner Shareholder:	Seajacks International Limited

Ship D
Ship Name	Seajacks Zaratan
IMO Number:	9596571
Owner of Ship:	Seajacks 3 Japan LLC
Owner of Ship registered number:	0100-03-032597
Owner of Ship registered address:	2-6, Nihonbashi Hongokucho 3-chome Chuo-ku, Tokyo 103-6060 Japan
Flag State:	Japan
Port of Registry:	Tokyo
Major Casualty Amount:	€2,000,000
Classification Society:	Nippon Kaiji Kyokai
Classification:	A1, Self Elevating Unit, AMS, ACCU, DPS-2, Wind IMR
Initial Bareboat Charter description:

(a) Bareboat charter dated 15 March 2021 (on BARECON 2001 form) between Seajacks Japan LLC as owners and Seajacks UK Limited as bareboat charterers and (b) bareboat charter dated 15 March 2021 (on BARECON 2001 form) between Seajacks 3 Japan LLC as owners and Seajacks Japan LLC as bareboat charterers.

Owner Shareholder:	Seajacks Japan LLC

Schedule 3

Conditions precedent

Part 1

Initial conditions precedent

1	Obligors' corporate documents
(a)	A copy of the Constitutional Documents of each Original Obligor.
(b)	A copy of a resolution of the board of directors of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party in accordance with any local law requirements;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(e)

If applicable, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Borrower), approving the terms of, and the transactions contemplated by, its Relevant Documents.

(f)

A certificate of each Original Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on such Original Obligor to be exceeded.

(g)	A copy of any power of attorney under which any person is appointed by any Original Obligor to execute any of its Relevant Documents on its behalf.
(h)

A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent, EIFO, the Original Lenders and the Original Hedging Providers, substantially in the form distributed to the Original Lenders, the Original Hedging Providers and EIFO and approved by the Agent prior to signing this Agreement and capable of being relied upon by any persons who become Lenders or Hedging Providers pursuant to the primary syndication of the Facilities:

(a)	a legal opinion of Norton Rose Fulbright LLP on matters of English law;
(b)	a legal opinion of Chrysses Demetriades & Co. LLC on matters of Cyprus law;
(c)	a legal opinion of Moalem Weitemeyer on matters of Danish law (except in respect of the EIFO Guarantee Policy);
(d)	a legal opinion of Moalem Weitemeyer on matters of Danish law in respect of the EIFO Guarantee Policy;
(e)	a legal opinion of Advokatfirmaet Wiersholm AS on matters of Norwegian law; and
(f)	such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable.
3	Other documents and evidence
(a)

Evidence that any process agent referred to in clause 57.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or around the date of this Agreement, has accepted its appointment.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document provided that such Authorisation or other document, opinion or assurance is requested at least five Business Days prior to the date on which the first Utilisation Request is delivered by the Borrower to the Agent pursuant to clause 5.1 (Delivery of a Utilisation Request).

(c)	Evidence that any EIFO Fees payable under the EIFO Guarantee Policy are not payable until the first Utilisation under Facility C.
(d)

The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 13 (Fees) and clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	Confirmation from EIFO that EIFO accepts the terms of this Agreement and the other Finance Documents or that it does not wish or intend to review them.
(f)	The Original Financial Statements.
4	Bank Accounts

Evidence that any Account of an Original Obligor required to be established under clause 30 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

5	Construction matters

A copy, certified by an approved person to be a true and complete copy, of each Upgrade Contract Document for each Existing Ship.

6	Security Documents

Duly executed and dated copies of each of the following Finance Documents, together with all duly executed notices, acknowledgments, letters, transfers, certificates and other documents required to be delivered thereunder:

(a)	Original Share Security; and
(b)	Original Account Security.
7	"Know your customer" information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

8	Merger
(a)

A copy of each of the Business Combination Agreement, Merger Agreement and any other Acquisition Document that has been executed by the parties to those documents (or in the case of the Merger Agreement, a copy of the execution version of such document).

(b)	A copy of the structure chart of the Group which shows the corporate structure of the Group before the Closing Date and another one assuming the Closing Date has occurred.

Part 2

Conditions precedent to initial Utilisation

1	Corporate documents
(a)

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)

A certificate of an authorised signatory of each other Original Obligor which is party to any of the Original Security Documents certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(c)	In respect of each Target Guarantor, all the documents and evidence required pursuant to Part 4 of this Schedule.
2	Security
(a)	The Mortgages, the General Assignment and (if applicable) the Deed of Covenant in respect of all the Ships duly executed by the relevant Owner.
(b)	The General Assignments in respect of all the Ships executed by the relevant Bareboat Charterer.
(c)

Duly executed notices of assignment and (on a reasonable efforts basis, unless such notice relates to an assignment of a Bareboat Charter or a Charter for which a Quiet Enjoyment Agreement is to be entered into where the relevant Ship has already been delivered under such Charter) acknowledgements of those notices as required by any of the above Security Documents, provided that no notices should be given in respect of a Charter or Charter Guarantee (as applicable) if an assignment would be in conflict with the relevant Charter or Charter Guarantee (but without prejudice to the provisions of clause 25.8(e) (Dealings with Ship) and clause 29.8 (Quiet enjoyment)).

(d)	A Subordination Deed, if and to the extent required under the provisions of 31.3 (Financial Indebtedness) or 31.5 (Loans and credit) on account of any Financial Indebtedness incurred by an Owner.
(e)

Duly executed and dated copies of each of the following Finance Documents, together with all duly executed notices, acknowledgments, letters, transfers, certificates and other documents required to be delivered thereunder:

(i)	Target Share Security; and
(ii)	Target Account Security.
(f)

Each Quiet Enjoyment Agreement required as a condition to the granting of a Mortgage under a Charter or any other charter commitment and/or the assignment of Earnings under a Charter, where the relevant Ship has already been delivered under such Charter, duly executed by the relevant Owner or, as applicable, Bareboat Charterer, the Security Agent and the relevant charterer (the Borrower hereby representing that no such Charter or charter commitment exists at the relevant time).

3	Registration of Ships

Evidence that each Ship:

(a)

is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner free from any Security Interests (other than Security Interests created under the Finance Documents) through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)

is classed with the relevant Classification free of overdue requirements and overdue recommendations of the relevant Classification Society affecting class (including by way of an interim class certificate);

(c)	is insured in the manner required by the Finance Documents;
(d)	has, if applicable, been delivered to, and accepted for service by, the Bareboat Charterer under the relevant Bareboat Charter;
(e)	is free of any charter commitment (other than a Bareboat Charter) which would require approval under the Finance Documents; and
(f)

is not subject to any prior registration (other than through the relevant Registry in the relevant Flag State) or that any prior registration has been or will (within such period as may be approved) be cancelled.

4	Mortgage registration

Evidence that the Mortgage in respect of each Ship has been, or will simultaneously with the first Utilisation be, registered against each such Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5	Legal opinions

The following further legal opinions, each addressed to the Agent, the Security Agent, EIFO, the Original Lenders and the Original Hedging Providers, substantially in the form distributed to the Original Lenders, the Original Hedging Providers and EIFO and approved by the Agent prior to signing this Agreement in relation to Security Documents and the EIFO Guarantee Policy and capable of being relied upon by any persons who become Lenders or Hedging Providers pursuant to the primary syndication of the Facilities:

(a)	a legal opinion of Norton Rose Fulbright LLP on matters of English law;
(b)	a legal opinion of Norton Rose Fulbright LLP on matters of Japanese law;
(c)	a legal opinion of Moalem Weitemeyer on matters of Danish law (except in respect of the EIFO Guarantee Policy);
(d)	a legal opinion of Moalem Weitemeyer on matters of Danish law in respect of the EIFO Guarantee Policy;
(e)	a legal opinion of Chrysses Demetriades & Co. LLC on matters of Cyprus law;
(f)	a legal opinion of Advokatfirmaet Wiersholm AS on matters of Norwegian law;
(g)	a legal opinion from legal counsel on matters of law of the relevant Flag State of the Ships; and
(h)	such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable.
6	Insurance

In relation to each Ship’s Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;
(b)	evidence that such Insurances have been placed in accordance with clause 27 (Insurance); and
(c)

evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking (including fleet premium lien waivers) in favour of the Agent in an approved form in relation to the Insurances provided the same is requested at least 5 Business Days prior to the date on which the relevant Utilisation Request is delivered.

7	ISM and ISPS Code

In relation to each Ship, copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code; and
(b)

if so requested by the Agent no later than 5 Business Days prior to the date on which the relevant Utilisation Request is delivered by the Borrower, any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable law.

8	Value of security

Valuations of the Ships obtained (not more than 60 days before the relevant Utilisation Date) in accordance with clause 28 (Minimum security value) showing that the Security Value at the relevant time will be not less than the Minimum Value (including the first Loan that is to be drawn) upon execution of the Security Documents specified in paragraph 2 (Security) of this Part 2 of this Schedule and the relevant Utilisation.

9	Fees and expenses

Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 13 (Fees), clause 18 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

10	Inventory of Hazardous Materials

A copy of the certificate being the document listing all the potentially hazardous materials on board each Ship.

11	Initial Bareboat Charter
(a)

A form of bareboat charter provided by the Borrower to the Agent prior to the date of this Agreement as the template for all Bareboat Charters of the Ships in a form acceptable to the Agent (acting reasonably).

(b)

If applicable, in relation to the relevant Ship’s Initial Bareboat Charter(s), a copy of the Initial Bareboat Charter(s) executed by all parties to it (i) evidencing that the terms of such Initial Bareboat Charter reflect the terms of the form referred to in paragraph (a) above and providing for charter hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire or (ii) in such form and substance acceptable to the Majority Lenders (and the Lenders hereby confirm that the Initial Bareboat Charters in respect of Ship C and Ship D are hereby approved).

12	Management

Where a manager of a Ship has been approved in accordance with clause 25.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the Management Agreement relating to such Ship in form and substance in all respects approved.

13	Process Agent

Evidence that any process agent of any Obligor referred to in any provision of any Finance Document to be entered into under this Part 2, has accepted its appointment.

14	Bank Accounts

Evidence that any Account of a Target Owner required to be established under clause 30 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

15	Merger related reports

Copies of all reports and other material documents related to the Merger deemed necessary by the Lenders, in form and substance satisfactory to the Lenders.

16	Merger and due diligence
(a)

A certificate executed by authorised signatories of the Borrower confirming that the Closing Date has occurred or will occur simultaneously with the first Utilisation and that the Target has been or can and will be delisted and deregistered from the SEC of the New York Stock Exchange.

(b)

Advice satisfactory to the Lenders and their legal advisors (including from Norton Rose Fulbright US LLP on matters of New York law and Marshall Islands law) that such arrangements are contractually agreed and legally possible under the applicable laws of the applicable jurisdictions and the Acquisition Documents.

17	Compliance Certificate and Contracted Cash Flows Certificate
(a)	A Compliance Certificate demonstrating compliance with the financial covenants set out in clause 22 (Financial covenants) in respect of the Measurement Period ending on 30 June 2023; and
(b)	A Contracted Cash Flows Certificate demonstrating that the Loans outstanding will not exceed the Contracted Cash Flows Limit upon the relevant Utilisation.
18	Repayment of Existing Facilities

Evidence that the Existing Facilities (and any other existing Financial Indebtedness in respect of which Security Interests over the Ships or any Charged Property has been granted) have been or will be cancelled and repaid in full (and any Obligors’ liabilities released thereunder) prior to, or simultaneously with, the relevant Utilisation and that any Security Interests over any of the Ships and any Charged Property have been released or will be released prior to or simultaneously with, the relevant Utilisation.

19	People with Significant Control (PSC) regime

In respect of any Obligor incorporated in the United Kingdom, either:

(a)	a certificate of an authorised signatory of the relevant Obligor certifying that:

(i)	each Group Member has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Obligor; and
(ii)	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of its shares,

together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of the relevant Obligor, which is certified by an authorised signatory of the relevant Obligor to be correct, complete and not amended or superseded as at a date no earlier than the date three Business Days before the relevant proposed Utilisation Date; or

(b)	a certificate of an authorised signatory of the relevant Obligor certifying that it is not required to comply with Part 21A of the Companies Act 2006.
20	Hedging
(a)	A copy of each of the Hedging Master Agreements executed by the Borrower and each Original Hedging Provider.
(b)	A copy of the Hedging Contract Security duly executed by the Borrower.
(c)	Any notice required to be given to each Hedging Provider under the Hedging Contract Security has been given to it.
(d)

Evidence that any existing Treasury Transactions to cover interest rate and/or currency exchange rate fluctuations and entered into by the Borrower with an Original Hedging Provider prior to the date of this Agreement now fall under the relevant Hedging Master Agreement referred to in paragraph (a) above.

21	Ancillary Facilities
(a)

A copy of a facility agreement for an uncommitted guarantee facility (the DNB Ancillary Facility Agreement) in the amount of up to €100,000,000 between the Borrower as the debtor and DNB Bank ASA as the bank duly executed by the Borrower, constituting an Ancillary Facility.

(b)

Evidence that any existing guarantee, bonding, documentary or stand-by letter of credit facility entered into by the Borrower with DNB Bank ASA or, as applicable, DNB Bank ASA, New York Branch, prior to the date of this Agreement now falls under the DNB Ancillary Facility Agreement referred to in paragraph (a) above.

Part 3

Conditions Precedent to Facility C Utilisation

1	Upgrade matters
(a)	A copy of each relevant Upgrade Contract duly executed.
(b)

Evidence that any Authorisations required from any government entity for the export of the crane for the relevant Existing Ship by the Contractor, and all insurances, permits, governmental and regulatory approvals, third party consents, authorisations, licences and similar arrangements required under or in connection with the relevant Upgrade Contract Documents, have been obtained or that no such Authorisations are required.

(c)

Evidence of the full Contract Price for the relevant Existing Ship (as adjusted in accordance with each Upgrade Contract, including amounts payable thereunder in respect of any variation orders for equipment or liquidated damages) showing that the amount of the relevant Facility C Loan is in compliance with the requirements of 5.3 (Currency and amount).

(d)

Evidence that the full Contract Price for the relevant Existing Ship (as adjusted in accordance with each Upgrade Contract in respect of that Existing Ship, including amounts payable thereunder in respect of any variation orders for equipment) will have been paid upon the relevant Utilisation being made and that the Contractor will not have any lien or other right to detain the Existing Ship on its Redelivery.

(e)

A copy of a completion report provided by the relevant Contractor evidencing completion of the crane upgrade for the relevant Existing Ship (and including a final capital expenditure amount) and, if so requested by the Agent no later than 5 Business Days prior to the date on which the relevant Uitlisation Request is delivered, any other certificates or documents required under each relevant Upgrade Contract.

2	EIFO Guarantee Policy
(a)	An original counterpart of the EIFO Guarantee Policy, duly executed by EIFO.
(b)

A legal opinion of the legal advisers to the Agent in Denmark on matters of Danish law, substantially in the form approved by the Security Agent and the Lenders, which shall include confirmation that the EIFO Guarantee Policy has been duly issued for the benefit of the Lenders by EIFO and that it is in full force and effect.

(c)

Documents evidencing that the EIFO Fees in relation to the EIFO Guarantee Policy and any costs and expenses which are then due and payable to EIFO have been paid by the Borrower and received by EIFO in full.

(d)

Documents evidencing in a manner satisfactory to the Agent (as indicated by the EIFO Agent) that the EIFO Guarantee Policy for the relevant Facility C Loan is in full force and effect, including, for the avoidance of doubt, evidence that each of the conditions precedent set out in section 5 (General conditions precedent) of the Appendix (Special Terms and Conditions) forming part of the EIFO Guarantee Policy, have been satisfied.

(e)

The Agent has not been informed in writing that EIFO intends to, nor that EIFO has stipulated in writing its intention to, repudiate or suspend the application of the EIFO Guarantee Policy for any Facility C Loan.

(f)	EIFO has not instructed the EIFO Agent that the relevant Facility C Loan should not be permitted or made available by the Facility C Lenders or, as the case may be, the Agent.
3	Value of security

Valuations of the Ships obtained (not more than 60 days before the relevant Utilisation Date) in accordance with clause 28 (Minimum security value) showing that the Security Value at the relevant time will be not less than the Minimum Value (including the Facility C Loan that is to be drawn) upon the relevant Utilisation.

4	Compliance Certificate and Contracted Cash Flows Certificate
(a)

A Compliance Certificate demonstrating compliance with the financial covenants set out in clause 22 (Financial covenants) in respect of the latest Measurement Period for which Annual Financial Statements or Semi-Annual Financial Statements have been provided pursuant to clause 21.3 (Financial statements); and

(b)	A Contracted Cash Flows Certificate demonstrating that the Loans outstanding will not exceed the Contracted Cash Flows Limit upon the relevant Utilisation.
5	Satisfaction of Part 1 and Part 2 conditions precedent

Evidence that the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 and Part 2 of this Schedule in form and substance satisfactory to the Agent.

Part 4

Conditions Precedent for Additional Guarantors

1	An Accession Deed duly executed by the relevant Additional Guarantor and the Borrower.
2	A copy of the Constitutional Documents of the relevant Additional Guarantor.
3	A copy of a resolution of the board of directors of the relevant Additional Guarantor:
(a)

approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;
(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents
4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.
5

If applicable, a copy of a resolution signed by all the holders of the issued shares in each Additional Guarantor, approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents.

6

A certificate of the relevant Additional Guarantor (signed by an authorised signatory) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded.

7

A certificate of an authorised signatory of the relevant Additional Guarantor certifying that each copy document listed in this Part 4 of Schedule 3 (Conditions precedent) in respect of the Additional Guarantor is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

8

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

9	If available, the latest audited financial statements of the relevant Additional Guarantor.
10	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
(a)	A legal opinion of Norton Rose Fulbright LLP, legal advisers to the Agent in England, as to English law in the form distributed to the Lenders, the Agent and EIFO prior to signing the Accession Deed.
(b)

A legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the relevant Additional Guarantor and the jurisdiction of the governing law of each Finance Document to which it is a party (an Applicable Jurisdiction) as to the law of each Applicable Jurisdiction and in the form distributed to the Lenders, the Agent and EIFO prior to signing the Accession Deed.

11

If the relevant Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 57.2 (Service of process), if not an Obligor, has accepted its appointment in relation to that Additional Guarantor.

12

Any Finance Documents which are required by the Agent to be executed by the relevant Additional Guarantor including but not limited to duly executed Share Security, together with all duly executed notices, acknowledgments, letters, transfers, certificates and other documents required to be delivered thereunder.

13

Such documentary evidence as legal counsel to the Agent may require, that the relevant Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

Part 5

Conditions subsequent

1	Sinosure facility agreement

No later than the date falling 3 months from the date of this Agreement, a copy of a facility agreement for a Sinosure-backed green term loan facility for up to €425,000,000 between, among others, Wind N1063 Limited and Wind N1064 Limited as borrowers, the Borrower as parent and guarantor, the financial institutions listed in Schedule 1 thereto as lenders and DNB Bank ASA as agent, Sinosure agent and security agent duly executed by all parties thereto.

2	Bank Accounts
(a)

No later than 10 Business Days after the first Utilisation, evidence that the balance standing to the credit of any existing accounts maintained by an Owner (other than any Account) has been transferred to the Earnings Account of that Owner.

(b)	No later than the date falling 3 months from the date of this Agreement, evidence that any existing accounts maintained by an Original Owner or a Target Owner (except any Account) have been closed.
3	Security

No later than the earlier of (i) 31 March 2024; and (ii) the date falling 5 Business Days prior to the delivery of the relevant Ship to the relevant Charterer:

(a)

duly executed acknowledgements of any notice of assignment as required pursuant to paragraph 2 of Part 2 of Schedule 3 (Conditions precedent) which relate to an assignment of Earnings of a Charter (and any related Charter Guarantee) for which a Quiet Enjoyment Agreement is to be entered into; and

(a)

each Quiet Enjoyment Agreement required as a condition to the granting of a Mortgage under a Charter or any other charter commitment and/or the assignment of Earnings under a Charter, under any such charter commitment in place at the time of Utilisation, in agreed form by all parties thereto.

Schedule 4

Utilisation Request

From:Cadeler A/S

To:[DNB Bank ASA as Agent]

Dated:[⚫]

Dear Sirs

€550,000,000

Facilities Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow [a Loan under Facility [A][B]][the Facility C Loan [A][B]] on the following terms:
Proposed Utilisation Date:	[⚫] (or, if that is not a Business Day, the next Business Day)
Amount:	€[⚫]

3	We confirm that each condition specified in clause 4.3 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.
4	The purpose of this Loan is [specify purpose complying with clause 3 of the Facility Agreement] [and its proceeds should be credited to [⚫] [specify account]].
5	We request that the first Interest Period for the relevant Loan be [3] Months.
6	This Utilisation Request is irrevocable and cannot be varied without the prior written consent of the Majority Lenders [For Facility C Loans only:] [and EIFO].

Yours faithfully

…………………………………

authorised signatory for

CADELER A/S

Schedule 5

Selection Notice

From:Cadeler A/S

To:[DNB Bank ASA as Agent]

Dated:[⚫]

Dear Sirs

€550,000,000

Facilities Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Facility C Loan [A] [B] in relation to Ship [A][B] be [•] Months.
3	This Selection Notice is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

CADELER A/S

Schedule 6

Schedule of Repayment Amounts

Repayment Date	Facility C Loan A (in relation to Ship A) Amount €50,000,000	Facility C Loan B (in relation to Ship B) Amount €50,000,000
First Second Third Fourth Fifth Sixth Seventh Eighth Ninth Tenth Eleventh Twelfth Thirteenth Fourteenth Fifteenth Sixteenth Seventeenth Eighteenth Nineteenth Twentieth Twenty First Twenty Second Twenty Third Twenty Fourth Twenty Fifth Twenty Sixth Twenty Seventh Twenty Eighth Twenty Nineth Thirtieth Thirty First Thirty Second Thirty Third	1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.52 1,515,151.32

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.52

1,515,151.32

TOTAL	€50,000,000	€50,000,000

Schedule 7

Form of Ancillary Lender Accession Letter

To:DNB Bank ASA as Agent for the other Finance Parties to the Facility Agreement referred to below

From:[Additional Ancillary Lender] (the Additional Ancillary Lender)

Dated: [•]

Dear Sirs

€550,000,000 Facilities Agreement

dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is an Ancillary Lender Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Ancillary Lender Accession Letter unless given a different meaning in this Ancillary Lender Accession Letter.

2

We refer to clause 6.8 (Accession of Ancillary Lender to this Agreement). The Additional Ancillary Lender agrees to become an Ancillary Lender and to be bound by the terms of the Facility Agreement as an Ancillary Lender.

3	This Ancillary Lender Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

_____________________________

[Additional Ancillary Lender]

By: [•]

_____________________________

[Agent]

By: [•]

Schedule 8

Form of Hedging Provider Accession Letter

To:DNB Bank ASA as Agent for the other Finance Parties to the Facility Agreement referred to below

From:[Additional Hedging Provider] (the Additional Hedging Provider)

Dated: [•]

Dear Sirs

€550,000,000 Facilities Agreement

dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Hedging Provider Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Hedging Provider Accession Letter unless given a different meaning in this Hedging Provider Accession Letter.

2

We refer to clause 35.13 (Accession of Hedging Providers to this Agreement). The Additional Hedging Provider agrees to become a Hedging Provider and to be bound by the terms of the Facility Agreement as a Hedging Provider.

3	This Hedging Provider Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

____________________________

[Additional Hedging Provider]

By: [•]

_____________________________

[Agent]

By: [•]

Schedule 9

Form of Accession Deed

To:DNB Bank ASA as Agent and as Security Agent for the other Finance Parties to the Facility Agreement referred to below

From:[insert Additional Guarantor name]

Dated: [⚫]

Dear Sirs

€550,000,000 Facilities Agreement

dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2

With effect on the date of this Accession Deed, [⚫] (the NewCo) agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents as an Additional Guarantor pursuant to clause 36.5 (Additional Guarantors) of the Facility Agreement. [⚫] is a [company duly incorporated] under the laws of [name of relevant jurisdiction] with registered number [⚫].

3

With effect on the date of this Accession Deed, the NewCo shall be, and is hereby made, an additional party to the Facility Agreement, as joint and several guarantor with the Guarantors as at the date of the Facility Agreement (the Original Guarantors) and any other Additional Guarantor previously made a guarantor under the Facility Agreement (a Previously Acceded Additional Guarantor), and the Facility Agreement shall henceforth be construed and treated in all respects as if references therein to “Guarantors” included references to the NewCo in addition to the Original Guarantors and any Previously Acceded Additional Guarantor.

4

The NewCo hereby agrees with the Finance Parties, the Original Guarantors, any Previously Acceded Additional Guarantor and the Borrower that, as and with effect from the date of this Accession Deed, it shall, jointly and severally with the Original Guarantors and any Previously Acceded Guarantor:

(a)	be bound by the terms of the Facility Agreement as if the NewCo had all times been named therein as Guarantor;
(b)

duly and punctually perform all the liabilities and obligations whatsoever from time to time to be performed or discharged by the Original Guarantors and any Previously Acceded Additional Guarantor under the Facility Agreement (and for which the Original Guarantors, any Previously Acceded Additional Guarantor and NewCo hereby agree to be jointly and severally liable); and

(c)

without prejudice to the generality of paragraphs (a) and (b) above, be a guarantor under the Guarantee in respect of the full amount of the Loans, interest thereon and all other sums which may be or become due to the Finance Parties pursuant to the Facility Agreement.

5	The Borrower confirms that no Default is continuing or would occur as a result of NewCo becoming a Guarantor.
6	NewCo’s administrative details for the purposes of the Facility Agreement are as follows:

Address:[⚫]

Attention:[⚫]

7	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Agent, signed on behalf of the Security Agent, executed as a deed by the Borrower and executed as a deed by [Additional Guarantor] and is delivered on the date stated above.

EXECUTED as a DEED	)
by	)
for and on behalf of	)	......................................
[⚫]	)	Attorney-in-fact
as NewCo and Additional Guarantor
in the presence of:	)

......................................
Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)	......................................
CADELER A/S	)	Attorney-in-fact
as Borrower	)
in the presence of:	)

......................................
Witness
Name:
Address:
Occupation:

THE AGENT

[DNB BANK ASA]

By:

THE SECURITY AGENT

[DNB BANK ASA]

By:

Schedule 10

Form of Transfer Certificate

To:	DNB BANK ASA as Agent
From:

[The Existing Lender], a company incorporated in [insert jurisdiction of incorporation] (the Existing Lender), and [The New Lender], a company incorporated in [insert jurisdiction of incorporation] (the New Lender)

Dated:

€550,000,000 Facilities Agreement dated [⚫] (the Facility Agreement)

8

We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

9	We refer to clause 35.8 (Procedure for assignment) of the Facility Agreement:
(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participations in the Loans under the Facility Agreement as specified in the Schedule.

(b)

The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participations in the Loans under the Facility Agreement specified in the Schedule (but the obligations owed by the Obligors under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)	The proposed Transfer Date is [•].
(e)	The Facility Office and address, email address and attention details for notices of the New Lender for the purposes of clause 47.2 (Addresses) of the Facility Agreement are set out in the Schedule.
10	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 35.7 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.
11

This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 35.9 (Copy of Transfer Certificate to Borrower) of the Facility Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

12	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
13	This Agreement and any non-contractual obligations connected with it are governed by English law.
14	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender's interest in the EIFO Guarantee Policy or in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Existing Lender's interest in any EIFO Guarantee Policy or the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, email address and attention details for notices and account details for payments.]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [ ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[DNB BANK ASA] as Agent

By:

Schedule 11

Form of Compliance Certificate

To:	DNB Bank ASA as Agent
From:	Cadeler A/S, a company incorporated in Denmark, as Borrower

Dated: [⚫]

Dear Sirs

€550,000,000 Facilities Agreement

dated [⚫] (the Facility Agreement)

1	Financial Covenants

I/We confirm that as at the Measurement Period ended on [30 June] [31 December] [⚫]:

(a)	Equity Ratio: the Equity Ratio is [⚫]:1.0, calculated as shown in Appendix A and compared against a minimum ratio which is 0.35:1.0.
(b)	Liquidity: the Borrower (on a consolidated basis) maintains Cash and Cash Equivalents of €[⚫], calculated as shown in Appendix B and compared against a minimum required amount of €[⚫].
(c)	Working Capital: the Working Capital was higher than zero (0), being €[⚫], calculated as shown in Appendix C.
2	Security Requirement

We confirm that the Security Value is €[⚫] calculated as shown in Appendix D, compared against a Minimum Value of €[⚫], calculated as shown in Appendix E.

3	Distributions

For the purposes of clause 31.13 (Distributions and other payments by Group), the ratio of (a) Net Interest Bearing Debt to (b) EBITDA, was [not] lower than 2.75:1.00.

4	Default

[I/We confirm that no Default has occurred and is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

……………………………………………………

Chief Financial Officer

CADELER A/S

Schedule 12

Form of Green Loan Compliance Certificate

To:[DNB Bank ASA as Agent]

From:Cadeler A/S

Dated:[⚫]

Dear Sirs

€550,000,000 Facilities Agreement

dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Green Loan Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Green Loan Compliance Certificate unless given a different meaning in this Green Loan Compliance Certificate.

2	This Green Loan Compliance Certificate is delivered with respect to the financial year ending [ ] (the Relevant Financial Year).
3	We confirm that [Insert details re compliance with the Green Loan Criteria]
4	As shown above, the Green Loan Criteria were [not] complied with. Accordingly:
(a)	[the applicable Green Loan Margin Adjustment is a [decrease] to the Margin of [ ] per cent. per annum]/[there is no Green Loan Margin Adjustment];
(b)	the Margin applicable to the Facilities following the Green Loan Margin Adjustment is: [⚫]

[Set out relevant calculations in reasonable detail]

5

We confirm that the Green Loan Report relating to the Relevant Financial Year and attached hereto is a correct and complete copy of the original and has not been amended or superseded as at the date of this Green Loan Compliance Certificate.

Signed	…………………..	……………………..
	Director	Director
	[⚫]	[⚫]

Schedule 13

Form of Contracted Cash Flows Certificate

To:	DNB Bank ASA as Agent
From:	Cadeler A/S, a company incorporated in Denmark, as Borrower

Dated: [⚫]

Dear Sirs

€550,000,000 Facilities Agreement

dated [⚫] (the Facility Agreement)

1	Contracted Cash Flows

I/We confirm that as at [31 March] [30 June] [30 September] [31 December]:

(a)	Contracted Cash Flows: the estimated Contracted Cash Flows is €[⚫] (or the equivalent in any other currency) (the Estimated Contracted Cash Flows), calculated as shown in Appendix A.
(b)

Outstanding Loans: the aggregate amount of all outstanding Loans is €[⚫], being [⚫]% of Estimated Contracted Cash Flows, calculated as shown in Appendix B, therefore it is [not] in excess of the Contracted Cash Flows Limit of 80%.

2	Default

[I/We confirm that no Default has occurred and is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

……………………………………………………

[Chief Financial Officer][Chief Executive Officer]

CADELER A/S

Schedule 14

Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:DNB Bank ASA as Agent

From: [The Lender]

Dated:

€550,000,000 Facilities Agreement dated [⚫] 2023 (the “Agreement”)

1

We refer to clause 36.3(b) (Disenfranchisement of Debt Purchase Transactions entered into by Borrower Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.
3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[•]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction /
Notifiable Debt Purchase Transaction ceasing to be with Borrower Affiliate

To:	DNB Bank ASA as Agent

From: [The Lender]

Dated:

€550,000,000 Facilities Agreement dated [⚫] 2023 (the “Agreement”)

1

We refer to clause 36.2 (Prohibition on Debt Purchase Transactions by the Group) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [⚫] has [terminated]/[ceased to be with a Borrower Affiliate].
3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[⚫]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Schedule 15

EIFO Guarantee Policy – Environmental and social matters

Unless defined in paragraph 1 below, defined terms used in this Schedule shall have the meaning given to them in the EIFO Guarantee Policy.

The Beneficiary shall ensure that the following minimum requirements are appropriately incorporated in the Facility Agreement and continue to be in full force and effect throughout the term of the Guarantee:

1	Definitions relating to Environmental and Social matters

“Corrective Action Plan” or “CAP” means a plan produced by the Borrower pursuant to this Agreement in consultation with and taking into account the comments of the Facility Agent and the IESC specifying in detail the corrective action (including the timings and responsibility for such action(s)) being taken or proposed to be taken in order to, remedy or mitigate all damage and adverse consequences caused by an Environmental and Social Trigger Event, as may be amended or updated from time to time with the consent of EIFO.

“Environment” means the Natural Environment and the Social Environment.

“Environmental and Social Claim” means, with respect to the Borrower or the Project (but solely with respect to such operations on or about the Project Site) or any other Person occupying, using, or conducting operations on or about the Project Site, any (a) written notice or claim, (b) administrative, regulatory, judicial or equitable action, suit, lien or judgment by any Governmental Authority and/or competent court or (c) written demand by any person or any written communication by any Governmental Authority and/or competent court, in the case of clauses (a) through (c) relating to Environmental matters or circumstances forming the basis of any violation, or alleged violation, of any Environmental and Social Law, any Environmental and Social Standards or any Environmental Permits issued by any Governmental Authority under applicable Environmental and Social Law, in each case, alleging or asserting liability for investigatory costs, clean-up costs, consultants' fees, governmental response costs, damage to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation), property damages, personal injuries, material labour issues, human rights issues, fines or penalties or any other damages.

“Environmental and Social Incident” means:

(a)

any incident or accident relating to or resulting from the Project which directly or indirectly, has, or could reasonably be expected to have an adverse impact on the Environment (including the release of any Environmental Contaminant in sufficient quantity or concentration to have an adverse impact);

(b)	an accident resulting in death or serious or multiple injury, which the IESC has declared to be a material incident and informed the Facility Agent of such declaration; or
(c)	a significant community or worker related grievance or protest directed at the Project.

"Environmental and Social Investigation" means any investigation by any Governmental Authority or other public person in relation to the Project with respect to the Environmental and Social Obligations.

“Environmental and Social Laws” means any legislation, rule, decree, judgment, regulation, directive, by-law, order or any other executive or legislative measure or act having the force of law at the relevant time, including any Environmental Permits required by any of the above, which directly or indirectly relates to the protection of or the prevention of harm or damage to the Environment in respect of (i) the Project or (ii) the assets, business and operations of the Borrower relating to the Project;

“Environmental and Social Obligation” means the obligations to comply with any Environmental and Social Law, any Environmental and Social Standard, any Environmental Permits, any Environmental and Social Undertaking set out herein and any other Environmental and Social requirement contained in this Agreement, in each case in relation to the Borrower, including:

i.

When applicable and in force, the EU Corporate Sustainability Due Diligence Directive (CSDDD), including setting out requirements to suppliers (including applicable tier 2 suppliers) in accordance with Borrower's Supply Chain Code of Conduct;

ii.	OECD Guidance for Multinational Enterprises; Including the minimum safeguards as set out in the OECD Guidance for Multinational Enterprises,
iii.	UN Guiding Principles on Business and Human Rights,
iv.	the ILO declarations on Fundamental Principles and Rights at Work, which is included to Borrower’s policy and ESMP, and
v.	the EU Corporate Sustainability Reporting Directive (CSRD).

“Environmental and Social Obligations Breach” means a breach of any Environmental and Social Obligation by the Borrower other than any such breach that has been disclosed to the Facility Agent and where such breach has been remedied under a Corrective Action Plan or other corrective action otherwise agreed with the facility Agent (acting on instructions from of EIFO).

“Environmental Permits” means the permits, authorizations, concessions, certifications, declarations, consents, licenses, approvals, exemptions, applications, filings or registrations required to be obtained or filed pursuant to Environmental and Social Law, as applicable, by the Borrower or any other Person from or with any Governmental Authority in connection with construction, the operation, management and decommissioning of the Project.

“Environmental and Social Standards” means those environmental and social standards applicable in relation to the Borrower and Project, and as reflected in the Environmental and Social Management Plan, including:

(a)	international conventions relating to the Environment to which Denmark is a signatory and which have been ratified into law in Denmark.
(b)	the IFC Environmental, Health and Safety Guidelines per 30 April 2007 including without limitation the General EHS Guidelines and all applicable Industry Sector Guidelines; and
(c)	the IFC Performance Standards per 1 January 2012;

“Environmental and Social Trigger Event” means:

(a)	an Environmental and Social Incident; and/or
(b)	an Environmental and Social Obligations Breach.

“Governmental Authority” means the government of Denmark and any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, municipality or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Knowledge” means, with respect to any Person, the actual knowledge of any officer or director of such Person or such knowledge as such officer or director of such Person should have obtained, in each case, after due inquiry by such officer or director of the plant manager of the Project and/or of any Person employed by such Person or its Affiliates that has supervisory authority over the Project or the operations of such Person.

"Natural Environment" means elements of the natural environment including all, or any, of the following:

(a)	the air and climate (including, without limitation, any layer of the atmosphere and the air within buildings and the air within other natural or man-made structures above or below ground);
(b)	water (including, without limitation, marine, territorial, coastal, estuarine and inland waters, ground and surface water, and water in drains and sewers);
(c)	land (including, without limitation, reclaimed land, surface and sub-surface soil, the landscape and land under water);
(d)	living organisms including human life, animals and plants;
(e)	natural habitats (including land which has been altered by humans to form natural habitats); and
(f)	human health, ecosystems or the services that these ecosystems provide.

“Social Environment” means elements of the social environment including all, or any, of the following:

(a)	archaeological artefacts, architectural and cultural heritage, visual amenity, cultural habitats and the built environment;
(b)	the services provided by the environment upon which people depend for their health, wellbeing and livelihood;
(c)	Human Rights, including without limitation community, labor and workers' rights and conditions;
(d)	human health, safety and security, including without limitation health, safety and security relating to the community, public and workforce;
(e)	rights and interests and empowerment of indigenous peoples, ethnic minorities and vulnerable groups;
(f)

civil society and human beings and any material adverse impact thereon including, without limitation continued physical settlement, resettlement, land acquisition, economic placement and/or livelihood or living standards of those of persons (including in relation to involuntary physical resettlement or economic displacement); and

(g)	public participation and stakeholder engagement.
2	Representations and warranties

The Borrower shall represent and warrant the following:

i.

There are no facts, circumstances, conditions or occurrences regarding the Project that has resulted or could result in any breach by the Project, the Borrower, or to the Knowledge of the Borrower, or any other Person occupying or conducting activities on or about the Project Site, of Environmental and Social Laws, Environmental and Social Standards, Environmental Permits and/or the ESMP;

ii.

The Borrower (and to the best of its knowledge the Exporter) has obtained all Environmental Permits that, as at the date on which this representation is made or repeated, are required by applicable law to be obtained or effected and each such Environmental Permit is in full force and effect;

iii.

There are no past or pending Environmental and Social Investigations in relation to and/or Environmental and Social Claims against the Borrower, the Project or to the Knowledge of the Borrower, any other Person occupying, using, or conducting activities on or about the Project Site; and

iv.

There are no facts, circumstances, conditions or occurrences in respect of the Project that (i) could reasonably be anticipated to form the basis of an Environmental and Social Investigation in relation to and/or an Environmental and Social Claim against the Project, the Borrower, or to the Knowledge of the Borrower, or any other Person occupying or conducting operations on or about the Project Site, or (ii) could reasonably be anticipated to cause the Project Site to be subject to any restrictions on its ownership, occupancy, use or transferability under any applicable law (including any Environmental and Social Law).

3	Environmental and Social undertakings

The Borrower shall through-out the duration of the Guarantee:

i.	comply in all respects with all Environmental and Social Obligations,
ii.	allow EIFO access to the Project Site whenever EIFO deems necessary upon reasonable written prior notice from EIFO. Such access not to be unreasonably withheld;
iii.

after becoming aware of any fact, circumstance, condition or occurrence on, under or from the Project that has resulted or could result in (a) any Environmental and Social Trigger Event (b) any Environmental and Social Investigation (c) an Environmental or Social Claim, (d) any Material Adverse Effect or (e) national or international media attention;

a.	promptly initiate or procure the initiation of, all such actions and measures required to immediately address the adverse impacts hereof;
b.

promptly, but in any event within five (5) Business Days of the Borrower becoming aware of such fact circumstance, condition or occurrence, provide the Facility Agent with written notice in each case describing in reasonable detail the nature of hereof including:

1.	its extent, magnitude and cause, and its effect on the Project, the environment and the local communities; and
2.

any remedial action which the Borrower has taken or proposes to take with respect to such fact, circumstance, condition or occurrence and the results hereof (as set out in subparagraph iii. (a) to (e)) including the form and amount of any proposed compensation for those affected by such effect and the actual and expected results hereof;

This shall be repeated at monthly intervals thereafter until the Facility Agent is satisfied that the fact, circumstance, condition or occurrence and the results hereof (as set out in subparagraph iii. (a) to (e)) have been satisfactorily remedied;

c.

conduct and complete, or cause to be conducted and completed any investigation, study, sampling and testing (including, if requested by the Facility Agent, submission of a Corrective Action Plan) and undertake any clean-up, removal, remedial or other action necessary to remove and clean up any such fact, circumstance, condition or occurrence and the results hereof (as set out in subparagraph iii. (a) to (e)), as may be required by applicable Environmental and Social Laws or Environmental and Social Standards and promptly notify the Facility Agent of any such action;

iv.	provide the Facility Agent with copies of all written communications with any Governmental Authority relating to (a) any Environmental matter, (b) Environmental

Permits (c) any Environmental and Social Trigger Event, (d) any Environmental or Social Claim (e) any Environmental and Social Investigation, in any event no later than five (5) Business Days after the giving or receiving of any such written communications. Further, within three (3) days after its occurrence, the Borrower shall notify the Facility Agent of any significant community or worker-related protest directed to the Project which can potentially have a Material Adverse Effect on the Project or which potentially may result in national or international media attention;

v.

ensure that any report, certificate or other communication from the Borrower made for the purpose of assessing the environmental or social sustainability of the Project are in form and substance acceptable to the Facility Agent acting on the instructions of EIFO.

vi.

upon written request provide such information concerning any Environmental matters, Environmental and Social Trigger Event, any Environmental and Social Investigation and any Environmental and Social Claim as may be reasonably requested by EIFO;

vii.	ensure that any outstanding cost related to any Environmental and Social Obligations contained herein (incl. any fee due and owing to the IESC) is paid by the Borrower when due.
4	Conditions Subsequent

The Beneficiary Agent shall provide proof of the following:

Borrower to set a target for reduction of scope 3 emissions for the two O-class vessels and share with EIFO no later than 31 December 2024.

5	Events of default/Mandatory prepayment

The following events shall constitute Events of Default/trigger a Mandatory Prepayment under the Facility Agreement which shall give the Facility Agent the right to accelerate all amounts outstanding under the Finance Documents and cancel the EIFO Covered Facility:

(a)

An Environmental and Social Trigger Event occurs and is either incapable of remedy or any Environmental and Social Trigger Event is deemed to be incapable of remedy by the Facility Agent (acting on the instructions of EIFO)

(b)	Any Environmental and Social Trigger Event that is capable of remedy will constitute an Event of Default unless the Borrower complies with the following:
a.

Within fifteen (15) Business days of the Borrowers Knowledge of an Environmental and Social Trigger Event shall the Borrower deliver a CAP to the satisfaction of the Facility Agent, unless the Facility Agent agrees to other course of remedial action or the Facility Agent waives the non-compliance situation,

b.

If the CAP is rejected by the Facility Agent shall the Borrower within three (3) months from the Borrowers Knowledge of the Environmental and Social Trigger Event have delivered a revised CAP which satisfies the Facility Agent,

c.	If the Facility Agent is satisfied with the CAP, shall all actions set out in the CAP be implemented by the Borrower within the agreed time schedule,
d.

At three months intervals hereof, a supplemental Environmental and Social Self-Monitoring Report on implementation of CAP shall be submitted by the Borrower to the satisfaction of the Facility Agent. When all actions are taken in accordance with the time schedule agreed in the CAP, the Environmental and Social Trigger Event will be deemed to be remedied. If all actions are not taken within the time schedule agreed in the CAP, the Environmental and Social Trigger Event will constitute an Event of Default, unless the Facility Agent notifies the Borrower otherwise.

(c)

Failure by the Borrower to give notice to the Facility Agent promptly after the occurrence of an Environmental and Social Trigger Event or becoming aware of any Environmental and Social Investigation, any Environmental and Social Claim, any Material Adverse Effect or national or international media attention.

SIGNATURES

THE BORROWER

CADELER A/S

By: /s/ Peter Brogaard Hansen

Peter Brogaard Hansen

THE GUARANTORS

WIND ORCA LIMITED
By: Peter Brogaard Hansen	/s/ Peter Brogaard Hansen
Attorney-in-fact

WIND OSPREY LIMITED
By: Peter Brogaard Hansen	/s/ Peter Brogaard Hansen
Attorney-in-fact

THE ARRANGERS

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

COÖPERATIEVE RABOBANK U.A.

By:	/s/ G.C. Haanschoten
G.C. Haanschoten
Managing Director

By:	/s/ W.F. Zetteler
W.F. Zetteler
Managing Director
Proxy AB

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

DANSKE BANK A/S

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Angeline Teo
Angeline Teo
OCBC Bank

SOCIETE GENERALE

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:	/s/ Amy Chow
Amy Chow
Managing Director
Shipping Finance

THE AGENT

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE SECURITY AGENT

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE EIFO AGENT

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE BOOKRUNNER AND CO-ORDINATOR

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE LENDERS

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

COÖPERATIEVE RABOBANK U.A.

By:	/s/ G.C. Haanschoten
G.C. Haanschoten
Managing Director

By:	/s/ W.F. Zetteler
W.F. Zetteler
Managing Director
Proxy AB

DANSKE BANK A/S

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Angeline Teo
Angeline Teo
OCBC Bank

SOCIETE GENERALE

By:	/s/ Jennifer Carr
Jennifer Carr,
Attorney-in-fact

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:	/s/ Amy Chow
Amy Chow
Managing Director
Shipping Finance

THE HEDGING PROVIDERS

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

COÖPERATIEVE RABOBANK U.A.

By:	/s/ G.C. Haanschoten
G.C. Haanschoten
Managing Director

By:	/s/ W.F. Zetteler
W.F. Zetteler
Managing Director
Proxy AB

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

DANSKE BANK A/S

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Angeline Teo
Angeline Teo
OCBC Bank

SOCIETE GENERALE

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:	/s/ Amy Chow
Amy Chow
Managing Director
Shipping Finance